Exhibit 10.5

LOAN AND SECURITY AGREEMENT

dated as of October 28, 2025

by and among

BLKM IV, LLC, as Borrower,

CIBC BANK USA,
as a Lender and as Administrative Agent for all Lenders,

and

The Other Financial Institutions Parties Hereto as the Lenders

TABLE OF CONTENTS

Page

1.	DEFINITIONS	1
1.1	General Terms	1
1.2	Other Interpretive Provisions	33
1.3	Accounting Terms; Changes in GAAP	33
1.4	Divisions	34
1.5	Rates	34
2.	COMMITMENT; INTEREST; FEES	34
2.1	Revolving Loans	34
2.2	Uncommitted Incremental Revolving Loan Commitment Increase	36
2.3	Reduction of Revolving Loan Commitment by the Borrower	37
2.4	Principal Balance of Liabilities Not to Exceed the Maximum Revolving Facility	37
2.5	The Borrower’s Loan Register	37
2.6	Statements	37
2.7	Interest	38
2.8	Method for Making Payments	39
2.9	Term of this Agreement	39
2.10	Optional Prepayment of Loans	40
2.11	Limitation on Charges	40
2.12	Additional Provisions Regarding Borrowing; SOFR Loans	40
2.13	Setoff	41
2.14	Termination of Revolving Loan Commitment	42
2.15	Unused Line Fee	42
2.16	Fee Letter (Agent)/Fee Letter (Lenders)	42
2.17	Mandatory Prepayments	42
2.18	Settlement Procedures	43
2.19	Presumptions by Administrative Agent	43
2.20	Proration of Payments	44
2.21	Extension of Maturity Date	44
3.	FUNDING LOSSES; REPLACEMENT OF LENDERS; BENCHMARK; TAXES	45
3.1	Increased Costs	45
3.2	Inability to Determine Rates	46
3.3	Illegality	46
3.4	Compensation for Losses	46
3.5	Mitigation of Circumstances; Replacement of Lenders	47
3.6	Conclusiveness of Statements; Survival of Provisions	48
3.7	Lender Statements	48
3.8	Benchmark Replacement Setting; Benchmark Conforming Changes	48
3.9	Further Documentation; Loss of Notes	49

3.10	Taxes	49
4.	UNDERLYING LOAN DOCUMENT REQUIREMENTS; ESCROW ACCOUNT; ATTORNEY-IN-FACT	52
4.1	Underlying Loan Documents	52
4.2	Status of Underlying Obligors and Underlying Loans	52
4.3	Collection of Payments	53
4.4	Appointment of the Administrative Agent as the Borrower’s Attorney-in-Fact	54
5.	CONDITIONS OF LOANS	55
5.1	Conditions to all Loans	55
5.2	Initial Loans	59
6.	COLLATERAL	62
6.1	Security Interest	62
6.2	Preservation of Collateral and Perfection of Security Interests Therein	62
6.3	Loss of Value of Collateral	63
6.4	Right to File Financing Statements	63
6.5	Third Party Agreements	63
6.6	All Loans One Obligation	63
6.7	Commercial Tort Claim	64
7.	REPRESENTATIONS AND WARRANTIES	64
7.1	Existence	64
7.2	Authority	64
7.3	Binding Effect	65
7.4	Financial Data	65
7.5	Collateral	65
7.6	Solvency	65
7.7	Principal Place of Business; State of Organization	65
7.8	Other Names	65
7.9	Tax Liabilities	65
7.10	Loans	66
7.11	Margin Securities	66
7.12	Organizational Structure	66
7.13	Litigation and Proceedings	66
7.14	Other Agreements	66
7.15	Compliance with Laws and Regulations	66
7.16	Intellectual Property	66
7.17	Environmental Matters	67
7.18	Disclosure	67
7.19	[Reserved]	67
7.20	Perfected Security Interests	67
7.21	FCPA	67
7.22	Broker’s Fees	67
7.23	Investment Company Act	67
7.24	Underlying Loans	67

7.25	Underlying Loan Documents	68
7.26	Commercial Leases	68
7.27	Consideration	68
7.28	USA Patriot Act	69
7.29	Absence of Foreign or Enemy Status	69
7.30	HIPAA Compliance	69
7.31	Labor Matters	69
7.32	Capitalization	69
7.33	Government Contracts	70
7.34	OFAC	70
7.35	Title to Property	70
7.36	Special Purpose Entity Provisions	70
8.	AFFIRMATIVE COVENANTS	70
8.1	Reports, Certificates and Other Information	70
8.2	Inspection; Audit Fees	72
8.3	Conduct of Business	73
8.4	Claims and Taxes	73
8.5	State of Incorporation or Formation	73
8.6	Liability Insurance	74
8.7	Property and Other Insurance	74
8.8	Environmental	75
8.9	Banking Relationship	75
8.10	Intellectual Property	76
8.11	Change of Location; Etc	76
8.12	[Reserved	76
8.13	US Patriot Act	76
8.14	Underlying Loans	76
8.15	Further Assurances	77
8.16	Compliance with Anti-Terrorism Orders	77
8.17	[Reserved]	78
8.18	ERISA	78
8.19	FCPA	78
8.20	Post-Closing Covenant	78
8.21	Special Purpose Entity Provisions	78
9.	NEGATIVE COVENANTS	79
9.1	Encumbrances	79
9.2	Indebtedness	79
9.3	Consolidations, Mergers or Transactions; Subsidiary	79
9.4	Investments or Loans	79
9.5	Guarantees	79
9.6	Disposal of Assets	80
9.7	Use of Proceeds	80
9.8	Loans to Officers	80
9.9	Dividends, Distributions and Stock Redemptions	80
9.10	Settling of Underlying Loans	80

9.11	Transactions with Affiliates	80
9.12	Financial Covenants	81
9.13	Change in Nature of Business	81
9.14	Other Agreements	81
9.15	Blocked Accounts and Lock Box Accounts	82
9.16	Amendments to Restricted Documents; Amendments to Underlying Loan Documents	82
9.17	Formation	82
9.18	Environmental	82
9.19	Fiscal Year	82
9.20	Restrictions on Fundamental Changes	82
9.21	Margin Stock	83
9.22	Truth of Statements and Certificates	83
9.23	ERISA	83
10.	[RESERVED]	83
11.	DEFAULT, RIGHTS AND REMEDIES OF THE ADMINISTRATIVE AGENT	83
11.1	Event of Default	83
11.2	Acceleration	86
11.3	Rights and Remedies Generally	86
11.4	Entry Upon Premises and Access to Information	87
11.5	Sale or Other Disposition of Collateral by the Administrative Agent	87
11.6	Waivers (General)	88
11.7	Waiver of Notice	90
11.8	Injunctive Relief	90
11.9	Marshalling; Recourse to Borrower	90
11.10	Advice of Counsel	91
11.11	Credit Bidding	91
11.12	Equity Cure	92
12.	MISCELLANEOUS	93
12.1	Waiver; Amendment	93
12.2	Costs and Attorneys’ Fees	95
12.3	Expenditures by the Administrative Agent	96
12.4	Custody and Preservation of Collateral	96
12.5	Reliance by the Lenders	96
12.6	Assignability; Parties	97
12.7	Severability; Construction	97
12.8	Application of Payments	97
12.9	Payments Set Aside	98
12.10	Sections and Titles; UCC Termination Statements	98
12.11	Continuing Effect; No Joint Venture	98
12.12	Notices	99
12.13	Equitable Relief	101
12.14	Entire Agreement	101

12.15	Participations and Assignments	101
12.16	INDEMNIFICATION BY BORROWER	104
12.17	Representations and Warranties	105
12.18	Counterparts	105
12.19	Limitation of Liability of Administrative Agent and Lenders	106
12.20	Borrower Authorizing Accounting Firm	106
12.21	Confidentiality; Press Releases	106
12.22	Fax Signatures	108
12.23	Time; Inconsistency	108
12.24	Relationship	108
12.25	Acting Through Agents	108
12.26	Nonliability of Administrative Agent and Lenders	108
12.27	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	109
12.28	Acknowledgment Regarding any Supported QFCs	109
13.	AGENCY	109
13.1	Appointment and Authorization	109
13.2	Delegation of Duties	110
13.3	Exculpation of Administrative Agent	110
13.4	Reliance by Administrative Agent	110
13.5	Notice of Default	111
13.6	Credit Decision	111
13.7	Indemnification	112
13.8	Administrative Agent in Individual Capacity	112
13.9	Successor Administrative Agent	113
13.10	Collateral Matters; Restriction on Lenders; Etc	113
13.11	Administrative Agent May File Proofs of Claim	114
13.12	Other Agents; Arrangers and Managers	115
13.13	Revolving Loan Principal Payment; Return of Payments	115
13.14	Defaulting Lender	117
13.15	Replacement of Certain Lenders	119
13.16	Deductions by Administrative Agent	120
14.	JURISDICTION; JURY TRIAL WAIVER	120
14.1	SUBMISSION TO JURISDICTION; WAIVER OF VENUE	120
14.2	GOVERNING LAW	121
14.3	JURY TRIAL	121

v

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of October 28, 2025, is by and among BLKM IV, LLC, a Delaware limited liability company (the “Borrower”), and CIBC BANK USA, an Illinois banking corporation in its individual capacity (“CIBC”), the other financial institutions parties hereto (together with CIBC, the “Lenders”), CIBC BANK USA, an Illinois banking corporation in its capacity as administrative agent for the Lenders (together with its successors and assigns, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower has requested, and the Lenders have agreed to make, certain revolving loans, upon the terms and provisions and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of the revolving loans now or hereafter made to or for the benefit of the Borrower, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1. DEFINITIONS.

1.1 General Terms. When used herein, the following terms shall have the following meanings:

“Accounts” means collectively (a) any right to payment of a monetary obligation, arising from the delivery of goods or the provision of services, (b) without duplication, any “account” (as that term is defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as that term is defined in the UCC), any “payment intangibles” (as that term is defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, in each case arising from the delivery of goods or the provision of services, (c) all accounts, general intangibles, Intellectual Property, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Agreements in respect of the foregoing, (d) all information and data compiled or derived by Borrower or to which Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by any Lender for the account of Borrower or its Subsidiaries.

“Administrative Agent” means CIBC Bank USA, an Illinois banking corporation, in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

“Administrative Agent Advances” shall have the meaning ascribed to such term in Section 13.13(a)(1) hereof.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” shall have the meaning ascribed to such term in Section 13.15(a)(3) hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, without limitation, all shareholders, members, partners, directors, managers, and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise. Unless expressly stated otherwise herein, neither Administrative Agent nor any Lender shall be deemed an Affiliate of any Credit Party, nor shall any Underlying Obligor be deemed to be an Affiliate of Borrower or any other Credit Party solely as a result of incurring the Underlying Loans. Notwithstanding anything to the contrary contained here, Parent, Pledgor, Servicer and Originator shall each be deemed an Affiliate of Borrower.

“Agreement” means this Loan and Security Agreement as the same may be restated, modified, supplemented or amended from time to time.

“Allonge” means, individually and collectively, each Allonge executed and delivered by Originator in favor of Administrative Agent for the benefit of the Lenders, in each case as amended, restated, supplemented or otherwise modified in accordance with the terms thereof and substantially in the form attached hereto as Exhibit A.

“Applicable Base Rate Margin” shall have the meaning set forth in the Fee Letter (Lenders).

“Applicable SOFR Margin” shall have the meaning set forth in the Fee Letter (Lenders).

“Appraisal” means a complete, self-contained appraisal of the applicable Property performed in accordance with FIRREA and the Administrative Agent’s appraisal requirements by an independent appraiser MAI licensed in the state in which the Property is located and approved by the Administrative Agent in its reasonable discretion. For the avoidance of doubt, the parties agree that the following appraisers are hereby approved by the Administrative Agent: (i) Cushman & Wakefield, (ii) Colliers, (iii) Newmark, (iv) CBRE, (v) JLL and (vi) BBG.

“Approved Exception Report” means, with respect to any Underlying Loan, any Exception Report furnished by Borrower to Administrative Agent and approved by Administrative Agent in writing (which may be by electronic mail) prior to the date of the related Revolving Loan.

“Assignee” shall have the meaning ascribed to such term in Section 12.15(a) hereof.

“Assignment Agreement” shall have the meaning ascribed to such term in Section 12.15 hereof.

“Assignment Documents” means that certain omnibus assignment, allonge, mortgage/deed of trust assignment, ALR assignment, UCC-3 assignments, and any other assignment documents delivered by the Originator of an Underlying Loan to Borrower evidencing the assignment and conveyance of such Underlying Loan to Borrower, in each case to the extent reasonably acceptable to the Administrative Agent.

“Assignment of Mortgage/Deed of Trust” means, individually and collectively, each Assignment of Mortgage, Assignment of Leases and Rents, Security Agreement, and Fixture Filing executed and delivered by Borrower in favor of Administrative Agent for the benefit of the Lenders, in each case as amended, restated, supplemented or otherwise modified in accordance with the terms thereof and substantially in the form attached hereto as Exhibit A (with such revisions as may be necessary to comply with local real estate law and are reasonably acceptable to the Administrative Agent).

“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Term SOFR Interest Period” or similar term pursuant to Section 3.8.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any service provided to, facility extended to, or transaction entered into with, any Credit Party by any Lender or its Affiliates consisting of, (a) deposit accounts, (b) cash management services, including, without limitation, controlled disbursement, lockbox, electronic funds transfers (including, without limitation, book transfers, Fedwire transfers and ACH transfers), online reporting and other services relating to accounts maintained with a Lender or its Affiliates, (c) debit cards and credit cards, (d) Hedging Agreements or (e) so long as prior written notice thereof is provided to Agent by the Lender (or its Affiliate) providing such service, facility or transaction and Agent consents in writing to its inclusion as a Bank Product, any other service provided to, facility extended to or transaction entered into with any Credit Party by a Lender or its Affiliates; provided that consistent with Section 8.9 hereof the Deposit Accounts specified therein shall be maintained with CIBC and not any other Lender.

“Bank Product Agreements” means those certain agreements pursuant to which any Lender or its Affiliates provide any of the Bank Products to any Credit Party including, without limitation, Hedging Agreements.

“Bank Product Obligations” means all obligations, liabilities, reimbursement obligations, contingent reimbursement obligations, fees, or expenses owing by Borrower to any Lender or its Affiliates pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower is obligated to reimburse to Administrative Agent or any Lender as a result of Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrower pursuant to the Bank Product Agreements.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended from time to time, and any successor statute.

“Base Rate” means, solely with respect to Sections 2.7(a), 3.2 and 3.3 hereof, the greater of (a) the corporate base rate of interest per annum identified from time to time by the Administrative Agent, as its base or prime rate, which rate shall not necessarily be the lowest rate of interest which the Administrative Agent charges its customers and (b) the Federal Funds Rate plus one-half of one percent (0.5%). Any change in the Base Rate shall be effective as of the effective date of such change.

“Base Rate Loan” means a Loan that bears interest at an interest rate based on the Base Rate plus the Applicable Base Rate Margin, solely with respect to Sections 2.7(a), 3.2 and 3.3 hereof.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8.

“Benchmark Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any modifications, supplements, amendments, technical, administrative or operational changes or other conforming changes that Administrative Agent decides may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Financing Agreements).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by Administrative Agent in its discretion giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Financing Agreements.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities, at such time.

“Benchmark Replacement Date” means a date and time determined by Administrative Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Agreement in accordance with Section 3.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Agreement in accordance with Section 3.8.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BlackRock Advisor” means BlackRock Financial Management, Inc., a Delaware corporation.

“BlackRock Subscription Agreement” shall mean, that certain Subscription Agreement, dated March 4, 2025, from BlackRock Advisor to Parent, pursuant to which BlackRock Advisor has committed to purchase Class E common shares of beneficial interests of Parent, as same may be amended, modified and/or restated from time to time.

“Blocked Account Agreement” means the Administrative Agent’s standard blocked account agreement, deposit account control agreement (or similar agreement) signed by the Borrower relating to the Demand Deposit Account, the Escrow Account and each other Deposit Account maintained by Borrower with Administrative Agent relating to payments by each Underlying Obligor with respect to the Underlying Loans, as the same may be modified, supplemented, restated or amended from time to time, which must be in form and substance reasonably acceptable to the Administrative Agent.

“Blocked Persons List” shall have the meaning ascribed to such term in Section 7.28 hereof.

“Borrowing Base” has the meaning identified on Schedule 1 attached hereto.

“Borrowing Date” means a date on which a Loan is made hereunder.

“Borrowing Notice” shall have the meaning ascribed to such term in Section 2.12 hereof.

“Business Day” means a day of the week (but not a Saturday, Sunday or holiday) on which the Chicago, Illinois offices of Administrative Agent are open to the public for carrying on substantially all of Administrative Agent’s business functions, provided, however, that when used in the context of a SOFR Loan, the term “Business Day” shall also exclude any day that is not also a SOFR Business Day. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capitalized Lease Obligations” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” means any of the following: (a) cash, (b) direct obligations of, or obligations on which the principal and interest are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof; (c) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P; (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria of clause (d) above; (f) (i) mortgage loans that are subject to a commitment to purchase from any of Fannie Mae, Freddie Mac, Ginnie Mae, the United States Federal Housing Administration or the United States Department of Housing and Urban Development (individually an “Agency”), (ii) securities issued or guaranteed by any Agency in connection with the sale or transfer of mortgage loans, and (iii) commercial mortgage backed securities rated at least “Aaa” (or the then equivalent grade) by Moody’s or “AAA” (or the then equivalent grade) by S&P; (g) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P; (h) undrawn equity commitments that qualify for draws under subscription lines; (i) equity subscriptions received in good order with receipt of funds scheduled to occur within 5 business days; (j) undrawn funds available from secured facilities to the extent collateral has been pledged and accepted by the secured lender and the secured lender has confirmed the total amount of funding available to draw against the pledged collateral; (k) undrawn funds available from committed funding facilities; and (l) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (b) through (i) above.

“Cash Flow Based Advance Loan” has the meaning identified on Schedule 1 attached hereto.

“CERCLA” means the Comprehensive Environmental Release Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Certificates” shall have the meaning ascribed to such term in Section 5.2(b)(6) hereof.

“CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Service, a part of TRICARE, a medical benefits program supervised by the U.S. Department of Defense.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, policy, guideline, directive or treaty; (b) any change in any law, rule, regulation, policy, guideline, directive or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall mean, without the prior written approval of Administrative Agent, the occurrence of any of the following events: (a) the consummation of a merger or consolidation of Parent with or into another entity or any other reorganization of Parent if Parent is not the surviving entity following such merger, consolidation or reorganization, (b) Parent ceases to own and control, of record and beneficially, directly or indirectly, 100% of the outstanding capital Stock of Borrower or Pledgor, (c) either of BlackRock Financial Management, Inc., or MonticelloAM, LLC, is no longer a party to a co-advisory agreement with Parent relating to management of the repurchase facility contemplated hereunder and the collateral subject thereto, (d) either of BlackRock Financial Management, Inc., or MonticelloAM, LLC shall no longer have the right to designate at least one Trustee for election to the Board of Parent, (e) reserved, (f) Parent and Borrower are no longer under common control, (g) Pledgor ceases to directly own and control, of record and beneficially, 100% of the outstanding capital Stock of Borrower, or (h) any Person, resulting from a transfer, becomes an owner, of record and beneficially, directly or indirectly, of twenty-five percent (25%) or more of the outstanding capital Stock of Borrower or Parent and has not completed Buyer’s “Know Your Customer” process; provided that, with respect to this clause (h), Administrative Agent’s “Know Your Customer” process shall mean that Administrative Agent shall have notified Borrower in writing that such process is completed and the results of such process are satisfactory to Administrative Agent, which Administrative Agent shall confirm or deny within three (3) Business Days of Administrative Agent’s receipt from Borrower of the legal name, business address and such other information as may be reasonably necessary to identify such Person.

“Closing Date” means the date of this Agreement.

“CMS” means the Centers for Medicare and Medicaid Services of HHS and any Person succeeding to the functions thereof.

“Collateral” shall have the meaning ascribed to such term in Section 6.1 hereof; provided, however, as used in this Agreement, the term “Collateral” shall not include any or all Underlying Collateral other than the rights to the Underlying Loan Documents.

“Collateral Assignment of Note, Mortgage, Assignment of Leases and Rents, Security Agreement, and Other Loan Documents” means, individually and collectively, each Collateral Assignment of Note, Mortgage, Assignment of Leases and Rents, Security Agreement, and Other Loan Documents executed and delivered by Borrower in favor of Administrative Agent for the benefit of the Lenders, in each case as amended, restated, supplemented or otherwise modified in accordance with the terms thereof and substantially in the form attached hereto as Exhibit A (with such revisions as may be necessary to comply with local real estate law and are reasonably acceptable to the Administrative Agent). For the avoidance of doubt, each Collateral Assignment of Note, Mortgage, Assignment of Leases and Rents, Security Agreement, and Other Loan Documents shall include a present collateral assignment of Borrower’s rights under each Underlying Loan Document, including, without limitation, an assignment of each UCC financing statement filed by the Originator with respect to each Underlying Obligor.

“Collateral Assignment of Underlying Loan Documents” means, individually and collectively, each Collateral Assignment of Underlying Loan Documents executed and delivered by Borrower in favor of Administrative Agent for the benefit of the Lenders, in each case as amended, restated, supplemented or otherwise modified in accordance with the terms thereof and substantially in the form attached hereto as Exhibit A. For the avoidance of doubt, each Collateral Assignment of Underlying Loan Documents shall include a present collateral assignment of Borrower’s rights under each Underlying Loan Document, including, without limitation, an assignment of each UCC financing statement filed by the Originator with respect to each Underlying Obligor.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate, duly executed by a Duly Authorized Officer of Borrower, appropriately completed and substantially in the form of Exhibit B hereto.

“Convertible Debt Securities” shall mean any debt securities of Parent, the terms of which provide for conversion into capital Stock, cash by reference to such capital Stock, or a combination thereof.

“Covered Entity” means any of the following: (i) a “covered entity” as defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Party” means Borrower, the Parent, and each other Person that is or becomes primarily or secondarily liable for the Liabilities, whether as a principal, surety, guarantor,

endorser or otherwise; provided, however, the “Credit Parties” shall not be deemed to include any of the Underlying Obligors, the Originator or the Servicer.

“Credit Termination Date” means the earlier of (a) such date on which the Revolving Loan Commitment shall terminate pursuant to Section 11.2 hereof, or (b) such other date as is mutually agreed in writing between the Borrower and the Administrative Agent (with the consent of the Required Lenders).

“Cure Amount” is defined in Section 11.12(b).

“Cure Notice” is defined in Section 11.12(a).

“Custodian” means Computershare Trust Company, N.A., and any other third-party custodian mutually acceptable to Administrative Agent and Borrower.

“Custodial Agreement” means that certain Custodial Agreement dated as of the date hereof by and among Borrower, Administrative Agent and Custodian, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.

“Deemed Approval Requirements” means Borrower shall review any request for approval under Section 12.15 promptly and shall use commercially reasonable efforts to respond to such request within five (5) Business Days (the “Initial Review Period”). If Borrower fails to disapprove or approve any proposed matter as to which Borrower’s prior approval is required under Section 12.15 within the Initial Review Period, Administrative Agent shall send a notice (in each case, a “Second Notice”) and Borrower shall have five (5) additional Business Days from receipt of such Second Notice in which to approve or disapprove such matter (the “Final Review Period”), provided that such Second Notice is marked in bold lettering with the following language; “BORROWER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS SECOND NOTICE PURSUANT TO THE TERMS OF SECTION 12.15 OF THE LOAN AND SECURITY AGREEMENT DATED OCTOBER 28, 2025” and the envelope or subject line in the email transmission containing the Second Notice must be marked “PRIORITY.” In the event Borrower fails to respond to the request for approval within the Final Review Period, Borrower’s approval shall be deemed given for all purposes under this Agreement.

“Default” means an (a) event, circumstance or condition which through the passage of time or the service of notice or both would (assuming no action is taken to cure the same) mature into an Event of Default or (b) an Event of Default.

“Default Rate” shall have the meaning set forth in the Fee Letter (Lenders).

“Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of requested Loans on the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a Bail-In Action.

“Demand Deposit Account” shall have the meaning ascribed to such term in Section 4.3 hereof.

“Deposit Accounts” means any deposit, securities, operating, lockbox, blocked or cash collateral account (including, without limitation, the Escrow Account and the Demand Deposit Account), together with any funds, instruments or other items credited to any such account from time to time, and all interest earned thereon.

“Disposition Payment” shall mean, with respect to any Underlying Loan, any payment received by Borrower representing all or any portion of a deposit or sales proceeds received by the related Underlying Obligor with respect to the related Property in connection with the sale or disposition thereof.

“Dollars”, “dollars” or “$” each means lawful money of the United States of America.

“Duly Authorized Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, Chairman, Senior Vice President(s), the Chief Financial Officer, the Vice President(s), Treasurer and Secretary of the applicable Person.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Underlying Loan” means an Underlying Loan the repayment of which is owing to Borrower and that meets, and so long as it continues to meet, the following requirements:

(a) Borrower has the right to subject it to a security interest in favor of Administrative Agent or collaterally assign it to Administrative Agent;

(b) immediately prior to the transfer of such Underlying Loan by the Originator to the Borrower, the Originator had full legal and equitable title to such Underlying Loan free and clear of all Liens except for Permitted Liens;

(c) it is a valid, legally enforceable and unconditional obligation of the Underlying Obligor thereunder, and it shall not be an Eligible Underlying Loan to the extent of any setoff, counterclaim or adjustment by such Underlying Obligor, or if it is subject to any claim by such Underlying Obligor denying liability thereunder in whole or in part, to the extent of such claim;

(d) it does not arise out of an Underlying Loan or Underlying Loan Documents which fail in any material respect to comply with the requirements of applicable Law;

(e) it is not an Underlying Loan with respect to which the Underlying Obligor is the United States or any state or local government, or any department, agency or instrumentality thereof;

(f) the Underlying Obligor thereunder is not a member, partner, shareholder, director, officer, manager, employee or agent of a Credit Party, or a Subsidiary, Parent or Affiliate of a Credit Party;

(g) the Underlying Obligor is located within any State or Commonwealth of the United States, or the District of Columbia;

(h) it was approved by the Borrower’s, Originator’s and/or Parent’s, as applicable, internal credit committee;

(i) reserved;

(j) it is freely assignable to Administrative Agent and its successors and assigns without the consent of the Underlying Obligor and any other Person;

(k) no Person other than the Underlying Obligor or its Affiliates receives the benefit of the proceeds of the Underlying Loans or owns property which is material to the Originator’s credit decision to make such Underlying Loans;

(l) it is secured by a perfected first priority Lien in favor of Originator (assigned to the Borrower and collaterally assigned to Administrative Agent) on the Underlying Collateral, free and clear of all other Liens (other than Underlying Permitted Liens) and neither Originator nor Borrower has subordinated its rights in the Underlying Collateral or agreed with other lenders that the proceeds of such Underlying Collateral shall be paid to such other lenders before being applied to such Underlying Loan;

(m) a summary of material terms and a copy of the related underwriting approval or credit memorandum, together with such other supporting documentation reasonably requested by Administrative Agent, have been furnished to Administrative Agent prior to or at the time of the closing of such Underlying Loan and with respect to which the Underlying Loan Certificate has been delivered to Administrative Agent and the required document deliveries have been (or will be) made in accordance with Section 5.1 within the time period provided in such Section;

(n) it is not an Underlying Loan with respect to which Originator or Borrower has assigned or participated to any Person (other than to Administrative Agent) a portion of such Underlying Loan or any commitment to make such Underlying Loan to the Underlying Obligor;

(o) for each Underlying Loan, it is an Underlying Loan with respect to which the applicable Underlying Loan Documents contain representations, warranties and covenants customarily applicable to secured loans to borrowers operating in the healthcare industry (with such negotiated changes as are approved by a senior officer of Borrower acting prudently that are not materially adverse to the rights, claims and obligations of Borrower, and such other changes as are acceptable to Administrative Agent in its reasonable discretion) and the Underlying Loan Documents comply with Healthcare Laws in all material respects;

(p) it is not a Non-Performing Underlying Loan;

(q) as of the date on which such Underlying Loan is assigned to Borrower, Borrower holds an Underlying Note(s) with an aggregate outstanding principal balance of at least $5,000,000 for such Underlying Loan; and

(r) it satisfies all of the applicable requirements identified on Schedule 1 attached hereto and made a part hereof.

For the avoidance of doubt, no Eligible Underlying Loan that ceases to satisfy each of the foregoing criteria shall be considered to be an Eligible Underlying Loan without the prior written consent of Administrative Agent, which consent may be withheld by the Administrative Agent in its sole discretion.

“Environmental Laws” means all federal, state, local, and foreign laws, statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, or radiation, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; CERCLA; the Toxic Substance Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 466 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; state and federal superlien and environmental cleanup programs.

“Environmental Notice” means any written summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other written communication, addressed to the applicable Person or any officer thereof, from the United States Environmental Protection Agency or other federal, state or local agency or authority concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the property of the applicable Person which could result in the applicable Person incurring a material liability or which could reasonably be expected to have a Material Adverse Effect, or the imposition of any Lien on property, or any alleged violation of or responsibility under Environmental Laws which could result in the applicable Person incurring a material liability or which could reasonably be expected to have a Material Adverse Effect.

“Equipment” means “equipment” as defined in the UCC, including, without limitation, any and all of the applicable Person’s machinery, equipment, vehicles, fixtures, furniture, computers, appliances, tools, and other tangible personal property (other than Inventory), whether located on such Person’s premises or located elsewhere, together with any and all accessions, parts and appurtenances thereto, whether presently owned or hereafter acquired by such Person.

“Equity Cure” is defined in Section 11.12.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations thereunder.

“ERISA Affiliate” means any corporation, trade or business, which together with the applicable Person would be treated as a single employer under Section 4001 of ERISA.

“Escrow Account” shall have the meaning ascribed to such term in Section 4.3(b) hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning ascribed to such term in Section 11.1 hereof.

“Exception Report” shall mean a written list prepared by Borrower and delivered to Administrative Agent prior to the date of any Revolving Loan with respect to any Underlying Loan, specifying in reasonable detail, all exceptions of which Borrower has knowledge to the representations and warranties set forth in this Agreement relating to such Underlying Loan.

“Excluded Hedging Obligation” means any Hedging Obligation that arises from any guaranty or collateral pledge with respect to the Liabilities that becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of any guarantor’s or pledgor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time any applicable guaranty or pledge agreement or similar collateral document becomes effective with respect to such related Hedging Obligation, but such exclusion shall only be effective for so long as it would otherwise be so illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Loan Commitment pursuant to the applicable Laws in effect on the date on which (i)

such Lender acquires such interest in the Loan or Revolving Loan Commitment (other than pursuant to an assignment made at the request of any Credit Party) or (ii) such Lender changes its lending office (other than change in lending office made at the request of any Credit Party), except in each case to the extent that, pursuant to Section 7.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) United States federal withholding Taxes that would not have been imposed but for such Recipient’s failure to comply with Section 3.10(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” or “Facilities” shall mean any one or more of the skilled nursing homes, assisted living facilities and memory care facilities located on the Property and owned by an Underlying Obligor in connection with its business.

“Fannie Mae” shall mean Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association, or any successor thereto.

“FATCA” means Sections 1471 through 1474 of the Tax Code, as enacted as of the date hereof (or any amendment or successor to any such Section so long as such amendment or successor is substantially similar to the purpose and obligations of and not more onerous to comply with than such Sections as such Sections were in effect as of the date of this Agreement) and any Treasury Regulation promulgated thereunder implementing such Sections.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., as amended, and the rules and regulations thereunder.

“Federal Funds Rate” shall have the meaning ascribed to such term in Section 13.13(c) hereof.

“Fee Letter (Agent)” means that certain letter agreement dated as of even date herewith by and between CIBC and Borrower, pursuant to which, among other things, the arrangement relating to compensation for certain services rendered by the Administrative Agent is set forth (together, if applicable, with any similar letter from Administrative Agent to the Lenders regarding their respective share of any particular fee payable by Borrower).

“Fee Letter (Lenders)” means that certain letter agreement dated as of even date herewith by and between Administrative Agent, the Lenders and Borrower, pursuant to which, among other things, the arrangement relating to certain fees and pricing is set forth.

“Financial Covenant Default” is defined in Section 11.12.

“Financing Agreements” means any and all agreements, instruments, certificates and documents, including, without limitation, security agreements, loan agreements, notes, guarantees, keep well agreements, landlord waivers, mortgages, deeds of trust, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, assignments, collateral assignments, perfection certificates, interest rate protection agreements, reimbursement agreements, contracts, notices, leases, collateral assignments of key man life insurance policies, financing statements and all other written matter (including, without limitation, this Agreement, the Revolving Credit Notes, the Guaranty, the Pledge Agreement, each Collateral Assignment of

Underlying Loan Documents, each Collateral Assignment of Note, Mortgage, Assignment of Leases and Rents, Security Agreement, and Other Loan Documents, each Assignment of Mortgage/Deed of Trust, the Custodial Agreement, the Servicing Agreement, the Servicer Notice, the Blocked Account Agreement, the Certificates, the Fee Letter (Agent), the Fee Letter (Lenders), Hedging Agreements and any other Bank Product Agreement), in each case evidencing, securing or relating to the Loans and the Liabilities, whether heretofore, now, or hereafter executed by or on behalf of the Borrower, any Affiliate, or any other Person, and delivered to or in favor of the Administrative Agent or any Lender, together with all agreements and documents referred to therein or contemplated thereby, all as such documents are amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time; provided, however, the “Financing Agreements” shall not be deemed to include any of the Underlying Loan Documents.

“First Extended Maturity Date” means October 28, 2029.

“First Extension Fee” shall have the meaning set forth in the Fee Letter (Agent).

“First Extension Option” is defined in Section 2.21(a).

“First Extension Request” is defined in Section 2.21(a).

“Fiscal Quarter” means the three (3) month period ending on March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” means the twelve (12) month period commencing on January 1 and ending on December 31 of each calendar year.

“Floor” shall have the meaning set forth in the Fee Letter (Lenders).

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.

“General Intangibles” means “general intangibles” as defined in the UCC, including, without limitation, any and all general intangibles, choses in action, causes of action, rights to the payment of money (other than Accounts), and all other intangible personal property of the applicable Person of every kind and nature wherever located and whether currently owned or hereafter acquired by such Person (other than Accounts), including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, service marks, service mark applications, trademark applications, brand names, trade names, trademarks and all goodwill symbolized thereby and relating thereto, trade styles, trade secrets, registrations, domain names, websites, computer software, advertising materials, distributions on certificated and uncertificated securities, investment property, securities entitlements, goodwill, operational manuals, product formulas for industrial processes, blueprints, drawings, copyrights, copyright applications, rights and benefits under contracts, licenses, license agreements, permits, approvals, authorizations which are associated with the operation of the applicable Person’s business and granted by any Person, franchises, customer lists, deposit accounts, tax refunds, tax refund claims, and any letters of credit, guarantee claims, security interests or other security held by or granted to the applicable Person to secure payment by an Underlying Obligor of any of such Person’s Accounts, and, to the maximum extent permitted by applicable Law, any recoveries or amounts received in connection with any litigation or settlement of any litigation.

“Ginnie Mae” means the Government National Mortgage Association, or any successor thereto.

“Governing Documents” shall have the meaning ascribed to such term in Section 9.14 hereof.

“Governmental Approvals” means, collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority for any applicable Person to operate such Person’s business or own such Person’s property and assets.

“Governmental Authority” means and includes any federal, state, District of Columbia, county, municipal, or other government and any political subdivision, department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.

“Guarantor” means Parent in its capacity as the guarantor pursuant to the Guaranty.

“Guaranty” means that certain Guaranty of Non-Recourse Carve-Outs of even date herewith made by Guarantor in favor of Administrative Agent (for the benefit of Lenders and Administrative Agent), as the same may be amended, restated, reaffirmed, or modified from time to time in accordance with its terms, which must be reasonably satisfactory to Administrative Agent in form and substance.

“Hazardous Substances” means hazardous substances, materials, wastes, and waste constituents and reaction by-products, pesticides, oil and other petroleum products, and toxic substances, including, without limitation, asbestos and PCBs, as those terms are defined pursuant to Environmental Laws.

“Healthcare Laws” means all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities, assisted living and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation: (a) all federal and state fraud and abuse laws, including, but not limited to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.); (b) TRICARE; (c) CHAMPUS, (d) Medicare; (e) Medicaid; (f) HIPAA; (g) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (h) all laws, policies, procedures, permits, requirements, certifications, and regulations pursuant to which licenses, approvals and accreditation certificates are issued in order to operate medical, senior housing facilities, assisted living facilities, or skilled nursing facilities; and (i) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (i) as may be amended from time to time.

“Hedging Agreement” means any agreement with respect to any swap, collar, cap, future, forward or derivative transaction, whether exchange traded, over the counter or otherwise, including any involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments, any economic, financial or pricing index or basis, or any similar transaction, including any option with respect to any of these transactions and any combinations of these transactions.

“Hedging Obligation” means any Hedging Agreement or related obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“HHS” means the United States Department of Health and Human Services and any Person succeeding to the functions thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Implied Market Value” has the meaning identified on Schedule 1 attached hereto.

“Income” shall mean, with respect to any Underlying Loan, all of the following: all Principal Payments, Disposition Payments, interest payments and all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Underlying Loan, including prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds; provided, that any amounts that under the applicable Underlying Loan Documents are required to be deposited into and held in escrow or reserve to be used for a specific purpose, such as taxes and insurance, shall not be included in the term “Income” unless and until (i) the Borrower or Servicer, as applicable, has exercised or is entitled to exercise rights and remedies with respect to such amounts, (ii) such amounts are no longer required to be held for such purpose under such Underlying Loan Documents, or (iii) such amounts may be applied to all or a portion of the outstanding indebtedness under such Underlying Loan Documents.

“Incremental Amendment” shall have the meaning ascribed to such term in Section 2.2 hereof.

“Incremental Fee” shall have the meaning ascribed to such term in the Fee Letter (Agent).

“Incremental Revolving Loan Commitment Increase” shall have the meaning ascribed to such term in Section 2.2 hereof.

“Indebtedness” with respect to any Person means, as of the date of determination thereof, without duplication, (a) all of such Person’s indebtedness for borrowed money, (b) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person or such Person has become liable for the payment thereof, (c) all Capitalized Lease Obligations of such Person and obligations or liabilities created or arising under conditional sale or other title retention agreement with respect to property used and/or acquired by applicable Person even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, (d) all unfunded pension fund obligations and liabilities, (e) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (g) deferred and/or accrued taxes and all unfunded pension fund obligations and liabilities, (h) all guarantees by such Person, or any undertaking by such Person to be liable for, the debts or obligations of any other Person, described in clauses (a) through (h), (i) any Stock, of such Person, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to Financial Accounting Standards Board Issuance No. 150 or otherwise and (j) all Bank Product Obligations of such Person. Notwithstanding the above, “Indebtedness” shall not include payables and accrued expenses arising in the ordinary course of business.

“Indemnified Liabilities” shall have the meaning ascribed to such term in Section 12.16 hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Credit Party under any Financing Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnified Party” shall have the meaning ascribed to such term in Section 12.16 hereof.

“Information” shall have the meaning ascribed to such term in Section 12.21 hereof.

“Initial BlackRock Investment” shall mean, as of any date of determination, the amount of uncalled capital commitment of BlackRock Advisor for which Parent has a right to call capital from BlackRock Advisor pursuant to BlackRock Subscription Agreement.

“Initial Maturity Date” means October 28, 2028.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith or symbolized thereby, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases, and related documentation); (g) all material advertising and promotional materials; (h) all other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Interest Accrual Period” means, for each Payment Date, the prior calendar month, except that the Interest Accrual Period for the initial Payment Date shall be the actual number of days from and including the Closing Date to, but excluding, the last day of the prior calendar month.

“Interest Coverage Ratio” means for any period, the ratio of the interest income of Parent and its consolidated Subsidiaries for such period to the interest expense of Parent and their consolidated Subsidiaries for the same period, in each case, determined in accordance with GAAP; provided that, this calculation shall exclude, without duplication, the interest income and interest expense attributable to the portions of assets financed by the forms of debt contemplated in clauses (i) and (ii) of the definition of Total Debt so long as such interest was not paid in cash by the Parent or its Subsidiaries.

“Interest Distribution Amount” means, as of each Payment Date, with respect to the Loans for any Interest Accrual Period, an amount equal to the sum of (i) interest accrued on such Loans during such Interest Accrual Period at the applicable Interest Rate and (ii) any unpaid Interest Distribution Amounts for any prior Interest Accrual Period ending on any prior Payment Dates.

“Interest Rate” means, (i) for the Base Rate Loans, the Base Rate from time to time in effect, plus the Applicable Base Rate Margin; and (ii) for SOFR Loans, the SOFR Interest Rate from time to time in effect, plus the Applicable SOFR Margin.

“Inventory” means “inventory” as defined in the UCC, including, without limitation, any and all inventory and goods of the applicable Person, wheresoever located, whether now owned or hereafter acquired by such Person, which are held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process or supplies, and all materials used or consumed in such Person’s business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by such Person.

“Law” and “Laws” means, individually or collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations (including, without limitation, Healthcare Laws and Environmental Laws), now or hereafter in effect, and in each case as amended or supplemented from time to time.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto (including, without limitation, the Operating Leases).

“Lender” shall have the meaning ascribed to such term in the Recitals hereof.

“Liabilities” means any and all of each of the Borrower’s liabilities, obligations and Indebtedness to the Lenders and the Administrative Agent of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, default interest, reimbursement obligations, fees, costs, expenses, and/or indemnification, and obligations of performance, and the fees payable pursuant to the Fee Letter (Agent) and the Fee Letter (Lenders), the Unused Line Fee, any other fee due or payable to Administrative Agent or Lenders in connection with any Financing Agreement, and all Bank Product Obligations, and any interest that accrues after commencement of any insolvency or bankruptcy proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency or bankruptcy proceeding) and whether arising or existing under written agreement, oral agreement, or by operation of law, including, without limitation, all of Borrower’s Indebtedness, liabilities and obligations to the Lenders and the Administrative Agent under this Agreement (whether relating to any of the Loans or otherwise and including, without limitation, all of Borrower’s Bank Product Obligations) and each Hedging Agreement (but excluding any Excluded Hedging Obligations) and any and all other Financing Agreements to which Borrower is a party, and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, hypothecation, collateral assignment, or other charge, encumbrance or preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor.

“Loan Register” shall have the meaning ascribed to such term in Section 2.5 hereof.

“Loans” means, individually, each Revolving Loan, and collectively, the Revolving Loans, and, if applicable, any and all other advances made by the Lenders (or, if applicable, the Administrative Agent) to the Borrower pursuant to the terms of this Agreement.

“Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.

“Material Adverse Change” or “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, any of the following: (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, business, material assets or properties of the Borrower, (b) a material adverse change in, or a material adverse effect upon, the rights and remedies of the Administrative Agent or the Lenders under any Financing Agreement or the ability of any Credit Party to perform its payment or other obligations under any Financing Agreement to which it is a party, (c) a material adverse change in, or a material adverse effect upon, the legality, validity, binding effect or enforceability of any Financing Agreement or the Underlying Loan Documents, (d) a material adverse change in, or a material adverse effect upon, the Collateral (taken as a whole), the Underlying Collateral (taken as a whole) or its respective value, or (e) a material impairment of the enforceability or priority of Administrative Agent’s Liens in and on the Collateral (subject to Permitted Liens) or the Underlying Collateral (subject to Underlying Permitted Liens). Notwithstanding the foregoing, general market conditions shall not, in and of themselves, constitute a Material Adverse Change or a Material Adverse Effect unless such market conditions have, or could reasonably be expected to have, a disproportionate impact on Borrower, Parent, and/or the Collateral as compared to similarly situated borrowers or properties.

“Material Modification” means, with respect to any Underlying Loan, any material extension, amendment, waiver, termination, rescission, cancellation, release or other modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of such Underlying Loan or the related Underlying Loan Documents including, without limitation, (i) to waive, amend or otherwise modify any provision of any Underlying Loan Document to (A) reduce the interest rate, default interest rate, fees, principal or other material amounts payable thereunder, (B) extend the time of payment of any interest, fees, principal or other material amounts payable thereunder, (C) limit the ability of Borrower to freely assign the Underlying Loans to Administrative Agent, any Lender or any other their respective successors or assigns, (D) alter, modify or eliminate any financial covenant or financial ratio test (or reduce the frequency of any such test); provided, however, that any waiver, amendment, or modification of a financial covenant or similar term shall not be deemed a Material Modification so long as the related Underlying Loan continues to achieve the financial covenants applicable to such Underlying Loan as set forth in item 10 on Schedule 1 attached hereto, in each case on a pro forma basis after giving effect to any such modification, or (E) alter, modify or eliminate any enumerated event of default identified in the Underlying Loan Documents (or increase or extend any cure period contained therein), (ii) to subordinate any obligations payable under any Underlying Loan Documents to obligations owing to another Person or subordinate any Lien on the Underlying Collateral (except for Underlying Permitted Liens) to the Lien of another Person on the Underlying Collateral, (iii) to release any guaranties or release any Lien on the Underlying Collateral (except in connection with a sale of such Underlying Collateral in an arm’s length transaction for fair value), or (iv) which adversely affects Borrower’s ability to enforce the Underlying Loan Documents and collect on the Underlying Loans, or is otherwise not commercially reasonable.

“Maximum Revolving Facility” means an amount equal to $100,000,000, as the same may be increased pursuant to Section 2.2 hereof.

“Medicaid” mean collectively all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the health insurance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all governmental authorities, including HHS, CMS or the Office of the Inspector General of HHS, or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).

“Medicare” mean collectively all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1395, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all governmental authorities, including HHS, CMS or the Office of the Inspector General of HHS, or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).

“Multiemployer Plan” means each employee pension plan other than a multiemployer plan within the meaning of Section 3(37) of ERISA and to which the Borrower or any ERISA Affiliate has or had any obligation to contribute.

“Non-Consenting Lender” shall have the meaning ascribed to such term in Section 13.15(a)(1) hereof.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Performing Underlying Loan” shall mean an Underlying Loan under which there has occurred a default or an event of default under the Underlying Loan Documents as a result of (a) the non-payment when due by the Underlying Obligor of any obligations owing with respect to the Underlying Loans which is more than forty-five (45) days delinquent in payment; (b) the occurrence of any insolvency or bankruptcy proceeding against any Underlying Obligor; (c) the loss by any Underlying Obligor of any material license of such Underlying Obligor unless such loss is remedied within twenty (20) days of the occurrence of such loss and such remedy is acknowledged by the applicable Governmental Authority within forty (40) days of the occurrence of such loss; (d) reserved; (e) the failure of any Underlying Obligor to maintain insurance as required by the applicable Underlying Loan Documents; (f) the commencement of remedies by Borrower against any Underlying Obligor and/or any Underlying Collateral, (g) the Borrower has determined in accordance with its customary practices that the Underlying Loan is uncollectible or the final recoverable amounts have been received or (h) the occurrence of an event of default (or term of similar import) not covered by subsections (a) through (g) of this definition that has continued for forty-five (45) days beyond any applicable notice and/or cure periods as defined in the related Underlying Loan Documents.

“Non-U.S. Participant” is defined in Section 3.10(d).

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, the Department of the Treasury pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of or by the Office of Foreign Asset Control, the Department of the Treasury or pursuant to any other applicable Executive Orders, as such lists may be amended or supplemented from time to time.

“Operating Lease” means the collective reference to all Leases among the applicable Underlying Obligors pursuant to which the Operators lease and operate each Facility.

“Operators” or “Operator” means the respective operators of the Facilities, all of which are licensed under all applicable Healthcare Laws or have applied for licenses and are operating under a duly executed operations transfer agreement, which shall be issued in due course by the respective Governmental Authority.

“Originator” means BLKM Funding (TRS), LLC, a Delaware limited liability company, in its capacity as the originator under the Underlying Loan Documents.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Agreement, or sold or assigned an interest in any Loan or Financing Agreement).

“Other Taxes” means all present or future stamp, court, transfer, value added, excise or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” means BlackRock Monticello Debt Real Estate Investment Trust, a Maryland statutory trust, and its permitted successors and assigns.

“Participant” shall have the meaning ascribed to such term in Section 12.15(d) hereof.

“Participant Register” shall have the meaning ascribed to such term in Section 12.15(f) hereof.

“Patriot Act” shall have the meaning ascribed to such term in Section 8.16 hereof.

“Payment Account” shall have the meaning ascribed to such term in Section 13.13(a)(1) hereof.

“Payment Date” means the twelfth (12th) day of each calendar month, or, if such date is not a Business Day, then the next succeeding Business Day, commencing in December, 2025.

“Payment In Full” or “Paid In Full” means (a) the indefeasible payment in full in cash of all Loans and other Liabilities, other than contingent indemnification or reimbursement obligations for which no claims have been asserted, and (b) the termination of the Revolving Loan Commitment in accordance with the terms and conditions hereof.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Assignee” means a Person that is both (a) either (i) a Lender or any of its Affiliates or any Person managed by a Lender or any of its Affiliates other than a Defaulting Lender or any of its Affiliates, or (ii) a bank acceptable to Borrower and the Administrative Agent

(or following the occurrence and continuation of any Event of Default, any other non-natural Person acceptable to the Administrative Agent), and (b) owns total assets (in name or under management) in excess of $250,000,000 and capital/statutory surplus or shareholders’ equity of $100,000,000.

“Permitted Liens” shall have the meaning ascribed to such term in Section 9.1 hereof.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan” means each Multiemployer Plan maintained by the Borrower or any of its ERISA Affiliates to which Title IV of ERISA applies and (a) which is maintained for employees of the Borrower or any of its ERISA Affiliates or (b) to which the Borrower or any of its ERISA Affiliates made, or was required to make, contributions at any time within the preceding five (5) years.

“Platform” means Debt Domain, Intralinks, SyndTrak, DebtX or a substantially similar electronic transmission system.

“Pledge Agreement” means that certain Pledge Agreement of even date herewith by Pledgor in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, as the same may be modified, supplemented or amended from time to time in accordance with the terms thereof.

“Pledgor” means BLK MAM Holding, LLC, a Delaware limited liability company, and its permitted successors and assigns.

“Principal Payment” means, with respect to any Underlying Loan, any payment or prepayment of principal made by or on behalf of the related Underlying Obligor received by Borrower.

“Pro Rata Share” means, with respect to a Lender’s obligation to make Revolving Loans and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (a) prior to the Revolving Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Loan Commitment, by (ii) the aggregate Revolving Loan Commitment of all Lenders and (b) from and after the time the Revolving Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Total Revolving Loan Exposure by (ii) the aggregate unpaid principal amount of all Lenders’ Total Revolving Loan Exposure.

“Property” means any and all real property owned, leased, sub-leased or used at any time by an Underlying Obligor.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Real Property Asset” means a parcel of real property, together with all improvements (if any) thereon owned in fee simple by a Person.

“Reborrowing Date” shall have the meaning ascribed to such term in Section 2.1(c) hereof.

“Recipient” means (a) Administrative Agent and (b) any Lender, as applicable.

“Register” shall have the meaning ascribed to such term in Section 12.15(e) hereof.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.

“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, a committee officially endorsed or convened by either thereof, or any successor thereto.

“Replaced Lender” shall have the meaning ascribed to such term in Section 13.15(b) hereof.

“Replacement Event” shall have the meaning ascribed to such term in Section 13.15(a) hereof.

“Replacement Lender” shall have the meaning ascribed to such term in Section 13.15(b) hereof.

“Required Contribution Date” is defined in Section 11.12.

“Required Lenders” means, as of any date of determination, Lenders holding fifty and one tenth percent (50.1%) or more of the sum of the outstanding principal balance of the Revolving Loans (and the unused Revolving Loan Commitment) at such time, provided that the commitments of, and the portion of the Liabilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and any Lender and its Affiliates shall be counted as a single Lender for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.

“Revolving Credit Note(s)” shall have the meaning ascribed to such term in Section 2.1(f) hereof.

“Revolving Loan” and “Revolving Loans” shall have the meaning ascribed to such term in Section 2.1(a) hereof.

“Revolving Loan Commitment” means, as to any Lender, such Lender’s commitment to make Revolving Loans under this Agreement. The amount of each Lender’s Revolving Loan Commitment is set forth on Annex A attached hereto and made a part hereof (as amended, modified or supplemented from time to time in accordance with the terms hereof).

“Revolving Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the principal amount of the Revolving Loans outstanding on such date.

“Second Extended Maturity Date” means October 28, 2030.

“Second Extension Fee” shall have the meaning set forth in the Fee Letter (Agent).

“Second Extension Option” is defined in Section 2.21(b).

“Second Extension Request” is defined in Section 2.21(b).

“Securities Laws” shall have the meaning ascribed to such term in Section 11.11 hereof.

“Servicer” means MonticelloAM Servicing, LLC, a Delaware limited liability company, in its capacity as the servicer under the Servicing Agreement.

“Servicer Notice” means that certain Servicer Instruction and Acknowledgment Letter, dated as of the date hereof, by and between Servicer, Borrower, and Administrative Agent, as the same may be amended, restated, supplemented, or otherwise modified and in effect from time to time in accordance with the terms thereof.

“Servicing Agreement” means that certain Servicing Agreement, dated as of the date hereof, by and between the Servicer and the Borrower, as amended, restated, supplemented, or otherwise modified and in effect from time to time in accordance with the terms thereof.

“Settlement Date” shall have the meaning ascribed to such term in Section 13.13(a)(2) hereof.

“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

“SOFR Borrowing” means the SOFR Loans comprising a borrowing of Loans.

“SOFR Business Day” means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Interest Rate” means, with respect to each day during which interest accrues on the Loan, the rate per annum (expressed as a percentage) equal to, for SOFR Loans, either (a) Term SOFR for the applicable Term SOFR Interest Period for such day; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 3.8, such

Benchmark Replacement for such day. Notwithstanding the foregoing, the SOFR Interest Rate shall not at any time be less than the Floor.

“SOFR Loan” means a Loan that bears interest at the SOFR Interest Rate plus the Applicable SOFR Margin.

“SOFR Rollover” means that each SOFR Loan shall automatically renew for the Term SOFR Interest Period at the then current SOFR Interest Rate, except that a Term SOFR Interest Period for a SOFR Loan shall not automatically renew with respect to any principal amount which is scheduled to be repaid before the last day of the applicable Term SOFR Interest Period, and any such amounts shall bear interest at the Base Rate plus the Applicable Base Rate Margin, until repaid.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stated Maturity Date” means the Initial Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date.

“Stock” shall mean all certificated and uncertificated shares, stock, options, warrants, general or limited partnership interests, membership interests or units, limited liability company interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Tax Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings (including backup withholdings) and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding the Excluded Taxes.

“Term SOFR” means, for any calculation with respect to any applicable SOFR Loan for any Term SOFR Interest Period, the greater of (a) the forward-looking term rate based on SOFR for a tenor comparable to such Term SOFR Interest Period that is published by the Term SOFR Administrator two (2) SOFR Business Days prior to the first day of such Term SOFR Interest Period; provided, however, that if as of 5:00 pm (New York City time) on any interest lookback day, Term SOFR for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be Term SOFR as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which Term SOFR for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day; and (b) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.8, in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Administrative Agent in its reasonable discretion).

“Term SOFR Interest Period” means, with respect to any SOFR Loan, successive one (1) month periods; provided, however, that: (a) each Term SOFR Interest Period occurring after the initial Term SOFR Interest Period of any SOFR Loan shall commence on the day on which the preceding Term SOFR Interest Period for such SOFR Loan expires, with interest for such day to be calculated at the SOFR Interest Rate in effect for the new Term SOFR Interest Period; (b) whenever the last day of any Term SOFR Interest Period would otherwise occur on a day other than a Business Day, the last day of such Term SOFR Interest Period shall be extended to occur on the next succeeding Business Day; (c) whenever the first day of any Term SOFR Interest Period occurs on a date for which there is no numerically corresponding date in the month in which such Term SOFR Interest Period terminates, such Term SOFR Interest Period shall end on the last day of such month, unless such day is not a Business Day, in which case the Term SOFR Interest Period shall terminate on the first Business Day of the following month, provided, further, that so long as the SOFR Rollover remains in effect, all subsequent Term SOFR Interest Periods shall terminate on the date of the month numerically corresponding to the date on which the initial Term SOFR Interest Period commenced; and (d) if at any time the Term SOFR Interest Period for a SOFR Loan expires less than one month before the Stated Maturity Date, such SOFR Loan shall automatically renew at the then current SOFR Interest Rate for a Term SOFR Interest Period terminating on the Stated Maturity Date.

“Test Date” is defined in Section 11.12(a).

“Total Adjusted Net Worth” means the Total Net Worth of Parent and its consolidated Subsidiaries, plus equity subscriptions received in good order with receipt of funds scheduled to occur within five (5) Business Days of Parent and its consolidated Subsidiaries.

“Total Debt” means borrowed money appearing on the balance sheet of Parent consolidated financial statements, less (i) any collateralized loan obligations or other securitization financings and (ii) any promissory notes, consolidated senior interests (i.e. “A Notes”), or participation certificate obligations payable in connection with participations in loans that are, in each of clauses (i) and (ii), non-recourse to Parent or any consolidated Subsidiaries.

“Total Liquidity” means the aggregate amount of unrestricted cash and Cash Equivalents of Parent and its consolidated Subsidiaries plus the Initial BlackRock Investment.

“Total Net Worth” means the total capital of Parent and its consolidated Subsidiaries as reflected in Parent’s most recent unaudited quarterly balance sheet or audited annual financial statements, as applicable, prepared in accordance with GAAP, plus, without duplication, equity subscriptions, to the extent such subscriptions have been duly executed and funds have been received by the applicable transfer agent in good order with receipt of funds scheduled to occur within five (5) Business Days.

“Total Revolving Loan Exposure” means, at any time, the sum of the outstanding principal amount of all Lenders’ Revolving Loan Exposure at such time.

“TRICARE” means the medical program for active duty members, qualified family members, CHAMPUS eligible retirees and their family members and survivors, of all uniformed services.

“U.S. Tax Compliance Certificate” is defined in Section 3.10(d).

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Collateral” means, with respect to an Underlying Loan, any property or assets of an Underlying Obligor securing or collateralizing such Underlying Loan (including, without limitation, all cash, cash equivalents, cash collateral, guaranties, letters of credit, real and personal property and all other property or assets of an Underlying Obligor securing the payment or performance of any obligations or liabilities of any Underlying Obligor to Servicer and/or Borrower).

“Underlying Debt Service Coverage Ratio (Closing Date)” has the meaning provided in the applicable worksheet attached to Schedule 1 attached hereto.

“Underlying Event of Default” means, with respect to an Underlying Loan, an event of default (after expiration of all applicable notice and cure periods thereof, if any) under the applicable Underlying Loan Documents and includes a default in the payment or performance by an Underlying Obligor in accordance with any Underlying Loan Documents.

“Underlying Loan” means a term loan made by Originator to a Person pursuant to one or more Underlying Loan Documents. Unless otherwise specified, reference to an Underlying Loan, includes principal, interest, fees and other amounts payable in connection with such loan.

“Underlying Loan Certificate” means a certificate, in substantially the form attached hereto as Exhibit C, executed and delivered by Borrower to Administrative Agent, (a) certifying that as of the date of the funding of a Revolving Loan with respect to an Underlying Loan (i) each of the conditions contained in Section 5.1 and, to the extent applicable, Section 5.2 are true and correct in all material respects and (ii) each of the representations and warranties contained in this Agreement (including, without limitation, those contained in Sections 4 and 7 hereof) and each other Financing Agreement and in each Underlying Loan Document are true and correct in all material respects as of such date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (b) attaching a true, complete and correct copy of Originator’s final underwriting documents and credit approvals (with all amendments, modifications or supplements thereto) with respect to the related Underlying Loan.

“Underlying Loan Closing Date” means the date on which the initial Underlying Loan Documents for such Underlying Loan were entered into among any Underlying Obligor and Originator.

“Underlying Loan Documents” means, with respect to an Underlying Loan, the agreements, instruments and documents now or hereafter evidencing or securing such Underlying Loan, including, without limitation, any Underlying Notes and any loan, financing or credit agreement entered into between any Underlying Obligor and the Originator and the Assignment Documents entered into between the Originator and Borrower.

“Underlying Note” means, with respect to an Underlying Loan, any promissory note evidencing such Underlying Loan.

“Underlying Obligor” means, with respect to an Underlying Loan, the Persons liable for such Underlying Loan, including any Person designated as a borrower under the applicable Underlying Loan Documents (which shall be an owner of a Real Property Asset constituting a Property and a Facility) and any guarantor of such Underlying Loan.

“Underlying Operator EBITDAR” has the meaning provided in the applicable worksheet attached to Schedule 1 attached hereto.

“Underlying Operator Fixed Charge Coverage Ratio” has the meaning provided in the applicable worksheet attached to Schedule 1 attached hereto.

“Underlying Operator Fixed Charges” has the meaning provided in the applicable worksheet attached to Schedule 1 attached hereto.

“Underlying Operator Rent Coverage Ratio” has the meaning provided in the applicable worksheet attached to Schedule 1 attached hereto.

“Underlying Permitted Liens” means, with respect to an Underlying Loan, any “Permitted Lien” or “Permitted Encumbrance” reasonably approved by Borrower and its legal counsel in the negotiation of the Underlying Loan Documents which is not materially adverse to Underlying Obligor or Borrower, or if such matter could be reasonably expected to be materially adverse to Underlying Obligor or Borrower, if approved in writing (which may be by e-mail) by Administrative Agent in its reasonable discretion.

“Uniform Commercial Code” or “UCC” or “Code” means the Uniform Commercial Code as the same may from to time be in effect in the State of Illinois; provided, however, that if, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s Lien on the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term “Uniform Commercial Code” or “UCC” or “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement or the other Financing Agreements relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further that, to the extent that the Uniform Commercial Code of a particular jurisdiction is used to define a term herein or in any Financing Agreement and such term is defined differently in different Articles or Divisions of such Uniform Commercial Code, then the definition of such term contained in Article or Division 9 of such Uniform Commercial Code shall control.

“United States” or “U.S.” means the United States of America.

“Unused Line Fee” shall have the meaning set forth in the Fee Letter (Agent).

“U.S. Special Resolution Regimes” means the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Wholly Owned Underlying Loan” means an Underlying Loan in which the Borrower holds one hundred percent (100%) of the aggregate outstanding principal balance of such Underlying Loan.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Interpretive Provisions. The following provisions shall apply to this Agreement and each other Financing Agreement, unless otherwise specified or the context otherwise requires: (a) Definitions of terms shall apply equally to the singular and plural forms of such terms; (b) Any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) The words “include,” “includes” and “including” shall be deemed followed by the phrase “without limitation”; (d) The word “will” shall have the same meaning and effect as the word “shall”; (e) Any definition of or reference to any agreement, instrument or other document (including any organization document) shall include all amendments, supplements, modifications, exhibits, schedules and attachments thereto in effect (subject to any restrictions set forth in any Financing Agreement); (f) Any reference to any Person shall include its successors and assigns; (g) The words “herein,” “hereof” and “hereunder,” and words of similar import shall refer to such Financing Agreement in its entirety and not to any particular provision thereof; (h) All references to Sections, Exhibits and Schedules shall refer to such Financing Agreement; (i) Any reference to any law or regulation shall include all statutory, regulatory and self-regulatory rules, regulations, requirements, or provisions, including those consolidating, amending, modifying, supplementing, implementing, replacing or interpreting such law or regulation from time to time; (j) The words “asset” and “property” shall have the same meaning and effect and refer to any and all real and personal property, tangible and intangible assets, cash, securities, accounts and contract rights; (k) Section headings are included for convenience of reference only and shall not affect the interpretation thereof; (l) In calculating periods of time, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (m) all references to times of day shall be references to Central time (daylight or standard, as applicable); (n) all limitations, tests or measurements in the Financing Agreements shall be cumulative notwithstanding that they measure or regulate the same or similar matters; and (o) the Financing Agreements have been reviewed, negotiated and produced by all parties hereto and their counsel and shall not be construed against Administrative Agent or any Lender merely because of Administrative Agent’s or Lender’s involvement in their drafting.

1.3 Accounting Terms; Changes in GAAP. Unless otherwise set forth herein, (a) all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted hereunder shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the pre-Closing financial statements. Together with each compliance certificate, Borrower will provide a written summary of any changes in GAAP that materially impact the calculation of the financial covenants in this Agreement; (b) all financial statements delivered hereunder shall be prepared without giving effect to FASB ASC 825 and FASB ASC 470-20 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof; (c) if any change in GAAP would affect the calculation of any financial ratio or requirement set forth in any Financing Agreement, and Borrower, Administrative Agent or the Required Lenders request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change, provided that, until so amended, (i) such ratio or requirement shall continue to be calculated under GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required hereunder or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; (d) Any financial ratios required to be maintained by Borrower hereunder shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number); and (e) for the purposes of Section 13, a breach of a financial covenant in this Agreement shall be deemed to have occurred as of any date of determination by Administrative Agent and as of the last day of any specified measurement period regardless of whether or when the financial statements reflecting such breach are delivered to Administrative Agent.

1.4 Divisions. For all purposes under the Financing Agreements, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.5 Rates. Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation, administration, submission or calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark pursuant to the terms of this Agreement and shall have no liability to Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2. COMMITMENT; INTEREST; FEES

2.1 Revolving Loans.

(a) On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, each Lender, severally and for itself alone, agrees to make in Dollars such Lender’s Pro Rata Share of revolving loans (such loans are collectively called “Revolving Loans” and individually called a “Revolving Loan”) to the

Borrower from time to time on and after the Closing Date and prior to the Credit Termination Date, so long as the aggregate amount of all Lender’s Total Revolving Loan Exposure does not exceed the lesser of: (i) the Maximum Revolving Facility at such time minus any reserves established by the Administrative Agent pursuant to Section 2.1(e) hereof; and (ii) the Borrowing Base at such time minus any reserves established by the Administrative Agent pursuant to Section 2.1(e) hereof, in each case, if at any time applicable. Each Lender’s obligation to fund any Revolving Loan shall be limited to such Lender’s Pro Rata Share.

(b) [Reserved].

(c) The Borrower shall have the right to repay and reborrow any of the Revolving Loans without premium or penalty (subject to Section 3.4 hereof); provided, however, that it shall be a condition precedent to any reborrowing that as of the date of any reborrowing (any such date herein called a “Reborrowing Date”) all of the conditions to borrowing set forth in Sections 5.1 and 5.2 of this Agreement shall be satisfied and all representations and warranties made herein shall be true and correct in all material respects (without duplication of any materiality qualifier, as applicable) as of such Reborrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The failure of any Lender to make a requested Revolving Loan on any date shall not relieve any other Lender of its obligation to make a Revolving Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan to be made by such other Lender.

(d) Each advance to the Borrower under this Section 2.1 shall be in minimum amounts of Two Hundred Fifty Thousand Dollars ($250,000) and shall, on the day of such advance, be deposited, in immediately available funds, into the Borrower’s Demand Deposit Account with the Administrative Agent, or in such other account as the Borrower may, from time to time, designate in writing with the Administrative Agent’s approval.

(e) The Borrower acknowledges and agrees that, following the occurrence and during the continuation of an Event of Default, the Administrative Agent may establish reserves against the Borrowing Base in the Administrative Agent’s reasonable discretion.

(f) At the request of the applicable Lender, the Loans shall be evidenced by a separate promissory note (as the same may be amended, restated, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Revolving Credit Note(s)”), duly executed and delivered by the Borrower, substantially in the form set forth in Exhibit D attached hereto, with appropriate insertions, dated the Closing Date, payable to the order of such Lender, respectively, in the principal amount equal to such Lender’s Pro Rata Share of the Maximum Revolving Facility. THE PROVISIONS OF THE REVOLVING CREDIT NOTES NOTWITHSTANDING, THE LOANS THEN OUTSTANDING SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE EARLIEST TO OCCUR OF: (X) STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 11.2 HEREOF; AND (Z) TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.

(g) Accrued interest on the Revolving Loans shall be due and payable and shall be made by the Borrower to the Administrative Agent in accordance with Section 2.7 hereof. Interest payments on the Revolving Loans shall be computed using the Interest Rate then in effect and based on the outstanding principal balance of the Revolving Loans. Upon maturity, the outstanding principal balance of the Revolving Loans shall be immediately due and payable, together with any remaining accrued interest thereon.

(h) [Reserved]

(i) [Reserved]

2.2 Uncommitted Incremental Revolving Loan Commitment Increase.

(a) In addition to the Revolving Loan Commitment in effect on the Closing Date, the Borrower may elect to increase the aggregate principal amount of the Revolving Loan Commitment as provided herein (the “Incremental Revolving Loan Commitment Increase”) by notifying Administrative Agent in writing that the Borrower desires such increase, whereupon Lenders may, in their sole discretion, elect to make such requested Incremental Revolving Loan Commitment Increase and, at Borrower’s cost and expense, prepare the documentation required to implement such Incremental Revolving Loan Commitment Increase, including, without limitation, any Incremental Amendment and any amendment or modification to any other Financing Agreement (which documentation shall be in form and substance reasonably satisfactory to Administrative Agent and each Lender). For the avoidance of doubt, the Incremental Revolving Loan Commitment Increase is uncommitted.

(b) The terms applicable to the Incremental Revolving Loan Commitment Increase, including repayments and pricing, shall be on the same terms as, and pursuant to documentation applicable to, the existing Revolving Loans (as then in effect); provided, however, in each case that:

(1) the aggregate principal amount of all Incremental Revolving Loan Commitment Increases shall not at any time exceed One Hundred Fifty Million and No/100 Dollars ($150,000,000.00); and

(2) prior to the making of an Incremental Revolving Loan Commitment Increase, Administrative Agent shall have received evidence (in form and substance satisfactory to Administrative Agent) that, both immediately before and immediately after giving pro forma effect to any Incremental Revolving Loan Commitment Increase, (i) no Default or Event of Default shall have occurred and be continuing and (ii) Borrower shall be in compliance with the financial covenants contained in Section 9.12 hereof.

(c) The making of any Incremental Revolving Loan Commitment Increase shall be subject to (x) the satisfaction of the conditions precedent set forth in Section 5.1 as of the date of the making of each Incremental Revolving Loan Commitment Increase (including, without limitation, financial performance conditions, pro forma covenant compliance, delivery of good standing certificates and third-party lien searches as of a recent date and such other requirements as Administrative Agent and Lender shall require in its sole discretion) and (y) Borrower paying to Administrative Agent the applicable Incremental Fee.

(d) Each Incremental Revolving Loan Commitment Increase shall be effected pursuant to an amendment agreement (the “Incremental Amendment”) executed and delivered by Borrower, Administrative Agent and Lender, which Incremental Amendment shall be in form and substance reasonably satisfactory to Administrative Agent and each Lender and shall set forth the terms applicable to such Incremental Revolving Loan Commitment Increase in compliance with the provisions of this Section. The Incremental Amendment may, with the consent of Administrative Agent, Lender and Borrower, effect such conforming and other amendments to this Agreement and the other Financing Agreements as may be necessary or appropriate, in the opinion of Administrative Agent, Lender and Borrower, to effect the provision of this Section.

2.3 Reduction of Revolving Loan Commitment by the Borrower. The Borrower may from time to time, on at least five (5) Business Days’ prior written notice (stating the amount of the prepayment and the prepayment date) received by the Administrative Agent, permanently reduce the amount of the Revolving Loan Commitment but only upon first repaying the amount, if any, by which the aggregate unpaid principal amount evidenced by the Revolving Credit Notes exceeds the then reduced amount of the Revolving Loan Commitment, and Borrower paying any amount due pursuant to Section 3.4 hereof.

2.4 Principal Balance of Liabilities Not to Exceed the Maximum Revolving Facility. The sum of the aggregate amount of all the Lenders’ Total Revolving Loan Exposure shall not, at any time, exceed the lesser of (i) the Maximum Revolving Facility, and (ii) the amount of the Borrowing Base, in each case minus any reserves established by the Administrative Agent pursuant to Section 2.1(e) hereof. The Borrower agrees that if at any time any such excess shall arise, the Borrower shall, (x) upon the payment in full in cash of an Underlying Loan and the concurrent release and termination of such Underlying Loan, immediately pay to the Administrative Agent for distribution to the applicable Lenders such amount as may be necessary to eliminate such excess or (y) at all other times, pay to the Administrative Agent within three (3) Business Days for distribution to the applicable Lenders such amount as may be necessary to eliminate such excess.

2.5 The Borrower’s Loan Register. The Administrative Agent, on behalf of each Lender, shall maintain a loan account (the “Loan Register”) on its books for the Borrower in which shall be recorded (a) all Loans made by the Lenders (including Administrative Agent) to the Borrower pursuant to this Agreement, (b) all payments made by the Borrower on all such Loans, and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Register shall be made in accordance with the Administrative Agent’s customary accounting practices as in effect from time to time. The Borrower promises to pay the amount reflected as owing by Borrower under its Loan Register and all of its other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. Notwithstanding the foregoing, the failure so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the Borrower’s obligations under this Agreement or under the Revolving Credit Notes to repay the outstanding principal amount of any of the Loans together with all interest accruing thereon.

2.6 Statements. All Loans to the Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Administrative Agent in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Administrative Agent shall have rendered to the Borrower written statements of account as provided herein, the balance in the Loan Register, as set forth on the Administrative Agent’s most recent computer printout, shall be rebuttably presumptive evidence of the amounts due and owing to the Lenders by the Borrower. From time to time the Administrative Agent shall render to the Borrower a statement setting forth the balance of the Loan Register, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Administrative Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon the Borrower.

2.7 Interest.

(a) Interest shall accrue on each Loan outstanding during each Interest Accrual Period at the SOFR Rate plus the Applicable SOFR Margin; provided, however, that notwithstanding any other term or provision of this Agreement to the contrary, (x) immediately following the occurrence and during the continuance of an Event of Default relating to Sections 11.1(a), (h), (i) or (j) hereof, and (y) unless the Required Lenders otherwise direct in writing, upon Administrative Agent’s demand following the occurrence and during the continuance of any other Event of Default, in each case, Borrower agrees to and shall pay to Administrative Agent on behalf of Lenders interest on the outstanding principal balance of the Loans at the Default Rate, with such Default Rate being deemed to commence as of the date of the occurrence as of any Event of Default.

(b) The Borrower shall pay interest on the unpaid principal amount of each Loan for the period commencing on and including the Borrowing Date of such Loan until but excluding the date that such Loan shall be paid in full. Interest shall accrue during each Interest Accrual Period and be payable on the Loan outstanding on each Payment Date, unless earlier paid pursuant this Agreement.

(c) Monthly interest payments on the Loans shall be computed using the Interest Rate then in effect and based on the outstanding principal balance of the Loans. Upon maturity, the outstanding principal balance of all Loans shall be immediately due and payable, together with any remaining accrued interest thereon. Interest on all Loans shall be computed on the basis of (i) with respect to SOFR Loans, a year of three hundred sixty (360) days for the actual number of days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year), or (ii) with respect to Base Rate Loans, a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year). The applicable Term SOFR shall be determined by Administrative Agent, and such determination shall be conclusive absent manifest error.

(d) The applicable SOFR rate shall be determined by Administrative Agent, and notice thereof shall be given by Administrative Agent promptly to Borrower and each Lender. Each determination of the applicable SOFR rate by Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Administrative Agent shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the computations used by Administrative Agent in determining any applicable SOFR rate hereunder.

(e) For the avoidance of doubt, the Base Rate shall only be available solely with respect to Sections 2.7(a), 3.2 and 3.3 hereof.

2.8 Method for Making Payments. All payments of principal, interest, fees and costs and expenses (including, without limitation, pursuant to Section 12.2) owed to Administrative Agent or Lenders from time to time hereunder shall be paid by the Borrower in accordance with and subject to the priorities set forth in Section 2.18 or Section 12.8 hereof, and will be deducted by Administrative Agent automatically on the Payment Date or such other due date or date declared due, to the extent applicable hereunder, in each case by automatic debit from the Demand Deposit Account and shall be made at such time as Administrative Agent may from time to time appoint or direct in the payment invoice or otherwise in writing, and in the absence of such appointment or direction, then, not later than 1:00 p.m. (Chicago time) on the date of payment. Administrative Agent shall provide Borrower with such payment invoice at least five (5) Business Days prior to the applicable Payment Date. Borrower shall maintain sufficient funds in the Demand Deposit Account on the dates Administrative Agent enters debits authorized hereby. Notwithstanding the foregoing in this Section, Borrower hereby irrevocably authorizes and instructs Administrative Agent after the occurrence and during the continuance of any Event of Default to direct debit any of Borrower’s operating accounts with Administrative Agent and CIBC for all principal, interest, costs, and any and all fees, costs and expenses due hereunder or pursuant hereto with respect to the Loan and the Liabilities (including, without limitation, reasonable attorneys’ fees). Payments made after 1:00 p.m. (Chicago time) shall be deemed to have been made on the next succeeding Business Day. Administrative Agent shall promptly (but in no event longer than within three (3) Business Days thereof) remit to each Lender its Pro Rata Share of all such payments received in collected funds by Administrative Agent for the account of such Lender; provided, however, all payments due by Borrower under Section 3 hereof, as applicable, shall be made by Borrower directly to Administrative Agent and Lenders entitled thereto without setoff, counterclaim or other defense. Notwithstanding anything to the contrary set forth herein or in any Financing Agreement, to the extent the Administrative Agent makes deductions from the Demand Deposit Account or Escrow Account in respect of principal, interest, fees, costs, expenses or other amounts owed by the Borrower to the Administrative Agent or the Lenders pursuant to this Agreement or any other Financing Agreement, the amounts so deducted will be deemed to have been paid by the Borrower.

2.9 Term of this Agreement. The Borrower shall have the right to terminate this Agreement (subject to survival of Sections 3, 12.2, 12.3, 12.9, 12.16 and Section 14 and any other term hereof surviving by its terms hereof) at any time by permanently reducing the Revolving Loan Commitment to zero dollars and paying any other remaining monetary Liabilities outstanding to Administrative Agent and Lenders, as applicable; provided, however, that (a) all of the Administrative Agent’s and each Lender’s rights and remedies under this Agreement, and (b) the Liens created under Section 6.1 hereof and under any of the other Financing Agreements, shall survive such termination until Payment in Full. In addition, the Liabilities may be accelerated as set forth in Section 11.2 hereof. Upon the effective date of termination, all of the Liabilities shall become immediately due and payable without notice or demand. Notwithstanding any termination, until Payment in Full, the Administrative Agent shall be entitled to retain its Liens (for the ratable benefit of the Lenders and the Administrative Agent) in and to all existing and future Collateral and the Borrower shall continue to remit collections of Accounts and other General Intangibles of the Borrower from Underlying Obligors and proceeds as provided herein.

2.10 Optional Prepayment of Loans.

(a) Borrower may, at its option, prepay, without penalty or premium (other than as specified in Section 3.4 hereof), at any time during the term of this Agreement all or any portion of any of the Revolving Loans.

(b) The Borrower may from time to time, on at least five (5) Business Days’ prior written notice to the Administrative Agent, sell its rights, title and interest to Underlying Loans and the related Underlying Collateral to Originator or its affiliates or to a third-party with the consent of the Administrative Agent (not to be unreasonably withheld); provided that the Borrower utilize such proceeds to prepay the Loans such that the outstanding principal balance of the Loans does not exceed the Borrowing Base. The Borrower may effect such a sale without the consent of the Administrative Agent so long as the purchase price for the Underlying Loans being sold is equal to at least the outstanding principal balance thereof plus any accrued but unpaid interest thereon.

(c) The Borrower may re-borrow any prepayment effected pursuant this Section 2.10 in accordance with the terms of this Agreement.

2.11 Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to the Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which the Lenders may lawfully charge the Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall be credited to the principal amount of the Liabilities so that under no circumstances shall the interest or other charges required to be paid by the Borrower hereunder exceed the maximum rate allowed by applicable Laws, and Borrower shall not have any action against any Lender or the Administrative Agent for any damages arising out of the payment or collection of any such excess interest.

2.12 Additional Provisions Regarding Borrowing; SOFR Loans.

(a) With respect to each and all SOFR Loans made hereunder the initial advance shall be in an amount not less than Two Hundred Fifty Thousand Dollars ($250,000). Revolving Loans shall bear interest at the SOFR Interest Rate plus the Applicable SOFR Margin. Borrower shall provide Administrative Agent with a notice of borrowing in the form of Exhibit E, signed by a Duly Authorized Officer of the Borrower (the “Borrowing Notice”). The Borrowing Notice shall be delivered to the Administrative Agent in accordance with Section 5.1(a), specifying:

(i) The Borrowing Date, which shall be a Business Day, of such Loan; and

(ii) The type and aggregate amount of such Loan.

At the end of a Term SOFR Interest Period for an outstanding SOFR Loan, so long as the SOFR Rollover remains in effect, successive Term SOFR Interest Periods shall automatically be selected for such outstanding SOFR Loan until the Credit Termination Date or as sooner repaid in full. In the event the SOFR Interest Rate becomes unavailable interest at the Base Rate will be permitted. Any Base Rate Loan, if permitted hereunder at such time, shall bear interest at the Base Rate plus the Applicable Base Rate Margin.

(b) Each Lender shall make the amount of each borrowing to be made by it hereunder available to Administrative Agent in immediately available funds at Administrative Agent’s office not later than 11:00 a.m. (Chicago time) on the proposed date thereof. Administrative Agent will make all such funds so received available to Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable borrowing request. Unless Administrative Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to Administrative Agent the Loan to be made by such Lender on such date, Administrative Agent may assume that such Lender will make the proceeds of such Loan available to Administrative Agent on the date of the requested borrowing and Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower the amount of such Loan to be provided by such Lender and such Lender shall be liable to Administrative Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon Administrative Agent’s demand therefor, Administrative Agent will promptly notify Borrower, and Borrower shall promptly pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from the Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent at a per annum rate equal to (a) from Borrower at the applicable rate for such Loan as provided in Section 2.7 or (b) from a Lender at the Federal Funds Rate. Subject to the terms of this Agreement, Borrower does not waive any claim that it may have against a Defaulting Lender.

2.13 Setoff.

(a) Borrower agrees that the Administrative Agent and each Lender has all rights of setoff and banker’s liens provided by applicable Law. The Borrower agrees that, if at any time (i) any amount owing by it under this Agreement or any Financing Agreement is then due and payable to the Administrative Agent or Lenders, or (ii) an Event of Default shall have occurred and be continuing, then the Administrative Agent or Lenders, in their sole discretion, may set off against and apply to the payment of any and all Liabilities, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Administrative Agent or such Lender.

(b) Without limitation of Section 2.13(a) hereof, the Borrower agrees that, upon and during the continuance of any Event of Default, the Administrative Agent and each Lender is hereby authorized, at any time and from time to time, without prior notice to the Borrower, (i) to set off against and to appropriate and apply to the payment of any and all Liabilities any and all amounts which the Administrative Agent or Lender is obligated to pay over to the Borrower (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to deposit such amounts with the Administrative Agent as Collateral to secure such Liabilities and to dishonor any and all checks and other items drawn against any deposits so held as the Administrative Agent in its reasonable discretion may elect.

(c) The rights of the Administrative Agent and Lenders under this Section 2.13 are in addition to all other rights and remedies which the Administrative Agent and Lenders may otherwise have in equity or at law.

(d) If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (a) principal of or interest on any Revolving Loan, but excluding (i) any payment pursuant to Section 3.8 or Section 12.15 and (ii) payments of interest on any Base Rate Loan that but for Sections 3.2 and 3.3 would be a SOFR Loan, or (b) other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

2.14 Termination of Revolving Loan Commitment. On the date on which the Revolving Loan Commitment terminates pursuant to Section 11.2 hereof, all Loans and other Liabilities shall become immediately due and payable, without presentment, demand or notice of any kind.

2.15 Unused Line Fee. Borrower hereby agrees to pay the Unused Line Fee to the Administrative Agent for the benefit of the Lenders on a Pro Rata Share basis, which shall accrue commencing on the date which is one hundred eighty (180) days following the Closing Date and be payable in arrears on the first day of each Fiscal Quarter thereafter and continuing until and on the Stated Maturity Date, which fee shall be nonrefundable and deemed fully earned on the date of payment thereof; provided, however, upon the increase of the Maximum Revolving Facility pursuant to Section 2.2 hereof to an aggregate amount equal to $250,000,000, the Unused Line Fee shall cease to accrue as of such date until one hundred eighty (180) days following such date and thereafter shall accrue and be payable in arrears on the first day of each Fiscal Quarter thereafter and continuing until and on the Stated Maturity Date, which fee shall be nonrefundable and deemed fully earned on the date of payment thereof. Also see Fee Letter (Agent). Said fee shall be calculated on the basis of a 360 day year.

2.16 Fee Letter (Agent)/Fee Letter (Lenders). The Borrower shall pay to the Administrative Agent the fees required to be paid pursuant to the Fee Letter (Agent), in immediately available funds, which fees shall be nonrefundable and deemed fully earned when paid. The Borrower shall pay to the Administrative Agent (for its benefit and the benefit of the Lenders) the fees required to be paid pursuant to the Fee Letter (Lenders), in immediately available funds, which fees shall be nonrefundable and deemed fully earned when paid.

2.17 Mandatory Prepayments. Upon receipt by Borrower of the proceeds of the sale or other disposition of any Underlying Loans or any other assets of Borrower which are subject to a Lien in favor of Administrative Agent, Borrower shall prepay the outstanding principal amount of the Liabilities such that the outstanding principal balance of the Loans does not exceed the Borrowing Base.

2.18 Settlement Procedures. Subject to Section 12.8, on each Payment Date, the Administrative Agent shall make the following payments from the Demand Deposit Account in the following order and priority of payments:

(a) [reserved];

(b) [reserved];

(c) to the Administrative Agent, to the payment of all fees, costs, expenses and indemnities of Administrative Agent (in its capacity as such), including reasonable and documented (in summary form) attorneys’ fees and costs of Administrative Agent, and any other Liabilities owing to Administrative Agent in respect of sums advanced by Administrative Agent to preserve the Collateral (and the Underlying Collateral) or to preserve its security interest in the Collateral (or any other collateral provided pursuant to any other Financing Agreement, including the Underlying Collateral);

(d) to the Administrative Agent, to the payment of that portion of the Liabilities constituting fees, costs, expenses and indemnities of Administrative Agent;

(e) to the Administrative Agent for distribution to the Lenders, to the payment of that portion of the Liabilities constituting fees, costs, expenses and indemnities of the Lenders as provided herein, ratably among them in proportion to the respective amounts described in this clause (g) payable to them;

(f) to the Administrative Agent for distribution to the Lenders on a Pro Rata Share basis, the Interest Distribution Amount for such Payment Date;

(g) to the Administrative Agent for distribution to the applicable Lenders or their Affiliate, all Bank Product Obligations owing to the applicable Lenders or their Affiliates, ratably among such Lenders and their Affiliates in proportion to the respective amounts described in this clause (i) payable to them; and

(h) on a pari passu basis, to the Administrative Agent for distribution to the Lenders on a Pro Rata Share basis and to the Administrative Agent, all other amounts then due under the Financing Agreements.

2.19 Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due hereunder to Administrative Agent for the account of the applicable Lender that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative

Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

2.20 Proration of Payments. Except as provided in Section 13.14, if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of principal of or interest on any Loan (but excluding (i) any payment pursuant to Section 3 or Section 12.15 and (ii) payments of interest on any Loan described in Section 3.3), then such Lender shall purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

2.21 Extension of Maturity Date.

(a) First Extension Option. Borrower shall have the option (the “First Extension Option”) to extend the Initial Maturity Date to the First Extended Maturity Date upon satisfaction of the following conditions precedent which must be satisfied prior to the Initial Maturity Date:

(1) Extension Request. Borrower shall deliver written notice of such request (the “First Extension Request”) to Administrative Agent not earlier than the date which is one hundred twenty (120) days prior to the Initial Maturity Date and not later than the date which is thirty (30) days prior to the Initial Maturity Date;

(2) Payment of the Extension Fee. Borrower shall pay to Administrative Agent an extension fee for each such extension, in the amount of the First Extension Fee as defined in the Fee Letter (Agent);

(3) No Default. On the date the First Extension Request is submitted and on the Initial Maturity Date, there shall exist no Default or Event of Default; and

(4) Consent. Not later than the Initial Maturity Date, the extension shall have been consented to and documented to Administrative Agent’s satisfaction by Borrower and each Guarantor.

(b) Second Extension Option. Borrower shall have the option (the “Second Extension Option”) to extend the First Extended Maturity Date to the Second Extended Maturity Date upon satisfaction of the following conditions precedent which must be satisfied prior to the First Extended Maturity Date:

(1) Extension Request. Borrower shall deliver written notice of such request (the “Second Extension Request”) to Administrative Agent not earlier than the date which is one hundred twenty (120) days prior to the First Extended Maturity Date and not later than the date which is thirty (30) days prior to the First Extended Maturity Date;

(2) Payment of the Extension Fee. Borrower shall pay to Administrative Agent an extension fee for each such extension, in the amount of the Second Extension Fee as defined in the Fee Letter (Agent);

(3) No Default. On the date the Second Extension Request is submitted and on the First Extended Maturity Date, there shall exist no Default or Event of Default;

(4) Consent. Not later than the First Extended Maturity Date, the extension shall have been consented to and documented to Administrative Agent’s satisfaction by Borrower and each Guarantor; and

(5) First Extension. Borrower shall have extended the Initial Maturity Date to the First Extended Maturity Date in accordance with the terms and provisions of Section 2.21(a) above.

3. FUNDING LOSSES; REPLACEMENT OF LENDERS; BENCHMARK; TAXES

3.1 Increased Costs. If any Change in Law shall: (i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Loan Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this

Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.2 Inability to Determine Rates. Subject to Section 3.8 if Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on or prior to the first day of any Term SOFR Interest Period, Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by Administrative Agent to Borrower, any obligation of the Lenders to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) until Administrative Agent revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to Section 3.4.

3.3 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, or to determine or charge interest rates based upon SOFR, then, upon notice thereof by such Lender to Borrower (through Administrative Agent), any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay any additional amounts required pursuant to Section 3.4.

3.4 Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan or the conversion of any SOFR Loan other than on the payment date therefor (including as a result of an Event of Default) or the last day of the Term SOFR Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (c) any acceleration of the maturity of the Loan by Administrative Agent (with the consent of the Required Lenders) in accordance with the terms of this Agreement or the Notes, then, in any such event, Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

3.5 Mitigation of Circumstances; Replacement of Lenders.

Each Lender shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Section 3.10 or Section 3.1 or (ii) the occurrence of any circumstances described in Section 3.2 or Section 3.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower and Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

If (i) Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 3.10 or Section 3.1, or any Lender gives notice of the occurrence of any circumstances described in Section 3.2 or Section 3.3 and in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section 3.5, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender pursuant to Section 13.15, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, designate another bank which is acceptable to Administrative Agent in Administrative Agent’s reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender, such Lender’s rights hereunder (other than its existing rights to payments pursuant to Section 3.10 or Section 3.1), and obligations under this Agreement and the related Financing Agreements, without recourse to or warranty by, or expense to, such Lender, provided that: (A) the purchase price is equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement (including any amounts under Section 3.4), and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder; (B) in the case of any such purchase resulting from a claim for compensation under Section 3.10 or Section 3.1, such purchase will result in a reduction in such compensation or payments thereafter; (C) such purchase does not conflict with applicable Laws; and (D) in the case of any purchase resulting from a Lender becoming a Non-Consenting Lender, the Replacement Lender shall have consented to the applicable amendment, waiver, or consent.

A Lender shall not be required to make any such purchase or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such purchase and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, the Lender that acts as Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 3.9.

3.6 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to the foregoing provisions of this Section 3 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Section 3.1 and Section 3.4, and the provisions of such Sections shall survive repayment of the Liabilities, cancellation of any Note(s) and termination of this Agreement.

3.7 Lender Statements. Each affected Lender shall deliver a written statement to the Borrower and Administrative Agent as to the amount due, if any, under Sections 3.1, 3.3 or 3.4 hereof. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of demonstrable error. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement.

3.8 Benchmark Replacement Setting; Benchmark Conforming Changes. Notwithstanding anything to the contrary herein or in any other Financing Agreement, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (a) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Financing Agreement (other than any Hedging Agreement) in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Financing Agreement and (b) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Financing Agreement (other than any Hedging Agreement) in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Financing Agreement so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis on the first day of the month. In connection with the use, administration, adoption or implementation of Term SOFR or a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Agreement, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Agreement. Administrative Agent will promptly notify Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Conforming Changes. Administrative Agent will promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Financing Agreement, except, in each case, as expressly required pursuant to this Section. Notwithstanding anything to the contrary herein or in any other Financing Agreement (other than any Hedging Agreement), at any time, (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Administrative Agent may modify the definition of “Term SOFR Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and if such tenor is the only tenor specified in such definition, Administrative Agent may, in its sole discretion, add an Available Tenor to such definition and implement a Benchmark Replacement Adjustment with respect thereto, and (i) if a tenor that was removed pursuant to clause (a) above either (A) is subsequently displayed on a screen or information service for a Benchmark or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then Administrative Agent may modify the definition of “Term SOFR Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans, and any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period.

3.9 Further Documentation; Loss of Notes. If any further documentation or information is (a) required by Administrative Agent or any Lender or any prospective transferee in connection with selling, transferring, delivering, assigning, or granting a participation in the Loans (or transferring the servicing of the Loans), or (b) deemed necessary or appropriate by Administrative Agent to correct patent mistakes in the Financing Agreements, Borrower shall promptly provide, or cause to be promptly provided to Administrative Agent and Lenders, and, in the case of (b), unless such patent mistake is due to the gross negligence or willful misconduct of Administrative Agent and Lenders as finally determined in a non-appealable judicial proceeding, at Borrower’s cost and expense, such documentation or information as Administrative Agent and any Lender or any prospective transferee may reasonably request. Upon notice from Administrative Agent of the loss, theft, or destruction of any of the Revolving Credit Notes and upon receipt of indemnity reasonably satisfactory to Borrower from the applicable Lender, or in the case of mutilation of any of the Revolving Credit Notes, upon surrender of the mutilated

Revolving Credit Note, Borrower shall promptly execute and deliver a new promissory note of like tenor in lieu of the then to be superseded Revolving Credit Note.

3.10 Taxes.

(a) All payments made by a Credit Party hereunder or under any Financing Agreements shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable Laws, all payments hereunder or under the Financing Agreements (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Credit Party free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b) If a Credit Party shall be required by applicable Laws (as determined in the good faith discretion of an applicable Administrative Agent) to deduct any Taxes from or in respect of any sum payable to any Recipient hereunder or any other Financing Agreement: (i) such Credit Party shall make such deductions; (ii) such Credit Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable Laws; and (iii) if the Taxes are Indemnified Taxes, the sum payable shall be increased by the Credit Party as much as shall be necessary so that after making all the required deductions (including deductions applicable to additional sums payable under this Section 3.10), the Recipient receives an amount equal to the sum it should have received had no such deductions been made. In addition, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by the Credit Parties to a Governmental Authority pursuant to this Section, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(c) The Credit Parties shall jointly and severally indemnify, and within ten (10) days of demand therefor, pay Administrative Agent and each other Recipient for the full amount of Indemnified Taxes and other liabilities, expenses and costs related thereto (including without limitation, reasonable attorneys’ or tax advisors’ fees and disbursements and Taxes imposed on amounts received under this Section 3.10) that are paid by, or imposed on, Administrative Agent or such other Recipient (and any of their respective affiliates), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A demand as to the amount of such payment or liability delivered to the Credit Parties by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) (i) To the extent permitted by applicable Laws, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrower and Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States federal withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “U.S. Tax Compliance Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable Laws, deliver to Borrower and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new U.S. Tax Compliance Certificate, to confirm or establish the entitlement of such Lender or Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan, or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so. If a payment made to a Lender under this Agreement, whether made by any Credit Party or Administrative Agent, would be subject to United States federal withholding taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent, such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their applicable obligations under FATCA, to determine that such Lender has or has not complied with the such Recipient’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

(ii) Each Lender that is not a Non-U.S. Participant shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 3.10(d)(ii) is rendered obsolete or inaccurate in any material respect as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable Laws, deliver to Borrower and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(e) Each Lender agrees to severally indemnify Administrative Agent and hold Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 3.10) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by a Credit Party pursuant to this Section 3.10, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 10 days from the date Administrative Agent makes written demand therefor. A demand as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Agreement or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (e).

(f) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.10 (including by the payment of additional amounts pursuant to this Section 3.10), it shall, so long as no Event of Default is occurring, pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.10(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.10(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.10(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each party’s obligations under this Section 3.10 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Loan Commitments and the Financing Agreements, and the repayment, satisfaction or discharge of all other obligations under any Financing Agreement.

4. UNDERLYING LOAN DOCUMENT REQUIREMENTS; ESCROW ACCOUNT; ATTORNEY-IN-FACT

4.1 Underlying Loan Documents.

(a) Reserved.

(b) Borrower shall cause the executed original Underlying Note to be delivered to Custodian duly endorsed by the Borrower named as payee or endorsee of such item or Underlying Note in blank. In the event that any other Underlying Collateral, including proceeds, is evidenced by or consists of instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and if and to the extent that Administrative Agent determines that perfection or priority of Administrative Agent’s security interest is dependent on or enhanced by possession, Borrower, promptly upon the request of

Administrative Agent, shall endorse and deliver physical possession of such instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper) to the Custodian.

4.2 Status of Underlying Obligors and Underlying Loans. The Borrower shall promptly upon obtaining actual knowledge thereof: (a) inform the Administrative Agent in writing of any material delay in any Underlying Obligor’s performance of any of its obligations under any Underlying Loan Documents, or of any assertion of any claims, offsets or counterclaims by any Underlying Obligor other than made in the ordinary course of business, either of which could reasonably be expected to have a Material Adverse Effect; (b) furnish to and inform the Administrative Agent of all adverse information relating to the financial condition or assets or property of any Underlying Obligor which could have reasonably be expected to have a Material Adverse Effect; and (c) notify the Administrative Agent in writing if any Underlying Loans with respect to which the Administrative Agent for the Lenders has made an advance are no longer Eligible Underlying Loans.

4.3 Collection of Payments.

(a) An account (the “Demand Deposit Account”) shall have been established in the Borrower’s name with Administrative Agent, pursuant to which Administrative Agent shall have control over the Demand Deposit Account in accordance with a Blocked Account Agreement. The Servicer shall remit all Income received by it in accordance with the Servicing Agreement to the Demand Deposit Account within five (5) Business Days of receipt. To the extent Borrower receives any amounts in respect of Income directly, Borrower shall deposit such Income in the Demand Deposit Account promptly upon receipt of same.

(b) An account (the “Escrow Account”) shall have been established in the Borrower’s name with Administrative Agent. Borrower (or the Servicer on the Borrower’s behalf) shall deposit to the Escrow Account all escrow reserves received by the Originator or the Borrower in connection with the Underlying Loan Documents related to Eligible Underlying Loans. The Borrower (or the Servicer on the Borrower’s behalf) shall be permitted to make disbursements from the Escrow Account in accordance with the terms of the applicable Underlying Loan Documents without the consent of the Administrative Agent or any Lender.

(c) The Borrower hereby agrees that all payments made to the Demand Deposit Account, or otherwise received by the Administrative Agent in respect of the obligations of Underlying Obligors pursuant to the Underlying Loan Documents or as proceeds of other Collateral, upon the election of Administrative Agent upon the occurrence and during the continuance of an Event of Default will, subject to applicable Law, be the sole and exclusive property of the Administrative Agent for the ratable benefit of the Lenders and Administrative Agent (to the extent of the Liabilities). The Borrower further agrees that all payments made to the Demand Deposit Account upon the occurrence and during the continuance of an Event of Default will be applied as set forth in Section 12.8 as follows: (a) each day’s available balance in respect of checks and other instruments received by the Administrative Agent in the Demand Deposit Account or otherwise at its offices in Chicago, Illinois, will be credited by the Administrative Agent (conditional upon final collection) as set forth in Section 12.8 two (2) Business Days after receipt by the Administrative Agent; and (b) all cash payments received by the Administrative

Agent in the Demand Deposit Account at its offices in Chicago, Illinois, including, without limitation, payments made by wire transfer of immediately available funds received by the Administrative Agent, will be credited and applied by the Administrative Agent as set forth in Section 12.8 on the receipt of immediately available funds by the Administrative Agent. If during the period of such Event of Default, the Borrower shall receive any payment of Income from any Underlying Obligor, the Borrower hereby agrees that, upon the election of Administrative Agent, all such payments shall, subject to applicable Law, be the sole and exclusive property of the Administrative Agent (to the extent of the Liabilities), and the Borrower shall hold such payments in trust as the Administrative Agent’s trustee and within five (5) Business Days deliver said payments to the Demand Deposit Account and shall be applied in accordance with this Section. The Borrower agrees to pay to the Administrative Agent any and all reasonable fees, costs and expenses which the Administrative Agent incurs in connection with opening and maintaining the Demand Deposit Account and the Escrow Account for the Borrower and depositing for collection by the Administrative Agent any check or item of payment received and/or delivered to the Administrative Agent on account of the Borrower’s Liabilities.

4.4 Appointment of the Administrative Agent as the Borrower’s Attorney-in-Fact. The Borrower hereby irrevocably and unconditionally designates, makes, constitutes and appoints the Administrative Agent (and all Persons designated by the Administrative Agent in writing to the Borrower) as the Borrower’s true and lawful attorney-in-fact, and authorizes the Administrative Agent, in the Borrower’s or the Administrative Agent’s name to do the following: (a) at any time: (i) endorse the Borrower’s name upon any items of payment or proceeds thereof and deposit the same in the Demand Deposit Account; and (ii) endorse the Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or General Intangible of the Borrower, including any payment obligation of any Underlying Obligor, to collect the proceeds thereof and deposit the same in the Demand Deposit Account; and (b) after an Event of Default has occurred and is continuing: (i) sign the Borrower’s name on any notices, verifications, correspondence or other documents of the Borrower and notices thereof to each Underlying Obligor; (ii) take control in any manner of any item of payment on or proceeds from any Underlying Obligor with respect to obligations under each Underlying Loan and apply such item of payment or proceeds to the Liabilities; (iii) demand payment from each Underlying Obligor in accordance with the terms of the applicable Underlying Loan Documents; (iv) enforce performance and payment from each Underlying Obligor in accordance with the applicable Underlying Loan Document by legal proceedings or otherwise; (v) exercise all of the Borrower’s rights and remedies with respect to proceedings brought under any Underlying Loan Document; (vi) sell or assign Underlying Loans upon such terms, for such amount and at such time or times as the Administrative Agent deems advisable in its reasonable discretion and in accordance with applicable Law; (vii) settle, adjust, compromise, extend or renew any Underlying Loan in its reasonable discretion and in accordance with applicable Law; (viii) sell, assign, lease, license, discharge or release any Underlying Collateral in its reasonable discretion and in accordance with applicable Law; (ix) prepare, file and sign the Borrower’s name on any proof of claim in bankruptcy or other similar document against Borrower or any Underlying Obligor; (x) have access to any lock box or postal box into which the Borrower’s or Underlying Obligor’s mail is deposited, and open and process all payments addressed to the Borrower or any Underlying Obligor and deposited therein; and (xi) do all other acts and things which are necessary or advisable, in the Administrative Agent’s reasonable discretion, to fulfill the Borrower’s obligations under this Agreement. The Borrower hereby ratifies and approves all acts under such power of attorney and neither Administrative Agent nor any other Person acting as Borrower’s attorney hereunder will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith except as result of its gross negligence or willful misconduct as finally determined in a non-appealable judicial proceeding. The appointment of Administrative Agent (and any of the Administrative Agent’s officers, employees or agents designated by the Administrative Agent) as Borrower’s attorney, and each and every one of Administrative Agent’s rights and powers, being coupled with an interest, are irrevocable until Payment in Full and this Agreement shall have expired or been terminated in accordance with the terms hereunder. Without restricting the generality of the foregoing, after an Event of Default has occurred and is continuing, Borrower hereby appoints and constitutes the Administrative Agent as its lawful attorney-in-fact with full power of substitution in the Collateral and the Underlying Collateral to use unadvanced funds remaining under the Revolving Credit Note or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Revolving Credit Note, to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral or the Underlying Collateral; to execute all applications and certificates in the name of Borrower to prosecute and defend all actions or proceedings in connection with the Collateral and the Underlying Collateral; and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.

5. CONDITIONS OF LOANS

5.1 Conditions to all Loans. Notwithstanding any other term or provision contained in this Agreement, the making of any Loan provided for in this Agreement shall be conditioned upon the following:

(a) The Borrower’s Request.

(1) Procedure for Borrowing Revolving Loans. The Administrative Agent shall have received by no later than noon (Chicago time) (other than in respect of any Revolving Loans made on the Closing Date), two (2) Business Days prior to the Borrowing Date, a Borrowing Notice required under Section 2.12 hereof, including a specific amount for the requested Loan and a final executed borrowing base certificate. In addition, each request for a Loan shall be accompanied or preceded by (i) all other documents not previously delivered as required to be delivered to the Administrative Agent under Section 5.2 hereof, and (ii) a final borrowing base certificate (together with a data page attached thereto) from the Borrower, signed by a Duly Authorized Officer, in form and substance reasonably satisfactory to the Administrative Agent.

(2) [Reserved].

(3) Making of Revolving Loans. Promptly upon receipt of such borrowing request pursuant to Section 5.1(a)(1), Administrative Agent will advise each Lender thereof and Administrative Agent shall provide each Lender at least (i) two (2) Business Days prior to the Borrowing Date, a copy of the draft borrowing base certificate and (ii) one (1) Business Day prior to the Borrowing Date, a copy of the Borrowing Notice required under Section 2.12 hereof, including a specific amount for the requested Loan and a final executed borrowing base certificate. Not later than noon (Chicago time), on the proposed Borrowing Date, each Lender shall provide Administrative Agent at the office specified by Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as Administrative Agent has not received written notice that the conditions precedent set forth in Section 5.1 (and Section 5.2 with respect to initial Revolving Loans made hereunder on the Closing Date) with respect to such borrowing have not been satisfied, Administrative Agent shall pay over the funds received by Administrative Agent to Borrower on the requested Borrowing Date.

(b) Reserved.

(c) No Default. Neither a Default nor an Event of Default shall have occurred and be continuing.

(d) Other Requirements. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, all certificates, orders, authorities, consents, affidavits, schedules, instruments, agreements, financing statements, and other documents which are provided for hereunder or under or in connection with any Financing Agreement, or which the Administrative Agent may at any time reasonably request. All costs and expenses of the Administrative Agent and each other Lender payable pursuant to Section 12.2 hereof shall be paid prior to, or concurrently with, the making of the applicable requested Loan.

(e) Representations and Warranties. All of the representations and warranties contained in the Financing Agreements to which the Borrower is a party and in this Agreement (including, without limitation, those set forth in Sections 4 and 7 hereof), shall be (x) true and correct in all respects with respect to any Loan made on the Closing Date and as of such date and (y) true and correct in all material respects (without duplication of any materiality qualifier) as of the date of any request for a Loan after the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except as set forth in any Approved Exceptions Report.

(f) Underlying Loans. If the applicable Loan is being requested to permit Borrower to acquire an Underlying Loans from Originator, the Administrative Agent shall have received all of the following, within the time periods specified, each in form and substance reasonably satisfactory to the Administrative Agent:

(1) Preliminary Transaction Summary; Final Underwriting Documents and all Subsequent Amendments. (A) Promptly following a request by the Administrative Agent, Borrower shall provide to Administrative Agent (i) a true, correct and complete copy of the Originator’s preliminary screening memos and transaction summaries with respect to the contemplated Underlying Loan and (ii) a true, correct and complete copy of the Originator’s preliminary underwriting documents with respect to the requested Underlying Loan and (B) not fewer than five (5) Business Days prior to the requested Borrowing Date, Administrative Agent shall have received true, correct and complete copies of the final underwriting documents (including all amendments, modifications or supplements with respect to the preliminary underwriting documents) and final credit approvals. Notwithstanding the foregoing, any non-material deviations from the final underwriting documents that do not require approval of the Borrower’s, Originator’s or Parent’s, as applicable, credit committee or the prior written consent of Administrative Agent as set forth herein shall be provided on, or prior to, the Borrowing Date.

(2) Appraisals; Due Diligence; Flood Insurance. Not fewer than eight (8) Business Days prior to the requested Borrowing Date, Administrative Agent shall have received (A) an Appraisal with respect to the Property and Facility to be acquired or owned by an Underlying Obligor in connection with the making of the Underlying Loan on the Borrowing Date, (B) a Phase I environmental report of the Property addressed to Borrower (and permitting reliance by Administrative Agent) prepared by an environmental audit firm reasonably acceptable to the Administrative Agent, the form and results of which shall be satisfactory to the Administrative Agent in its reasonable determination, (C) property condition reports (including probable maximum loss seismic reports for high-risk areas) for each parcel of Property financed with proceeds of an Underlying Loan, the form, substance and results of which shall be satisfactory to the Administrative Agent in its reasonable determination, and (D) a flood insurance policy, if applicable, concerning the Underlying Obligor’s Property, reasonably satisfactory to the Administrative Agent, if required by the Flood Disaster Protection Act of 1973.

(3) Business and Legal Diligence/Background Checks/KYC Compliance. Not fewer than five (5) Business Days prior to the requested Borrowing Date, Administrative Agent shall have received (i) a certificate signed by Originator certifying as to the completion by Originator of customary business and legal diligence, including background checks, with respect to the Underlying Collateral, each Underlying Obligor and the senior management, owners, operators, investors, directors, members, managers and the applicable management company of each Underlying Obligor that it has obtained, in each case the results of which shall be satisfactory to Borrower in all respects in its reasonable discretion and (ii) all information reasonably requested by Administrative Agent in order to complete Administrative Agent’s customary “know your customer” compliance requirements with respect to each Underlying Obligor (the results of which shall have been satisfactory to Administrative Agent and the Lenders in all respects in their reasonable discretion).

(4) Copies of Underlying Loan Documents. Not fewer than (A) three (3) Business Days prior to the requested Borrowing Date, Administrative Agent shall have received drafts of the Borrower’s proposed final Underlying Loan Documents, including all closing checklists, with respect to the requested Underlying Loan, and (B) one (1) Business Day prior to the requested Borrowing Date, Administrative Agent shall have received true, correct and complete executed copies of all Underlying Loan Documents, together with marked redline electronic versions of such Underlying Loan Documents showing the changes (if any) to such Underlying Loan Documents from those delivered pursuant to clause (A) of this subsection (it being understood that such documents may have been delivered by the Originator and the related Underlying Obligor in escrow). To the Borrower’s knowledge, all of the representations and warranties of the applicable Underlying Obligors under the Underlying Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier) as of the Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(5) Insurance; Governing Documents and Good Standings; Lien Searches. Not fewer than two (2) Business Days prior to the requested Borrowing Date, Administrative Agent shall have received (A) certificates from the Underlying Obligor’s insurance carriers evidencing that all insurance coverage required by the Underlying Loan Documents is in effect, (B) (i) copies, certified as correct and complete by the applicable state of organization of each Underlying Obligor, of the certificate of incorporation or certificate of formation, as applicable, such Underlying Obligor, with any amendments to any of the foregoing, as of a recent date, (ii) certificates of good standing for each Underlying Obligor issued by the state of organization of such Underlying Obligor and by each state in which such Underlying Obligor is doing and currently intends to do business for which qualification is required, as of a recent date and (iii) third-party lien searches for each Underlying Obligor (in form and substance reasonably satisfactory to Administrative Agent), as of a recent date and (C) such other diligence items as Administrative Agent shall reasonably request.

(6) Negotiable Collateral. On or prior to the applicable Borrowing Date, Borrower shall cause the original Underlying Note along with the related Allonge to be delivered to Custodian or Borrower’s closing counsel as bailee to hold on behalf of Administrative Agent and the Lenders, pursuant to the Custodial Agreement or bailee agreement, as applicable, in form and substance acceptable to Administrative Agent, in Administrative Agent’s reasonable discretion, duly endorsed by the Borrower named as payee or endorsee of such item in blank. After the related Borrowing Date, in the event that any other Underlying Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Administrative Agent determines that perfection or priority of Administrative Agent’s security interest is dependent on or enhanced by possession, Borrower, promptly upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Custodian to hold on behalf of Administrative Agent.

(7) Collateral Assignment of Underlying Loan Documents/ Collateral Assignment of Note, Mortgage, Assignment of Leases and Rents, Security Agreement, and Other Loan Documents/Assignment of Mortgage/Deed of Trust/Allonge/Underlying Loan Certificate. Not fewer than (x) one (1) Business Day prior to the requested Borrowing Date, Administrative Agent shall have received a draft (A) (i) Collateral Assignment of Underlying Loan Documents, (ii) Collateral Assignment of Note, Mortgage, Assignment of Leases and Rents, Security Agreement, and Other Loan Documents and (iii) Assignment of Mortgage/Deed of Trust with respect to the applicable Underlying Loan(s), in each case together with drafts of all other documents required to be delivered in connection therewith (including, without limitation, assignment of UCC financing statements in form and substance reasonably acceptable to Administrative Agent and an Allonge with respect to each Underlying Note) and (B) Underlying Loan Certificate with respect to the requested Loan and the applicable Underlying Loan(s) and (y) on the date of the requested Borrowing Date, Administrative Agent shall have received a duly executed (A) (i) Collateral Assignment of Underlying Loan Documents, (ii) Collateral Assignment of Note, Mortgage, Assignment of Leases and Rents, Security Agreement, and Other Loan Documents and (iii) Assignment of Mortgage/Deed of Trust with respect to the applicable Underlying Loan(s), in each case together with all other documents required to be delivered in connection therewith (including, without limitation, clean copy of amendment or assignment of UCC financing statements in favor of Borrower in form and substance reasonably acceptable to Administrative Agent to the extent available at such time and an Allonge with respect to each

Underlying Note); provided, however, Borrower shall use commercially reasonable efforts to deliver such clean copy of amendment or assignment of UCC financing statements on the date of the requested Borrowing Date but shall in no event deliver such clean copy of amendment or assignment of UCC financing statements more than five (5) Business Days thereafter; provided, further, for the avoidance of doubt, Borrower hereby authorizes Administrative Agent (x) (i) to file or direct the Custodian to file such amendment or assignment of UCC financing statements and (ii) to record or direct the Custodian to record such Collateral Assignment of Note, Mortgage, Assignment of Leases and Rents, Security Agreement, and Other Loan Documents, in each case upon receipt thereof from Borrower and (y) upon the occurrence and during the continuation of an Event of Default under this Agreement, to direct the Custodian to record such Assignment of Mortgage/Deed of Trust, in each case including any amendment or assignment related thereto at any time thereafter as the Administrative Agent deems necessary in connection with the perfection of Administrative Agent’s security interest in and Lien on any of the Collateral and Underlying Collateral and of the preservation of its rights therein; and (B) Underlying Loan Certificate with respect to the requested Loan and the applicable Underlying Loan(s).

(g) Miscellaneous. Administrative Agent reserves the right to request and require such other agreements, documents, certificates and due diligence as it deems reasonably necessary, including, without limitation, any additional follow-up environmental documents and reports.

5.2 Initial Loans. Any Lender’s obligation to make the initial Revolving Loans is, in addition to the conditions precedent specified in Section 5.1 hereof, subject to the satisfaction of each of the following conditions precedent on or prior to the Closing Date (unless otherwise specifically stated otherwise in this Section 5.2):

(a) Fees and Expenses. The Borrower shall have paid all fees owed to the Administrative Agent and Lenders and reimbursed Administrative Agent (and, if applicable, the Lenders) for all costs, disbursements, fees and expenses due and payable hereunder on or before the Closing Date, including, without limitation, all fees and costs identified in Section 12.2(a) hereof.

(b) Documents. The Administrative Agent shall have received all of the following, each duly executed and delivered and dated the Closing Date, or such earlier date as shall be satisfactory to the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent in its reasonable determination:

(1) Financing Agreements. This Agreement, the Revolving Credit Notes, the Guaranty, the Pledge Agreement, the Custodial Agreement, the Servicer Notice, the Blocked Account Agreement, each perfection certificate and each other Financing Agreement;

(2) Resolutions; Incumbency and Signatures. Copies of resolutions of the sole member of the Borrower, authorizing or ratifying the execution, delivery and performance by the Borrower of this Agreement, the other Financing Agreements to which the Borrower is a party and any other document provided for herein or therein to be executed by Borrower, certified by a Duly Authorized Officer. A certificate of a Duly Authorized Officer certifying the names of the officers of the Borrower authorized to make a borrowing request and sign this Agreement and the other Financing Agreements to which the Borrower is a party, together with a sample of the true signature of each such officer; the Administrative Agent may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein. A copy of the written consent of Parent authorizing or ratifying the execution, delivery and performance by Parent of the Guaranty, certified by a Duly Authorized Officer. A copy of the written consent of Pledgor authorizing or ratifying the execution, delivery and performance by Pledgor of the Pledge Agreement, certified by a Duly Authorized Officer. A copy of the written consent of each of Servicer and Originator authorizing or ratifying the execution, delivery and performance by such Person of the Financing Agreements to which it is a party and any other document provided for herein or therein to be executed by such Party, certified by a Duly Authorized Officer.

(3) Consents. Certified copies of all documents evidencing any necessary consents and Governmental Approvals, if any, with respect to this Agreement, the other Financing Agreements, and any other documents provided for herein or therein to be executed by Borrower;

(4) Opinion of Counsel. An opinion of Polsinelli P.C, the legal counsel to the Borrower, Parent, Pledgor, Servicer and Originator (including, without limitation, non consolidation and true sale opinions);

(5) Financial Condition Certificate. A financial condition certificate, signed on behalf of the Borrower by a Duly Authorized Officer of the Borrower;

(6) Governing Documents and Good Standings. Administrative Agent shall have received (i) copies, certified as correct and complete by the applicable state of organization of Borrower, Parent, Pledgor, Servicer and Originator, of the certificate of formation of Borrower, Parent, Pledgor, Servicer and Originator, with any amendments to any of the foregoing, as of a recent date, (ii) copies, certified as correct and complete by an authorized officer or member of Borrower, Parent, Pledgor, Servicer and Originator, of all other documents necessary for performance of the obligations of Borrower, Parent, Pledgor, Servicer and Originator under this Agreement and the other Financing Agreements, and (iii) certificates of good standing for Borrower, Parent, Pledgor, Servicer and Originator issued by the state of organization of Borrower, Parent, Pledgor, Servicer and Originator and by each state in which Borrower, Parent, Pledgor, Servicer and Originator is doing and currently intends to do business for which qualification is required, as of a recent date (such certificates set forth in (i) through (iii), the “Certificates”);

(7) UCC Financing Statements; Termination Statements; UCC Searches. UCC Financing Statements, as requested by the Administrative Agent, naming the Borrower as debtor and the Administrative Agent as secured party with respect to the Collateral, together with such UCC termination statements necessary to release all Liens (other than Permitted Liens) and other rights in favor of any Person in any of the Collateral except the Administrative Agent (for the ratable benefit of the Lenders and the Administrative Agent), and other documents as the Administrative Agent deems necessary or appropriate, shall have been filed in all jurisdictions that the Administrative Agent deems necessary or advisable. UCC Financing Statements or UCC Amendment Statements, as requested by the Administrative Agent, naming the Pledgor as debtor and the Administrative Agent as secured party with respect to the Collateral (as defined in the Pledge Agreement) and other documents relating thereto, if any, as the

Administrative Agent deems necessary or appropriate, shall have been filed in all jurisdictions that the Administrative Agent deems necessary or advisable. UCC tax, lien, bankruptcy, pending suit and judgment searches for Borrower, Parent, Pledgor, Servicer and Originator (including, for each, any assumed name or trade name) and each dated a date reasonably near to the Closing Date in all jurisdictions deemed necessary by the Administrative Agent, the results of which shall be satisfactory to the Administrative Agent in its reasonable determination;

(8) Insurance Certificates. Certificates from the Borrower’s insurance carriers evidencing that all required insurance coverage is in effect, each designating the Administrative Agent as an additional insured, mortgagee and lender’s loss payee (as applicable) thereunder (and any endorsements reasonably required by Administrative Agent thereof);

(9) Operating Agreements. Correct and complete copies of the duly executed limited liability company agreement of Borrower, Parent, Pledgor, Servicer and Originator, in each case, as and to the extent amended; and

(10) Other. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, all certificates, orders, authorities, consents, affidavits, schedules, instruments, agreements, financing statements, and other documents which are provided for hereunder or under or in connection with any Financing Agreement, which the Administrative Agent may reasonably request on or prior to the Closing Date.

(c) Servicing Agreement. The Administrative Agent shall have received a correct and complete copy of the Servicing Agreement, together with all applicable amendments thereto, certified by a Duly Authorized Officer of Borrower, and such Servicing Agreement shall be acceptable to Administrative Agent in its sole and absolute discretion

(d) Certificate. The Administrative Agent shall have received a certificate signed on behalf of the Borrower by a Duly Authorized Officer and dated the Closing Date certifying satisfaction of the conditions specified in Sections 5.1 and 5.2 hereof.

(e) Fees. The Borrower shall have paid the Administrative Agent the fees pursuant to the Fee Letter (Agent) due on the Closing Date.

(f) Bank Meetings. Borrower’s, Originator’s and Parent’s senior management shall have made themselves and Borrower’s, Originator’s and Parent’s facilities reasonably available (through scheduled bank meetings, company visits, or other venues) to Administrative Agent and Lenders and their representatives.

(g) Solvency. On the Closing Date, Borrower is Solvent.

(h) No Material Adverse Change. No Material Adverse Change, as reasonably determined by Administrative Agent and Lenders shall have occurred as of the Closing Date.

(i) Projections. The Administrative Agent shall have received copies of the Borrower’s projections for the Fiscal Years ending December 31, 2025 and December 31, 2026, including, at least, an income statement, balance sheet and projected statements of cash flow for each Fiscal Quarter, together with the Borrower’s projections of Underlying Loans to be made during such Fiscal Years.

(j) Litigation. There shall not have been instituted or threatened, as of the Closing Date, any litigation or proceeding in any court or administrative forum to which Borrower is, or is threatened to be, a party which has, or is reasonably likely to result in, a Material Adverse Change.

6. COLLATERAL

6.1 Security Interest. As security for the prompt and complete payment and performance of all of the Liabilities when due or declared due, Borrower hereby grants, pledges, assigns, conveys and transfers to the Administrative Agent (for the ratable benefit of the Lenders and Administrative Agent) a continuing security interest in and to all of Borrower’s right, title and interest in and to the following property and interests in property, whether now owned or existing or hereafter owned, arising or acquired, and wheresoever located (collectively, the “Collateral”): (a) all of Borrower’s Accounts, and all principal and interest owing by each Underlying Obligor pursuant to the Underlying Loan Documents; (b) all of the Borrower’s General Intangibles; (c) all of Borrower’s Deposit Accounts and other deposit accounts (general or special) with, and credits and other claims against, the Administrative Agent or any Lender, or any other financial institution with which the Borrower maintains deposits; (d) all of the Borrower’s contracts (including all Underlying Loan Documents), licenses, chattel paper, instruments, notes, letters of credit, contract rights, bills of lading, warehouse receipts, shipping documents, permits, tax refunds, documents and documents of title, and all of the Borrower’s Tangible Chattel Paper, Documents, Electronic Chattel Paper, Letter-of-Credit Rights, letters of credit, Software, Supporting Obligations, Payment Intangibles, and Goods (each as defined in the UCC); (e) all of the Borrower’s Inventory and Equipment and motor vehicles and trucks; (f) all of the Borrower’s monies, and any and all other property and interests in property of the Borrower, including, without limitation, Investment Property, Instruments, Security Entitlements, Uncertificated Securities, Certificated Securities, Chattel Paper, and Financial Assets (each as defined in the UCC), now or hereafter coming into the actual possession, custody or control of the Administrative Agent, any Lender or any agent or Affiliate thereof in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise), and, independent of and in addition to the Administrative Agent’s and each Lender’s rights of setoff, the balance of any account or any amount that may be owing from time to time by Administrative Agent or any Lender to the Borrower; (g) all insurance proceeds of or relating to any of the foregoing property and interests in property, and any key man life insurance policy covering the life of any officer or employee of Borrower; (h) all proceeds and profits derived from the operation of the Borrower’s business; (i) all of the Borrower’s books and records, computer printouts, manuals and correspondence relating to any of the foregoing and to the Borrower’s business; and (j) all accessions, improvements and additions to, substitutions for, and replacements, products, profits and proceeds of any of the foregoing.

6.2 Preservation of Collateral and Perfection of Security Interests Therein. The Borrower agrees that it shall execute and deliver to Administrative Agent, concurrently with the execution of this Agreement, and promptly at any time or times hereafter at the reasonable request of Administrative Agent, instruments and documents as Administrative Agent may reasonably request, in a form and substance satisfactory to Administrative Agent, to establish, create, perfect and keep perfected a first priority Lien in the Collateral and the Underlying Collateral or to otherwise protect and preserve the Collateral and the Underlying Collateral and Administrative Agent’s Liens therein (including, without limitation, if and as applicable, financing statements, and Borrower shall pay the cost of filing or recording the same in all public offices deemed necessary by Administrative Agent). If the Borrower fails to do so, Administrative Agent is authorized to file such financing statements. The Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

6.3 Loss of Value of Collateral. The Borrower agrees to promptly notify the Administrative Agent of any material loss or depreciation in the value of the Collateral, the Underlying Collateral or any portion thereof.

6.4 Right to File Financing Statements. Notwithstanding anything to the contrary contained herein, the Administrative Agent may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral as “all assets” or in particular and which contain any other information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Administrative Agent promptly upon request. Any such financing statements, continuation statements or amendments may be signed (if at any time required) by the Administrative Agent on behalf of the Borrower and may be filed at any time with or without signature and in any jurisdiction as reasonably determined by the Administrative Agent. The Administrative Agent agrees to use its reasonable efforts to notify the Borrower of the Administrative Agent taking any such action provided in this Section; provided, however, the Borrower agrees that the failure of the Administrative Agent to so notify the Borrower for any reason shall not in any way invalidate the actions taken by the Administrative Agent pursuant to this Section or give rise to any liability of Administrative Agent.

6.5 Third Party Agreements. The Borrower shall at any time and from time to time take such steps as the Administrative Agent may reasonably require for the Administrative Agent: (a) to obtain an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent, of any third party having possession of any of the Collateral that the third party holds for the benefit of the Administrative Agent; (b) to obtain “control” (as defined in the Code) of any Investment Property, Deposit Accounts, Letter of Credit Rights or Electronic Chattel Paper (each as defined in the UCC), with any agreements establishing control to be in form and substance reasonably satisfactory to the Administrative Agent; and (c) otherwise to ensure the continued perfection and priority of the Administrative Agent’s security interest in and Lien on any of the Collateral and Underlying Collateral and of the preservation of its rights therein.

6.6 All Loans One Obligation. All Liabilities of Borrower under this Agreement and each of the other Financing Agreements, are cross-collateralized and cross-defaulted. Payment of all sums and Indebtedness to be paid by Borrower to Lenders and Administrative Agent under this Agreement shall be secured by, among other things, the Financing Agreements. All loans or advances made to Borrower under this Agreement shall constitute one Loan, and all of Borrower’s Liabilities and other liabilities of Borrower to Lenders and Administrative Agent shall constitute one general obligation secured by Administrative Agent’s Lien on all of the Collateral of Borrower and by all other Liens heretofore, now, or at any time or times granted to Administrative Agent to secure the Loans and other Liabilities (for the ratable benefit of the Lenders and the Administrative Agent) as well as the Underlying Collateral. Borrower agrees that all of the rights of Administrative Agent and Lenders set forth in this Agreement shall apply to any amendment, restatement or modification of, or supplement to, this Agreement, any supplements or exhibits hereto and the other Financing Agreements, unless otherwise agreed in writing by the Administrative Agent.

6.7 Commercial Tort Claim. If the Borrower shall at any time hereafter acquire a Commercial Tort Claim (as defined in the UCC), the Borrower shall promptly notify the Administrative Agent of same in a writing signed by the Borrower (describing such claim in reasonable detail) and grant to the Administrative Agent (for the ratable benefit of the Lenders and the Administrative Agent) in such writing (at the sole cost and expense of the Borrower) a continuing, first priority security interest therein and in the proceeds thereof, with such writing to be in form and substance satisfactory to the Administrative Agent in its reasonable determination.

7. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to Administrative Agent and Lenders that as of the date of this Agreement, and continuing as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities) as long as this Agreement remains in effect:

7.1 Existence. The Borrower is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its incorporation or formation. The Borrower is duly (a) qualified and in good standing as a foreign corporation or foreign limited liability company and (b) authorized to do business, in each jurisdiction where such qualification is required because of the nature of its activities or properties, except, in each case, where the same could not be reasonably expected to have a Material Adverse Effect. The Borrower has all requisite power to carry on its business as now being conducted and as proposed to be conducted. Parent legally and beneficially owns or controls all of the issued and outstanding capital Stock of the Pledgor. Pledgor legally and beneficially owns or controls all of the issued and outstanding capital Stock of the Borrower.

7.2 Authority. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which Borrower is a party and the performance of its obligations hereunder and thereunder: (i) are within its powers; (ii) are duly authorized by the sole member of the Borrower and, (iii) are not in contravention of the terms of its limited liability company agreement, and (iv) are not in contravention of the terms of an indenture, agreement or undertaking to which it is a party or by which it or any of its property is bound. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of its obligations hereunder and thereunder: (a) do not require any governmental consent, registration or approval; (b) do not contravene any contractual or governmental restriction binding upon it; and (c) will not, except in favor of Administrative Agent, result in the imposition of any Lien upon any assets or property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its assets or property may be bound or affected. Borrower is not bound by any contractual obligation, or subject to any restriction in any organization document, that would reasonably be expected to have a Material Adverse Effect. This Agreement and all of the other Financing Agreements to which Borrower is a party have been duly executed and delivered by Borrower.

7.3 Binding Effect. This Agreement and all of the other Financing Agreements to which the Borrower is a party are the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights and remedies generally.

7.4 Financial Data.

(a) All income statements, balance sheets, cash flow statements, statements of operations, and other financial data which have been or shall hereafter be furnished to the Administrative Agent and Lenders for the purposes of or in connection with this Agreement do and will present fairly in all material respects in accordance with GAAP, consistently applied, the financial condition of the Borrower as of the dates thereof and the results of its operations for the period(s) covered thereby.

(b) There has been no Material Adverse Change with respect to Borrower. To Borrower’s knowledge, there has been no material adverse change with respect to the business, operations, financial condition, assets or property of the Underlying Obligors.

7.5 Collateral. Except for the Permitted Liens, all of the Borrower’s assets and property (including, without limitation, the Collateral) are and will continue to be owned by Borrower, has been fully paid for and are free and clear of all Liens. No financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording or filing office, other than those identifying the Administrative Agent as the secured party or except for Permitted Liens. The organizational number assigned by the Secretary of State of the Borrower’s state of formation is 10203302.

7.6 Solvency. The Borrower is Solvent. The Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any other Financing Agreement, or by completion of the transactions contemplated hereunder or thereunder.

7.7 Principal Place of Business; State of Organization. The Borrower’s state of formation or organization is Delaware and the principal place of business and chief executive office of Borrower is 600 Third Avenue, 21st Floor, New York, New York 10016. The books and records of the Borrower are maintained at the principal place of business and chief executive office of the Borrower.

7.8 Other Names. The Borrower is not using any name (including, without limitation, any trade name, trade style, assumed name, division name or any similar name), other than the name BLKM IV, LLC.

7.9 Tax Liabilities. The Borrower has filed all material federal, state and local tax reports and returns required by any Law or regulation to be filed by it, except for extensions duly obtained, and taxes that are being contested in good faith by appropriate proceedings duly conducted, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

7.10 Loans. Except as otherwise permitted by Section 9.2 hereof, the Borrower is not obligated on any loans or other Indebtedness as a borrower or guarantor.

7.11 Margin Securities. No part of the proceeds of the Loans will be used, directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates or results in a violation of Regulations U, T or X of the Board of Governors of the Federal Reserve System. The Borrower does not own any margin securities and none of the Loans advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

7.12 Organizational Structure. Parent owns all of the issued and outstanding Stock of Pledgor. Pledgor owns all of the issued and outstanding Stock of Borrower. Borrower has no Subsidiaries.

7.13 Litigation and Proceedings. No judgments are outstanding against the Borrower that could be an Event of Default under clause (e) of Section 11.1, nor is there pending, or to the best of Borrower’s knowledge, threatened any litigation, suit, action or contested claim, or federal, state or municipal governmental proceeding, by or against the Borrower which would reasonably be expected to have a Material Adverse Effect.

7.14 Other Agreements. The Borrower is not in default under or in breach of any agreement, contract, lease, or commitment to which it is a party or by which it is bound which would reasonably be expected to have a Material Adverse Effect. The Borrower does not know of any dispute regarding any agreement, contract, instrument, lease or commitment to which it is a party which would reasonably be expected to have a Material Adverse Effect. Borrower is not a party to any management agreement.

7.15 Compliance with Laws and Regulations. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of the Borrower’s obligations hereunder and thereunder are not in contravention of any applicable Law. The Borrower has obtained all licenses, authorizations, approvals, licenses and permits necessary in connection with the operation of its business, except to the extent the failure to obtain any of the foregoing would reasonably be expected to not result in a Material Adverse Effect. The Borrower is in compliance with all Laws of all Governmental Authorities applicable to it and its business, operations, property, and assets, except to the extent any such non-compliance would reasonably be expected to not result in a Material Adverse Effect.

7.16 Intellectual Property. As of the Closing Date, the Borrower does not own or otherwise possess any material Intellectual Property. To the Borrower’s best knowledge, none of its Intellectual Property infringes on the rights of any other Person.

7.17 Environmental Matters. The Borrower does not, to its actual knowledge, have any contingent liability with respect to the Management of any Hazardous Substance that would reasonably be expected to result in a Material Adverse Effect. The Borrower has not received any Environmental Notice that would reasonably be expected to result in a Material Adverse Effect.

7.18 Disclosure. No written information provided or statements made by the Borrower or its representatives to the Administrative Agent or Lenders in connection with the negotiation of this Agreement or any other Financing Agreement, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.

7.19 [Reserved].

7.20 Perfected Security Interests. The Lien in favor of the Administrative Agent provided pursuant to Section 6.1 hereof is a valid and perfected first priority security interest in the Collateral (subject only to the Permitted Liens), and all filings and other actions necessary to perfect such Lien have been or will be duly taken.

7.21 FCPA. None of Borrower or any of its Subsidiaries nor, to knowledge of Borrower, any director, manager, officer, agent, employee or other Person acting on behalf of Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption Law, and Borrower has instituted and maintains policies and procedures designed to ensure continued compliance therewith.

7.22 Broker’s Fees. The Borrower does not have any obligation to any Person in respect of any finder’s, brokers or similar fee in connection with the Loans or this Agreement.

7.23 Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.24 Underlying Loans.

(a) Each Underlying Loan which Borrower shall request Administrative Agent to classify as an Eligible Underlying Loan shall, as of the time when such request is made, conform in all material respects to the requirements of such classification as set forth in the definition of Eligible Underlying Loans as set forth herein, except as set forth in any Approved Exceptions Report.

(b) As to each Underlying Loan that is identified by Borrower as an Eligible Underlying Loan in the most recent borrowing base certificate submitted to Administrative Agent, as of the date of such certificate: (i) such Underlying Loan is a bona fide existing payment obligation of the applicable Underlying Obligor; (ii) the outstanding amount of such Underlying Loan is owed to Borrower without any known or asserted defenses, disputes, offsets, counterclaims, or rights of cancellation; (iii) such Underlying Loan is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Underlying Loans; (iv) the original amount of, the unpaid balance of, and the amount and dates of payments on such Underlying Loan shown on the books and records of Borrower and in the applicable Underlying Loan Certificate delivered to Administrative Agent are true and correct; (v) Borrower has no knowledge of any fact which is reasonably likely to impair the validity or collectability of such Underlying Loan in any material respect; (vi) [reserved]; (vii) such Underlying Loan and all Underlying Loan Documents therefor complies in all material respects with all applicable Laws; and (viii) since delivery of the Underlying Loan Documents with respect to such Underlying Loan to Administrative Agent, such Underlying Loan and Underlying Loan Documents have not been modified or amended nor any requirements relating thereto waived except to the extent such amendment, modification or waiver was not a Material Modification or was otherwise permitted under Section 9.16(b) hereof or otherwise consented to by Administrative Agent. Borrower represents that it is the sole legal and beneficial owner of each Underlying Loan, and its interest in all related Underlying Loan Documents, and that no participation interest or other ownership interest (legal, beneficial or otherwise) has been sold, assigned or is otherwise outstanding with respect thereto, except as may have been disclosed to and approved in advance in writing by Administrative Agent or as otherwise expressly permitted pursuant to this Agreement.

(c) No Underlying Obligor is a party (or is required to be a party) to any corporate integrity agreement (or such other substantially similar agreement).

7.25 Underlying Loan Documents. Each Underlying Loan is evidenced by the Underlying Loan Documents. Except as described in any written notice of an Underlying Event of Default delivered to an Underlying Obligor (with a copy to Administrative Agent), to the Borrower’s knowledge, the representations and warranties of the applicable Underlying Obligors under the Underlying Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier), the applicable Underlying Obligors are in compliance in all material respects with the covenants contained in the Underlying Loan Documents and no Underlying Event of Default exists. Borrower keeps correct and accurate records in all material respects itemizing and describing the Underlying Loans and Underlying Loan Documents. All opinions of counsel with respect to any Underlying Loan shall permit Borrower’s successors and assigns to receive and rely on such opinions.

7.26 Commercial Leases. To the Borrower’s knowledge, the Borrower has delivered true, correct and complete copies of the fully-signed Leases with respect to each Facility owned by an Underlying Obligor and leased to the applicable Operator to the Administrative Agent on or prior to the Closing Date. To the Borrower’s knowledge, no party to any Lease is in default or breach thereunder in any material respect, including without limitation any payment default thereunder.

7.27 Consideration. Borrower is a direct or indirect Subsidiary of Parent, and Borrower and Parent are Affiliates of each other. The Affiliates of the Borrower will derive substantial direct and indirect benefit (financial and otherwise) from funds made available to the Borrower pursuant to this Agreement, and it is and will be to such Affiliates’ advantage to assist the Borrower in procuring such funds from the Lenders. Each of the Borrower’s Affiliates desires to induce the Lender to enter into this Agreement with the Borrower.

7.28 USA Patriot Act. Neither the Borrower nor any of its Affiliates is identified in any list of known or suspected terrorists published by any United States government agency (collectively, as such lists may be amended or supplemented from time to time, referred to as the “Blocked Persons Lists”) including, without limitation, (a) the annex to Executive Order 13224 issued on September 23, 2001, and (b) the Specially Designated Nationals List published by the Office of Foreign Assets Control. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

7.29 Absence of Foreign or Enemy Status. Neither the Borrower nor any Affiliate of the Borrower is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Borrower nor any Affiliate of the Borrower is in violation of, nor will the use of any of the Loans violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).

7.30 HIPAA Compliance. Borrower has not received any notice from any Governmental Authority that such Governmental Authority has imposed or intends to impose any enforcement actions, fines or penalties for any failure or alleged failure to comply with HIPAA, or its implementing regulations.

7.31 Labor Matters. There are no strikes or other labor disputes or grievances pending or, to the knowledge of Borrower, threatened against Borrower. Hours worked and payments made to the employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Borrower, or for which any claim may be made against it, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Agreements will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower is a party or by which it is bound. Borrower neither employs nor uses any individual who is or may be misclassified as an independent contractor.

7.32 Capitalization. Pledgor legally and beneficially owns all of the issued and outstanding Stock of Borrower. All issued and outstanding Stock of the Borrower is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens or pledges, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. No shares of the Stock of Borrower, other than those owned by Pledgor, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower of any of its equity securities.

7.33 Government Contracts. The Borrower is not a party to any contract or agreement that requires Borrower to comply with the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or, to the best of Borrower’s knowledge, any similar state or local Law.

7.34 OFAC. Neither the Borrower, nor the Parent, nor any beneficial owner of the Borrower or, to the best knowledge of Borrower, the Parent, is currently listed on the OFAC Lists. None of Borrower and its Affiliates are in violation of (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations.

7.35 Title to Property. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear of all Liens (except for Permitted Liens), and except for minor defects in title that do not interfere with in any material respect with the ability of Borrower to conduct its business as currently conducted or utilize such properties and assets for their intended purposes.

7.36 Special Purpose Entity Provisions. Borrower has observed all material procedures and formalities relating to its separateness required by its organizational documents and by the Laws of its state of organization.

8. AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with Administrative Agent and Lenders that, as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities) as long as this Agreement remains in effect:

8.1 Reports, Certificates and Other Information. The Borrower, or the Servicer on behalf of the Borrower, shall deliver to the Administrative Agent and each Lender:

(a) Financial Statements.

(1) On or before the one hundred twentieth (120th) day after each of Parent’s and Borrower’s Fiscal Years, a copy of the annual financial statements for the Parent and its Subsidiaries and the Borrower, each duly certified and audited by independent certified public accountants of nationally recognized standing selected by the Parent and Borrower (and reasonably approved by Administrative Agent), consisting of, at least, consolidated balance sheets, statements of cash flow and statements of income for such period, prepared in conformity with GAAP, together with a copy of the company-prepared annual financial statements for the Parent and its Subsidiaries and the Borrower, consisting of, at least, consolidating balance sheets, statements of cash flow and statements of income for such period, prepared in conformity with GAAP.

(2) On or before the forty-fifth (45th) day after the end of each of Parent’s Fiscal Quarters, a copy of the company-prepared quarterly financial statements for the Parent and Borrower, consisting of, at least, consolidated balance sheets and statements of income for such period, each prepared in conformity with GAAP, in form and substance reasonably satisfactory to Administrative Agent.

(b) Borrowing Base Certificates. On or before the fifteenth (15th) day after the end of each calendar month, a borrowing base certificate for the Borrower, signed on behalf of Borrower by a Duly Authorized Officer, which must be in form, scope and substance reasonably satisfactory to Administrative Agent, and which shall include (i) a summary report of the Borrowing Base as of such date and the aggregate outstanding principal amount of all loans made from the Borrower to all Underlying Obligors as of such date and the eligibility status of each Underlying Loan with such detail as Administrative Agent shall require in its reasonable discretion, (ii) notice of any Underlying Event of Default of which Borrower has actual knowledge, which notice shall specify the nature and status thereof, the period of existence thereof to Borrower’s knowledge and what action is proposed to be taken with respect thereto and (iii) any material notices sent by Borrower to any Underlying Obligor or received by Borrower from any Underlying Obligor, including, without limitation, any notices of Underlying Event of Default under any Underlying Loan Documents sent by Borrower to any Underlying Obligor.

(c) Compliance Certificates. Contemporaneously with the furnishing of each quarterly financial statements pursuant to Section 8.1(a)(2), a duly completed Compliance Certificate with appropriate insertions, dated the date of such annual financial statement or such Fiscal Quarter and signed on behalf of the Borrower by its authorized Person, which Compliance Certificate shall state that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describes it and the steps, if any, being taken to cure it. Each Compliance Certificate shall contain a computation of, and show compliance with, each of the financial covenants set forth in Section 9.12 hereof (each such computation and calculation to be in form and substance acceptable to the Administrative Agent), and each Compliance Certificate must otherwise be in form, scope and substance reasonably satisfactory to Administrative Agent.

(d) Notice of Default, Regulatory Matters, Litigation Matters or Adverse Change in Business. Forthwith upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by the Borrower with respect thereto: (i) the occurrence of a Default or an Event of Default; (ii) the institution or threatened institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding in which any injunctive relief or money damages is sought which if adversely determined could have a Material Adverse Effect; (iii) the receipt of any notice from any Governmental Authority concerning any violation or potential violation of any Laws applicable to Borrower which could reasonably be expected to have a Material Adverse Effect; or (iv) any Material Adverse Change.

(e) Insurance Reports. (i) At any time after a Default and upon the request of the Administrative Agent, a certificate signed by a Duly Authorized Officer that summarizes the property, casualty and liability insurance policies carried by the Borrower, and (ii) written notification of any material change in any such insurance by the Borrower within five (5) Business Days after receipt of any notice (whether formal or informal) of such change by any of its insurers.

(f) Affiliate Transactions. Upon the Administrative Agent’s reasonable request from time to time, a reasonably detailed description of each of the material transactions between the Borrower and any of its Affiliates during the time period reasonably requested by the Administrative Agent, which shall include, without limitation, the amount of money either paid or received, as applicable, by the Borrower in such transactions.

(g) Eligible Underlying Loans. Promptly upon obtaining actual knowledge thereof, notify Administrative Agent if any Underlying Loan identified by Borrower to Administrative Agent as an Eligible Underlying Loan becomes ineligible hereunder for any reason.

(h) Underlying Loans.

(1) Promptly upon request by Administrative Agent, deliver to Administrative Agent, any financial statements, certificates, notices and/or compliance reports of any Underlying Obligor, whether delivered pursuant to any Underlying Loan Document or otherwise.

(2) No later than forty-fifth (45th) day after the end of each calendar quarter, (i) current interim financial statements of the Underlying Obligors under the applicable Underlying Loan Documents with such detail as Administrative Agent shall require in its reasonable discretion and (ii) any audits or similar examinations of the Underlying Obligors conducted by or on behalf of Borrower.

(3) Written notice to Administrative Agent on the same Business Day of an acceleration of any amounts due under any Underlying Loan Documents, the termination of financing under any Underlying Loan Documents, or the commencement of the exercise of any rights or remedies after an Underlying Event of Default, along with a copy of any letters or documents sent or prepared by Borrower or its counsel to accomplish the foregoing.

(4) A copy of all payoff letters executed with respect to any Underlying Loan on the same Business Day such payoff letter is executed by Borrower.

(i) Interim Reports. Promptly upon receipt thereof, copies of any reports submitted to Parent or Borrower by their independent certified public accountants in connection with any interim audit of the books of any such Person and copies of each management control letter provided to Parent or Borrower by such independent accountants.

(j) Operating Budget. No later than thirty (30) days after the end of each Fiscal Year, a copy of the Borrower’s Fiscal Year operating budget.

(k) Other Information. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Borrower, any Underlying Obligor and its operations, business, assets, properties, condition or otherwise as the Administrative Agent or any Lender may reasonably request from time to time.

8.2 Inspection; Audit Fees. Borrower shall keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and shall permit (at the expense of the

Borrower provided the Borrower shall be responsible for such reasonable expenses no more than two (2) times per year unless an Event of Default has occurred and is continuing), representatives of the Administrative Agent or any Person appointed by Administrative Agent to visit and inspect any of Borrower’s or, subject to the related Underlying Loan Documents, any Underlying Obligor’s properties, to examine and make abstracts or copies from its books and records (in each case excluding patient medical records and other records to the extent where such examination is prohibited under HIPAA), to conduct a collateral audit and analysis of the Underlying Loans and to discuss the affairs, finances and accounts of the Borrower and/or any Underlying Obligor with its respective officers, employees and independent public accountants as often as may reasonably be desired by Administrative Agent. In the absence of an Event of Default, the Administrative Agent shall give the Borrower commercially reasonable prior written notice of such exercise; provided that no notice shall be required during the existence and continuance of any Event of Default. All such costs, expenses and fees incurred or charged by Administrative Agent under this Section 8.2 not promptly paid shall bear interest at the Default Rate and shall be additional Liabilities of Borrower to Administrative Agent, secured by the Collateral, if not promptly paid upon the request of Administrative Agent.

8.3 Conduct of Business. The Borrower shall maintain its corporate or limited liability company, as applicable, existence, shall maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, trademarks and other Intellectual Property, contracts and other rights necessary to the conduct of its business, and shall comply with all applicable Laws of all Governmental Authorities, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect. The Borrower shall continue in, and limit its operations to, the same general line of business as that currently conducted and business reasonably related thereto. The Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP, consistently applied.

8.4 Claims and Taxes. The Borrower agrees to pay or cause to be paid all license fees, bonding premiums and related taxes and charges and shall pay or cause to be paid all of the Borrower’s real and personal property taxes, assessments and charges and all of the Borrower’s franchise, income, unemployment, payroll, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its assets and property, provided that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (a) the Borrower establishes adequate reserves to cover such contested taxes, assessments or charges, and (b) such contest does not have a Material Adverse Effect.

8.5 State of Incorporation or Formation. The Borrower’s current state of organization or formation shall remain the Borrower’s state of incorporation or formation, as applicable, unless: (a) the Borrower provides the Administrative Agent with at least thirty (30) days prior written notice of any proposed change (provided that Borrower shall at all times be organized in a state or commonwealth of the United States); (b) no Event of Default then exists or will exist immediately after such proposed change; and (c) the Borrower provides the Administrative Agent with, at

Borrower’s sole cost and expense, such financing statements, and if applicable, landlord waivers, bailee letters and processor letters, and such other agreements and documents as the Administrative Agent shall reasonably request in connection therewith.

8.6 Liability Insurance. The Borrower shall maintain, at its expense, general liability insurance through commercial insurance in such amounts and with such deductibles consistent with its past practices, and, promptly upon Administrative Agent’s request, shall deliver to the Administrative Agent a copy of each policy of insurance and evidence of the payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing the Administrative Agent as additional insured thereunder. All such policies of insurance shall be in form and substance reasonably satisfactory to the Administrative Agent. Borrower shall provide Administrative Agent, (a) on an annual basis, information from its insurance representative, insurance carrier or from comparable insurance carriers regarding its insurance and (b) with respect to the insurance policies contemplated by this Section 8.6 and those certain insurance policies contemplated by Section 8.7 below, prompt (but in any event, within five (5) Business Days of any such occurrence) written notice of any material alteration or cancellation of such insurance policy.

8.7 Property and Other Insurance. The Borrower shall, at its expense, keep and maintain its assets insured against (i) loss or damage by fire, theft, explosion, spoilage and all other hazards and risks and (ii) business interruption, in such amounts with such deductibles ordinarily insured against by other owners or users of such properties in similar businesses of comparable size. Borrower (or Parent on Borrower’s behalf), at Borrower’s or Parent’s expense, as applicable, shall keep and maintain workers compensation insurance as may be required by applicable Laws. The Borrower shall deliver to the Administrative Agent the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor.

Upon the occurrence and during the continuance of an Event of Default under this Agreement, the Borrower irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as the Borrower’s true and lawful attorney-in-fact for the purpose, of making, settling and adjusting claims on behalf of the Borrower under all such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment received by the Borrower or the Administrative Agent pursuant to any such policies of insurance, and for making all determinations and decisions of Borrower with respect to such policies of insurance.

UNLESS THE BORROWER PROVIDES THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT WITHIN THREE (3) BUSINESS DAYS FOLLOWING ADMINISTRATIVE AGENT’S REQUEST, THE ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT THE BORROWER’S EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE INTERESTS IN THE COLLATERAL. THE COVERAGE PURCHASED BY THE ADMINISTRATIVE AGENT MAY NOT PAY ANY CLAIMS THAT THE BORROWER MAKES OR ANY CLAIM THAT IS MADE AGAINST THE BORROWER IN CONNECTION WITH THE COLLATERAL. THE BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER

PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT THE ADMINISTRATIVE AGENT MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE LIABILITIES SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

Upon the reasonable request of a Lender, the Administrative Agent agrees to provide such Lender with copies of such annual certificate or evidence of insurance which the Administrative Agent has received from Borrower pursuant to Sections 8.6 and 8.7 hereof.

8.8 Environmental. The Borrower shall promptly notify and furnish Administrative Agent with a copy of any and all material Environmental Notices which are received by it. The Borrower shall take prompt and appropriate action in response to any and all such Environmental Notices and shall promptly furnish Administrative Agent with a description of the Borrower’s Response thereto. The Borrower shall: (a) obtain and maintain all permits required to be maintained by the Borrower under all applicable federal, state, and local Environmental Laws, except as to which the failure to obtain or maintain would not have a Material Adverse Effect; and (b) keep and maintain its property and each portion thereof in compliance with, and not cause or permit its property or any portion thereof to be in violation of, any Environmental Law, except as to which the failure to comply with or the violation of which, would not have a Material Adverse Effect. During the term of this Agreement, the Borrower shall not permit others to, Manage, whether on or off Borrower’s property, Hazardous Substances, except to the extent such Management does not or is not reasonably likely to result in or create a Material Adverse Effect. The Borrower shall take prompt action in material compliance with applicable Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with operation of its business or property.

8.9 Banking Relationship.

(a) The Borrower shall at all times on and after the Closing Date maintain all of its primary escrow and reserve Deposit Accounts with respect to each Eligible Underlying Loan with the Administrative Agent.

(b) The Borrower shall at all times on and after the Closing Date maintain all of its primary Deposit Accounts and operating accounts with the Administrative Agent and the Administrative Agent will act as the principal depositary and remittance agent for the Borrower.

(c) The Borrower shall at all times on and after the Closing Date on a best efforts basis direct each Underlying Obligor to maintain all of its primary Deposit Accounts and operating accounts with the Administrative Agent and the Administrative Agent will act as the principal depositary and remittance agent for each Underlying Obligor.

(d) The Borrower agrees to pay to the Administrative Agent reasonable, standard and customary fees for banking services/cash management services of Borrower (the “Service Fee”). The Administrative Agent shall be and hereby is authorized to charge any deposit or operating account of the Borrower in respect of the Service Fee.

8.10 Intellectual Property. If after the Closing Date the Borrower shall own or otherwise possess any material registered patents, copyrights, trademarks, trade names, or service marks (or file an application to attempt to register any of the foregoing), the Borrower shall promptly notify the Administrative Agent in writing of same and execute and deliver any documents or instruments (at the Borrower’s sole cost and expense) reasonably required by Administrative Agent to perfect a security interest in and lien on any such federally registered Intellectual Property in favor of the Administrative Agent and assist in the filing of such documents or instruments with the United States Patent and Trademark Office and/or United States Copyright Office or other applicable registrar.

8.11 Change of Location; Etc. Any of the Collateral may be moved to another location within the continental United States so long as: (a) the Borrower provides the Administrative Agent with at least thirty (30) days prior written notice; (b) no Default then exists, and (c) the Borrower provides the Administrative Agent with, at Borrower’s sole cost and expense, such financing statements, landlord waivers, bailee and processor letters and other such agreements and documents as the Administrative Agent shall reasonably request. The Borrower shall defend and protect the Collateral against and from all claims and demands of all Persons at any time claiming any interest therein adverse to the Administrative Agent. If the Borrower desires to change its principal place of business and chief executive office or its name, the Borrower shall notify the Administrative Agent thereof in writing no later than thirty (30) days prior to such change and the Borrower shall provide the Administrative Agent with, at Borrower’s sole cost and expense, such financing statements, amendment statements and other documents as the Administrative Agent shall reasonably request in connection with such change. If the Borrower shall decide to change the location where its books and records are maintained, the Borrower shall notify the Administrative Agent thereof in writing no later than thirty (30) days prior to such change.

8.12 [Reserved].

8.13 US Patriot Act. Borrower covenants to Administrative Agent and Lenders that if Borrower becomes aware that it or any of its Affiliates is identified on any Blocked Persons List (as identified in Section 7.28 hereof), Borrower shall promptly (but in no event longer than within one (1) Business Day thereof) notify Administrative Agent and Lenders in writing of such information. Borrower further agrees that in the event it or any Affiliate is at any time identified on any Blocked Persons List, such event shall be an Event of Default, and shall entitle Administrative Agent and Lenders to exercise any and all remedies provided in any Financing Agreements or otherwise permitted by Law. In addition, Administrative Agent and Lenders may immediately contact the Office of Foreign Assets Control and any other government agency Administrative Agent or Lenders deem appropriate in order to comply with its respective obligations under any Law regulating or relating to terrorism and international money laundering.

8.14 Underlying Loans. The Borrower shall:

(a) Cause any promissory note executed in connection with each Eligible Underlying Loan to have only one original counterpart and deliver such original Underlying Note along with the related Allonge to Custodian, subject to the Custodial Agreement, within ten (10) Business Days following the initial advance of an Underlying Loan;

(b) Deliver to Administrative Agent electronic copies of signed Underlying Loan Documents on the date of the initial advance of Underlying Loan, together with electronic copies of the related fully executed (i) Collateral Assignment of Underlying Loan Documents, (ii) Collateral Assignment of Note, Mortgage, Assignment of Leases and Rents, Security Agreement, and Other Loan Documents and (iii) Assignment of Mortgage/Deed of Trust, in each case with respect to such Underlying Loan, together with all exhibits, schedules and attachments thereto, with originals of each of the foregoing delivered to the Custodian within ten (10) Business Days following the date of the initial advance of the Underlying Loan; and

(c) All payoff letters executed by Borrower with respect to any Underlying Loans shall identify the Demand Deposit Account as the place for payment of the payoff amount by the Underlying Obligor.

(d) Borrower shall or shall cause the Servicer on its behalf to (i) use commercially reasonable efforts, at its sole cost and expense and in its own name, in accordance with industry standards and applicable Laws, to promptly and diligently collect and enforce payment of all Underlying Loans to the extent that it is commercially reasonable to do so and in a commercially reasonable manner and indemnify, defend and hold Administrative Agent harmless from and against any and all loss, damage, penalty, fine, cost or expense arising from such collection or enforcement, (ii) in accordance with such procedures reasonably approved in writing by Administrative Agent, maintain at its chief executive office, and, upon the reasonable prior written request of Administrative Agent, make available to Administrative Agent copies of its Underlying Loan Documents and all related documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, accounting records and other information and data relating to the Underlying Collateral, and (iii) permit Administrative Agent or its representatives to discuss with Borrower’s officers or with appraisers furnishing appraisals of property securing any Underlying Loan the procedures for preparation, review and retention of, and to review and obtain copies of, such appraisals.

8.15 Further Assurances. The Borrower shall, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Administrative Agent or any Lender may from time to time reasonably request in order to carry out the intent and purposes of this Agreement and the other Financing Agreements and the transactions contemplated hereby and thereby, all such actions to establish, create, preserve, protect and perfect a first priority Lien in favor of the Administrative Agent (for the ratable benefit of Lenders and Administrative Agent) on the Collateral and the Underlying Collateral (including Collateral and the Underlying Collateral acquired after the date hereof), including on any and all unencumbered assets of Borrower whether now owned or hereafter acquired.

8.16 Compliance with Anti-Terrorism Orders. Administrative Agent and Lenders hereby notify Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.

L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the policies and practices of Administrative Agent and Lenders, the Administrative Agent and Lenders are required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow the Administrative Agent and Lenders to identify Borrower in accordance with the Patriot Act. In addition, Borrower shall (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower is or shall be listed on the OFAC Lists, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act Laws and regulations, as amended. Borrower shall not permit the transfer of any interest in Borrower to any Person (or any beneficial owner of such entity) who is listed on the OFAC Lists. Borrower shall not knowingly enter into any agreement with any party who is listed on the OFAC Lists. Borrower shall promptly (but in no event longer than within one (1) Business Day thereof) notify Administrative Agent and Lenders if Borrower has knowledge that the Parent, manager or any member or beneficial owner of Borrower, the Parent or manager is listed on the OFAC Lists or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower shall promptly (but in no event longer than within one (1) Business Day thereof) notify Administrative Agent and Lenders if Borrower knows that any Underlying Obligor is listed on the OFAC Lists or (A) is convicted on, (B) pleads nolo contendere to, (C) is indicted on or (D) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

8.17 [Reserved].

8.18 ERISA. The Borrower shall maintain, or cause its ERISA Affiliates to maintain, each Plan in compliance in all material respects with all applicable requirements of ERISA and the Tax Code.

8.19 FCPA. No part of the proceeds of the Loan will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption Law. Borrower shall maintain in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries and their respective directors, managers, officers, employees, and agents with the FCPA and any other applicable anti-corruption Laws.

8.20 Post-Closing Covenant. Borrower shall complete each of the post-closing obligations and/or provide to Administrative Agent each of the documents, instruments, agreements and information listed on Schedule 8.20 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance satisfactory to Administrative Agent.

8.21 Special Purpose Entity Provisions. Borrower is, shall be and shall continue to be a “special purpose” entity (as described in Borrower’s Governing Documents as in effect on the Closing Date). Borrower will continue to observe all material procedures and formalities relating to its separateness required by its organizational documents and by the Laws of its state of organization.

9. NEGATIVE COVENANTS

The Borrower covenants and agrees with Administrative Agent and Lenders that as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect (unless the Required Lenders shall give (or Administrative Agent upon instruction by Required Lenders to give) prior written consent thereto):

9.1 Encumbrances. The Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or property, including, without limitation, the Collateral, other than the following (“Permitted Liens”): (a) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower shall have set aside on its books and records adequate reserves; provided that such contest does not have a Material Adverse Effect on the ability of the Borrower to pay any of the Liabilities, or the priority or value of the Administrative Agent’s Lien in the Collateral; (b) deposits under workmen’s compensation, unemployment insurance, social security and other similar Laws made in the ordinary course of business; (c) Liens in favor of the Administrative Agent (for the ratable benefit of Lenders and Administrative Agent); (d) liens imposed by Law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, carriers’ and other similar liens, securing obligations incurred in the ordinary course of business that are not past due for more than thirty (30) calendar days, or that are being diligently contested in good faith by appropriate proceedings and for which appropriate reserves have been established, or that are not yet due and payable and (e) Underlying Permitted Liens.

9.2 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except the Liabilities.

9.3 Consolidations, Mergers or Transactions; Subsidiary. The Borrower shall not be a party to any merger, consolidation, recapitalization or other exchange of Stock, or purchase or otherwise acquire all or substantially all of the assets or Stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person (whether in one transaction or a series of related transactions). The Borrower shall not form or establish any Subsidiary without the Administrative Agent’s prior written consent.

9.4 Investments or Loans. The Borrower shall not make, incur, assume or permit to exist any loans or advances, or any investments in or to any other Person, except (a) the Underlying Loans to Underlying Obligors as contemplated hereunder and (b) distributions or payments to Parent in accordance with Section 9.9 hereof.

9.5 Guarantees. The Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for Indebtedness of any other Person, whether by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of Stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business.

9.6 Disposal of Assets. The Borrower shall not sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of related transactions) all or any substantial part of its properties, assets or rights to any Person (or sell or assign, with or without recourse, any accounts receivable); provided, however, that, so long as no Event of Default has then occurred and is continuing, or would result therefrom, Borrower shall be permitted to sell, assign, lease, convey, transfer or otherwise dispose of any Underlying Loan(s), subject to the requirements of Section 2.4, Section 2.10, Section 2.17, and Section 2.18 hereof.

9.7 Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans for business purposes of Borrower, including acquiring Underlying Loans from the Originator pursuant to related Assignment Documents.

9.8 Loans to Officers. The Borrower shall not make any loans to its officers, directors, equity holders, manager, or employees.

9.9 Dividends, Distributions and Stock Redemptions. The Borrower shall not (a) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any officer, equity holder, manager, director, or any Affiliate or any other Person other than the payment of amounts permitted pursuant to Section 9.8 above, or (b) purchase or redeem any of the Stock of the Borrower or any options or warrants with respect thereto, or in either case set aside any funds for any such purpose. Notwithstanding the foregoing, Borrower shall be permitted to (i) make any distribution or other payment of Revolving Loan proceeds to Originator in connection with its acquisition of Underlying Loans from Originator, (ii) make any distribution or other payment to Originator, Pledgor, or Parent so long as after giving effect thereto the outstanding principal balance of the Loans does not exceed the Borrowing Base and so long as no Default or Event of Default shall exist or have occurred or resulted therefrom, (iii) [reserved], (iv) pay any amounts received by the Borrower in connection with Section 2.18 or Section 12.8 hereof, and (v) subject to Section 2.4, Section 2.10, Section 2.17, and Section 2.18 hereof, pay any amounts received by the Borrower in connection with of the sale or other disposition of any Underlying Loans or any other assets of Borrower.

9.10 Settling of Underlying Loans. Borrower shall not settle or adjust any Underlying Loans identified by Borrower as an Eligible Underlying Loans in an amount in excess of $250,000 (provided that Borrower shall provide written notice to Administrative Agent of any such settlement or adjustment within five (5) days of the occurrence thereof) or with respect to which the Underlying Obligor is an Affiliate without the written consent of Administrative Agent, provided that following the occurrence and during the continuance of an Event of Default, Borrower shall not settle or adjust any Underlying Loans or Accounts without the consent of Administrative Agent.

9.11 Transactions with Affiliates. Except as expressly permitted under this Agreement (including transactions permitted under Section 9.6 and/or Section 9.9), the Borrower shall not transfer any cash or property to any Affiliate or enter into any transaction, including, without limitation, the purchase, lease, sale or exchange of property or the rendering of any service to any Affiliate; provided, however, except as otherwise restricted under this Agreement, the Borrower may transfer cash or property to Affiliates and enter into transactions with Affiliates for fair value in the ordinary course of business pursuant to terms that are no less favorable to the Borrower than the terms upon which such transfers or transactions would have been made had such transfers or transactions been made to or with a Person that is not an Affiliate.

9.12 Financial Covenants.

(a) Minimum Interest Coverage Ratio. The Interest Coverage Ratio calculated with respect to Parent and its consolidated Subsidiaries shall not be less than 1.25 to 1.00 for the Fiscal Quarter ending December 31, 2025 and for each Fiscal Quarter thereafter, measured on the last day of the applicable Fiscal Quarter on a trailing three (3) month basis.

(b) Minimum Total Net Worth. The Total Net Worth calculated with respect to Parent shall not be less than 70% of the net cash proceeds (net of underwriting discounts and commissions, and other out-of-pocket expenses incurred by Parent in connection with such issuances or sales) received by Parent from issuances or sales of its capital Stock (other than capital Stock constituting Convertible Debt Securities, capital Stock issued pursuant to Parent’s distribution reinvestment plan and capital Stock issued or sold pursuant to the BlackRock Subscription Agreement), minus the aggregate amount of capital Stock that has been repurchased by Parent from its shareholders as of such date, measured as of the last day of each Fiscal Quarter commencing with the Fiscal Quarter ending December 31, 2025.

(c) Maximum Total Debt to Total Adjusted Net Worth Ratio. The Total Debt to Total Adjusted Net Worth Ratio calculated with respect to Parent shall not be greater than 4.50 to 1.00 measured as of the last day of each Fiscal Quarter commencing with the Fiscal Quarter ending December 31, 2025 and as of the last day of each Fiscal Quarter ending thereafter.

(d) Minimum Total Liquidity. The minimum Total Liquidity calculated with respect to Parent shall not be less than (x) with respect to the Fiscal Quarters ending December 31, 2025 and March 31, 2026, Five Million Dollars ($5,000,000) measured as of the last day of each such Fiscal Quarter and (y) with respect to each Fiscal Quarter thereafter, Twenty Million Dollars ($20,000,000) measured as of the last day of each Fiscal Quarter.

9.13 Change in Nature of Business. Borrower shall not engage, directly or indirectly, in any business other than that business engaged in by Borrower on the Closing Date and businesses directly related thereto.

9.14 Other Agreements. The Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any other Financing Agreement to which Borrower is a party or which would violate or breach any provision hereof or thereof, or that would or is reasonably likely to materially and adversely affect the Administrative Agent’s or any Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due, nor shall the Borrower’s certificate of formation, bylaws, articles of incorporation, operating agreement, partnership agreement or other governing document (each a “Governing Document”), as applicable, be amended or modified in any way that would violate or breach any provision hereof or of any other Financing Agreement to which Borrower is a party, or that would or is reasonably likely to adversely affect the Administrative Agent’s or any Lender’s interests or rights under this Agreement and the other Financing

Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due; provided that, prior to any amendment or modification of any of the Borrower’s Governing Documents, the Borrower shall furnish a correct and complete copy of any such proposed amendment or modification to the Administrative Agent reasonably prior to its execution.

9.15 Blocked Accounts and Lock Box Accounts. The Borrower shall not establish or open any other blocked account or any lock box accounts after the Closing Date. The Borrower shall not amend, modify or otherwise change any terms of a Blocked Account Agreement, without the Administrative Agent’s prior written consent.

9.16 Amendments to Restricted Documents; Amendments to Underlying Loan Documents.

(a) The Borrower shall not amend, modify or supplement the Servicing Agreement without the Administrative Agent’s prior written consent.

(b) The Borrower shall not take any action with respect to Underlying Loans and the related Underlying Loan Documents that constitutes a Material Modification without first obtaining Administrative Agent’s prior written consent; provided, however, that, for the avoidance of doubt, Borrower shall be permitted to take any action with respect to Underlying Loans and the related Underlying Loans without Administrative Agent’s prior consent if such action is not a Material Modification.

(c) For the avoidance of doubt, any waiver of a financial covenant or ratio violation shall not negate such violation for purposes of determining whether such Underlying Loan has violated the financial covenants or ratios set forth in such Underlying Loan Documents for two (2) or more consecutive Fiscal Quarters and thus constitutes a Cash Flow Based Advance Loan for purposes of determining the Borrowing Base hereunder.

9.17 Formation. The Borrower shall not convert or change its entity status (e.g., a corporation converting to a limited liability company or vice versa).

9.18 Environmental. The Borrower shall not permit any of its property or any portion thereof to be involved in the use, generation, manufacture, storage, disposal or transportation of Hazardous Substances except in compliance in all material respects with all Environmental Laws.

9.19 Fiscal Year. The Borrower shall not change its Fiscal Year.

9.20 Restrictions on Fundamental Changes. Without duplication of any of the foregoing, Borrower shall not:

(a) except as expressly permitted in accordance with Section 9.3 hereof, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution);

(b) without providing Administrative Agent with thirty (30) days’ prior written notice, change its state of organization or formation or its legal name (and Borrower shall provide Administrative Agent with, at Borrower’s sole cost and expense, such amendment and financing statements and other documents as Administrative Agent shall reasonably request in connection with such contemplated change);

(c) suffer or permit to occur any change in the legal or beneficial ownership of the capital Stock, partnership interests or membership interests, or in the capital structure, or any material change in the organizational documents or governing documents, of Borrower; or

(d) consent to or acknowledge any of the foregoing.

9.21 Margin Stock. Borrower shall not carry or purchase any “margin security” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.

9.22 Truth of Statements and Certificates. Borrower shall not furnish to the Administrative Agent or any Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

9.23 ERISA. Borrower shall not, and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an unfunded pension fund obligation and liability to the extent such unfunded pension fund obligation and liability would reasonably be expected to result in taxes, penalties and other liability in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

The Borrower agrees that compliance with this Section 9 is a material inducement to the Lenders’ advancing credit under this Agreement. The Borrower further agrees that in addition to all other remedies available to the Administrative Agent and the Lenders, the Administrative Agent and Lenders shall be entitled to specific enforcement of the covenants in this Section 9, including injunctive relief.

10. [RESERVED]

11. DEFAULT, RIGHTS AND REMEDIES OF THE ADMINISTRATIVE AGENT

11.1 Event of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement:

(a) the Borrower fails to pay: (i) any principal or interest payable hereunder or under the Revolving Credit Notes on the date due or declared due in accordance with the terms hereof (including, without limitation, any amount due under Sections 2.4 or 2.14); provided, however, Administrative Agent may waive such failure of Borrower to pay interest payable hereunder or under the Revolving Credit Notes on the date due or declared due in accordance with the terms hereof to the extent such interest is paid within two (2) Business Days thereafter; or (ii) any other amount payable to the Administrative Agent or any Lender under this Agreement or under any other Financing Agreement to which the Borrower is a party (including, without limitation, the Revolving Credit Notes) within five (5) calendar days after the date when any such payment is due or declared due in accordance with the terms hereof;

(b) the Borrower or Parent (as applicable) fails or neglects to perform, keep or observe any of the covenants, conditions or agreements set forth in (i) Sections 4.3, 8.1(a), 8.1(b), 8.1(c), 8.1(d), 8.1(g), 8.1(j), 8.2, 8.3, 8.5, 8.6, 8.7, 8.9, 8.11, 8.12, 8.14, 8.17 or 8.20 hereof or (ii) any Section of Section 9 hereof;

(c) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement (which is not otherwise specifically referenced in this Section 11.1) and such failure or neglect shall continue for a period of fifteen (15) calendar days after the earlier of (i) the date the Borrower or Parent had knowledge (or reasonably should have had such knowledge) of such failure or neglect and (ii) notice to the Borrower or Parent by the Administrative Agent;

(d) any representation or warranty heretofore, now or hereafter made by Borrower, Pledgor, Parent, Servicer or Originator in connection with this Agreement or any of the other Financing Agreements to which Borrower, Pledgor, Parent, Servicer or Originator is a party is untrue or deliberately and materially misleading in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by the Borrower, Pledgor, Parent, Servicer or Originator to the Administrative Agent or any Lender is untrue or deliberately and materially misleading in any material respect, on the date as of which the facts set forth therein are stated or certified;

(e) a judgment, decree or order requiring payment in excess of (x) $500,000 shall be rendered against the Borrower or (y) $5,000,000 shall be rendered against the Parent and, in each case, such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) days without a stay of enforcement or execution, provided that this clause (e) shall not apply to any judgment, decree or order for which the Borrower or Parent, as applicable, is fully insured and with respect to which the insurer has admitted liability or such judgment, decree or order is being diligently contested or appealed in good faith by appropriate proceedings;

(f) a notice of Lien, levy or assessment is filed or recorded with respect to any of the assets or property of the Borrower (including, without limitation, the Collateral) in excess of $500,000 in the aggregate, by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien, upon any of the assets or property of the Borrower (including, without limitation, the Collateral), provided that this clause (f) shall not apply to (x) any Liens, levies, or assessments which Borrower is diligently contesting in good faith (provided the Borrower has complied with the provisions of Section 8.4 hereof) or which Borrower has bonded over, or (y) which relate to current taxes not yet due and payable;

(g) any portion of the Collateral in excess of $500,000 in the aggregate is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(h) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership Law or statute is filed against the Borrower or Parent, and any such proceeding is not dismissed within sixty (60) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership Law or statute is filed by the Borrower or Parent, or the Borrower or Parent makes an assignment for the benefit of creditors, or the Borrower or Parent takes any action to authorize any of the foregoing;

(i) the Borrower or Parent voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated;

(j) reserved;

(k) the Borrower or Parent is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(l) the Borrower shall fail to make any payment due on any other obligation for borrowed money or shall be in breach of any agreement evidencing the lending of money and the effect of such failure or breach if not cured within any applicable cure period would be to permit the acceleration of any obligation, liability or Indebtedness in excess of $500,000;

(m) there shall be instituted in any court criminal proceedings against the Borrower, or the Borrower shall be indicted for any crime, in either case for which forfeiture of a material amount of its assets or property is a potential penalty;

(n) a Change of Control shall occur without Administrative Agent’s prior written consent;

(o) any Lien securing the Liabilities shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens, and excluding any non-perfection due to any action or inaction of the Administrative Agent); this Agreement or any of the Financing Agreements to which the Borrower is a party, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective in any material respect or cease to be the legally valid, binding and enforceable obligations of the Borrower in any material respect; or the Borrower shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;

(p) any breach, default or event of default shall occur under or pursuant to any Financing Agreement (including, without limitation, the Blocked Account Agreement) by any party thereto (other than by the Administrative Agent), and the same is not cured or remedied within any applicable cure period;

(q) if the Borrower fails, within five (5) Business Days of receipt to forward any Income received by it to the Demand Deposit Account;

(r) institution by the PBGC, the Borrower or any ERISA Affiliate of steps to terminate any Plan or to organize, withdraw from or terminate a Multiemployer Plan if as a result of such reorganization, withdrawal or termination, the Borrower or any ERISA Affiliate could be required to make a contribution to such Plan or Multiemployer Plan, or could incur a liability or obligation to such Plan or Multiemployer Plan, in excess of Two Hundred Fifty Thousand Dollars

($250,000), or a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under ERISA, which Lien is not fully discharged within fifteen (15) days;

(s) reserved;

(t) Borrower, Pledgor, Parent, or any Affiliate of Borrower, Pledgor, or Parent shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Agreement, or any of the other Financing Agreements, the legality or the enforceability of any of the Liabilities or the perfection or priority of any Lien granted to the Administrative Agent pursuant to any Financing Agreement; or

(u) Borrower, Parent, Originator or Servicer shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or would reasonably be expected to have or result in a Material Adverse Effect.

11.2 Acceleration. Upon the occurrence and during the continuance of an Event of Default described in Sections 11.1(h), (i), or (j), the Revolving Loan Commitment (if it has not theretofore terminated) shall automatically and immediately terminate and all of the Liabilities shall immediately and automatically, without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be immediately due and payable; and upon the occurrence of any other Event of Default, the Administrative Agent may with the consent of the Required Lenders (or, upon written request of Required Lenders shall) declare the Revolving Loan Commitment (if it has not theretofore terminated) to be terminated and any or all of the Liabilities may, at the option of the Administrative Agent with the consent of the Required Lenders (or, upon written request of Required Lenders shall), and without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be declared, and thereupon shall become, immediately due and payable, whereupon the Revolving Loan Commitment shall immediately terminate (provided, however, that notwithstanding the foregoing, Hedging Obligations shall only terminate in accordance with the terms of the relevant Hedging Agreement). Upon the occurrence and during the continuance of an Event of Default the Lender may, at its sole option, cease making any Revolving Loans.

11.3 Rights and Remedies Generally.

(a) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and Lenders shall have, in addition to any other rights and remedies contained in this Agreement and in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable Laws, all of which rights and remedies shall be cumulative, and non-exclusive, including, without limitation, the right of Administrative Agent (with the consent of or at the direction of the Required Lenders) to sell, assign, or lease any or all of the Collateral, including, without limitation, the right to exercise any and all of the rights of Borrower under the Underlying Loan Documents. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and the Administrative Agent, upon the occurrence of an Event of Default, may proceed against Borrower, the Collateral and/or the Underlying Collateral (with the consent of or at the direction of the Required Lenders), at any time, under any agreement, with any available remedy and in any order. All sums received from Borrower, the Collateral and/or the Underlying Collateral in respect of the

Loans and the other Liabilities may be applied by the Administrative Agent to any Liabilities in such order of application and in such amounts as the Administrative Agent shall deem appropriate in its discretion (subject to Section 12.8). Borrower waives any right it may have to require the Administrative Agent to pursue any Person for any of the Liabilities.

(b) Upon notice to Borrower after an Event of Default, Borrower at its own expense shall assemble all or any part of the Collateral as determined by Administrative Agent and make it available to Administrative Agent at any location designated by Administrative Agent. In such event, Borrower shall, at its sole cost and expense, store and keep any Collateral so assembled at such location pending further action by Administrative Agent and provide such security guards and maintenance services as shall be necessary to protect and preserve such Collateral. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by the Administrative Agent after an Event of Default may be for cash, credit or any combination thereof, and the Administrative Agent (on behalf of Lenders and itself) may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities of the Borrower then owing. Any sales of such Collateral may be adjourned from time to time with or without notice. The Administrative Agent may, in its sole discretion, cause the Collateral to remain on the Borrower’s premises, at the Borrower’s expense, pending sale or other disposition of such Collateral. The Administrative Agent shall have the right after an Event of Default to conduct such sales (with the consent of the Required Lenders) on the Borrower’s premises, at the Borrower’s expense, or elsewhere, on such occasion or occasions as the Administrative Agent may see fit.

11.4 Entry Upon Premises and Access to Information. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by applicable Law, the Administrative Agent shall have the right to enter upon the premises of the Borrower where the Collateral is located without any obligation to pay rent to the Borrower, or any other place or places where such Collateral is believed to be located and kept, and remove such Collateral therefrom to the premises of the Administrative Agent or any agent of the Administrative Agent, for such time as the Administrative Agent may desire, in order to effectively collect or liquidate such Collateral. To the extent permitted by applicable Law, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to obtain access to the Borrower’s data processing equipment, computer hardware and software relating to the Collateral and subject to the privacy requirements and regulations of HIPAA and of any applicable state or federal patients’ bill of rights, to use all of the foregoing and the information contained therein in any manner the Administrative Agent deems appropriate. To the extent permitted by applicable Law, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to receive, open and process all mail addressed to the Borrower.

11.5 Sale or Other Disposition of Collateral by the Administrative Agent. Any notice required to be given by the Administrative Agent of a sale, lease or other disposition or other intended action by the Administrative Agent, with respect to any of the Collateral, which is deposited in the United States mail, postage prepaid and duly addressed to the Borrower at the address specified in Section 12.12 hereof, at least ten (10) calendar days prior to such proposed action shall constitute fair and reasonable notice to the Borrower of any such action. The net proceeds realized by the Administrative Agent upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the attorneys’ and paralegals’ fees and legal expenses incurred by the Administrative Agent in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, such Liabilities described in Sections 8.2 and 11.2 hereof in accordance with Section 12.8. The Administrative Agent shall account to the Borrower for any surplus realized upon such sale or other disposition, and the Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Administrative Agent’s Liens in the Collateral until Payment in Full. The Borrower agrees that the Administrative Agent has no obligation to preserve rights to the Collateral against any other Person. If and to the extent applicable, the Administrative Agent is hereby granted a license or other right to use, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trade styles, trademarks, service marks and advertising matter or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any such Collateral, and the Borrower’s rights and benefits under all licenses and franchise agreements, if any, shall inure to the Administrative Agent’s benefit until Payment in Full. Borrower covenants and agrees not to interfere with or impose any obstacle to Administrative Agent’s exercise of its rights and remedies with respect to the Collateral.

11.6 Waivers (General).

(a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable Law, Borrower hereby waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Agreements, the Revolving Credit Notes or any other notes, commercial paper, Accounts, contracts (including all Underlying Loan Documents), documents, instruments, chattel paper and guaranties at any time held by Administrative Agent or any Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Administrative Agent and Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Administrative Agent’s taking possession or control of, or to Administrative Agent’s replevy, attachment or levy upon, any Collateral, Underlying Collateral or any bond or security which might be required by any court prior to allowing Administrative Agent to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Borrower acknowledges that it has been advised by counsel of its choice and decision with respect to this Agreement, the other Financing Agreements and the transactions evidenced hereby and thereby.

(b) Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns: (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Administrative Agent; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Administrative Agent with respect to the payment or other provisions of this Agreement, the Revolving Credit Notes, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other tax;

and (iv) expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) Except as otherwise expressly provided herein, each and every covenant and condition for the benefit of Administrative Agent and Lenders contained in this Agreement and the other Financing Agreements may be waived by Administrative Agent; provided, however, that to the extent that Administrative Agent may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of any Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Administrative Agent of such requirements with respect to any future disbursements of Loan proceeds and Administrative Agent may at any time after such acquiescence require Borrower to comply with all such requirements. Any forbearance by Administrative Agent in exercising any right or remedy under any of the Financing Agreements, or otherwise afforded by applicable Law, including any failure to accelerate the Stated Maturity Date shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Revolving Credit Notes or as a reinstatement of the Loan or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Agreements. Administrative Agent’s acceptance of payment of any sum secured by any of the Financing Agreements after the due date of such payment shall not be a waiver of Administrative Agent’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Administrative Agent shall not be a waiver of Administrative Agent’s right to accelerate the maturity of the Loans, nor shall Administrative Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive Borrower’s default in payment of sums secured by any of the Financing Agreements.

(d) Without limiting the generality of anything contained in this Agreement or the other Financing Agreements, Borrower agrees that if an Event of Default is continuing (i) Administrative Agent is not subject to any “one action” or “election of remedies” Law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Administrative Agent shall remain in full force and effect until Administrative Agent has exhausted all of its remedies against the Collateral, Underlying Collateral and any other assets and properties owned by Borrower and the Financing Agreements and other security instruments or agreements securing the Liabilities has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Liabilities.

(e) Nothing contained herein or in any other Financing Agreement shall be construed as requiring Administrative Agent to resort to any part of the Collateral (or Underlying Collateral) for the satisfaction of any of Borrower’s obligations under the Financing Agreements in preference or priority to any other Collateral (or Underlying Collateral), and Administrative Agent may (with the consent of or at the direction of the Required Lenders) seek satisfaction out of all of the Collateral (or Underlying Collateral) or any part thereof, in its absolute discretion in respect of Borrower’s obligations under the Financing Agreements. In addition, Administrative Agent shall have the right from time to time to partially foreclose upon any Collateral (or Underlying Collateral) in any manner and for any amounts secured by the Financing Agreements then due and payable as determined by Administrative Agent (with the consent of or at the direction of the Required Lenders), including, without limitation, the following circumstances: (i)

if Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Administrative Agent may (with the consent of or at the direction of the Required Lenders) foreclose upon all or any part of the Collateral (or Underlying Collateral) to recover such delinquent payments, or (ii) if Administrative Agent elects (with the consent of or at the direction of the Required Lenders) to accelerate less than the entire outstanding principal balance of the Revolving Credit Notes, Administrative Agent may (with the consent of or at the direction of the Required Lenders) foreclose all or any part of the Collateral (or Underlying Collateral) to recover so much of the principal balance of the Revolving Credit Notes as Administrative Agent may accelerate and such other sums secured by one or more of the Financing Agreements as Administrative Agent may elect (with the consent of or at the direction of the Required Lenders). Notwithstanding one or more partial foreclosures, any Collateral (or Underlying Collateral) not foreclosed upon shall remain subject to the Financing Agreements to secure payment of Liabilities secured by the Financing Agreements and not previously recovered.

(f) To the fullest extent permitted by Law, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral (or Underlying Collateral) any equitable right otherwise available to Borrower which would require the separate sale of any of the Collateral (or Underlying Collateral) or require Administrative Agent to exhaust its remedies against any part of the Collateral (or Underlying Collateral) before proceeding against any other part of the Collateral (or Underlying Collateral); and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Administrative Agent, the foreclosure and sale either separately or together of each part of the Collateral (or Underlying Collateral).

11.7 Waiver of Notice. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE ADMINISTRATIVE AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL (OR UNDERLYING COLLATERAL) WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL (OR UNDERLYING COLLATERAL) WITHOUT PRIOR NOTICE OR HEARING.

11.8 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Agreements, Administrative Agent may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives the requirement of the posting of any bond in connection with such injunctive relief.

11.9 Marshalling; Recourse to Borrower. Administrative Agent shall have no obligation to marshal any assets or property in favor of any Credit Party, or against or in payment of any of the other Liabilities or any other obligation owed to the Administrative Agent or Lenders by any Credit Party. Notwithstanding anything to the contrary contained herein or in any other Financing Agreement, the Loans and the other Liabilities shall be fully recourse to Borrower, and

Administrative Agent shall be authorized, in its sole and absolute discretion, to enforce any or all of its remedies hereunder against Borrower, including all present and future revenue and assets of Borrower, whether or not such assets have been pledged as collateral for the Loans.

11.10 Advice of Counsel. The Borrower acknowledges that it has been advised by its counsel with respect to this Agreement, the Financing Agreements to which it is a party and the transactions contemplated hereby and thereby, including, without limitation, all waivers contained herein.

11.11 Credit Bidding. Without limiting the foregoing, Borrower and Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product provider shall be deemed to authorize) Administrative Agent, based upon the written instruction of the Required Lenders, to Credit Bid (as defined below) and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (or Underlying Collateral) (and Borrower shall approve Administrative Agent as a qualified bidder and such Credit Bid as a qualified bid) at any sale thereof conducted by Administrative Agent, based upon the written instruction of the Required Lenders, to Credit Bid (as defined below) and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (or Underlying Collateral) (and Borrower shall approve Administrative Agent as a qualified bidder and such Credit Bid as a qualified bid) at any sale thereof conducted by Administrative Agent, based upon the written instruction of the Required Lenders, (a) under any provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, (b) under the provisions of the Bankruptcy Code, including pursuant to Section 363 thereof, or any applicable insolvency, reorganization or similar Law, or (c) at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law or by the exercise of any legal or equitable remedy; provided, however, that (i) the Required Lenders may not direct Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (ii) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders, such as anti-dilution and tag-along rights, (iii) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable federal or state securities laws or regulations (“Securities Laws”)) and (iv) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations). Each Lender hereby agrees that, except as otherwise provided in this Agreement or with the written consent of the Administrative Agent and the Required Lenders, it will not exercise any right that it might otherwise have to Credit Bid at any sales of all or any portion of the Collateral (or Underlying Collateral) conducted under the provisions of the UCC, the Bankruptcy Code, foreclosure sales or other similar dispositions of Collateral (or Underlying Collateral).

For purposes of the preceding sentence, the term “Credit Bid” shall mean, an offer submitted at a public or private sale of all or any portion of the Collateral (or Underlying Collateral) by Administrative Agent (on behalf of the Lender group), based upon the written instruction of the Required Lenders, to acquire all of the Collateral (or Underlying Collateral) of Borrower or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Administrative Agent, based upon the written instruction of the Required Lenders) of the Liabilities owing to the Lenders under this Agreement and the other Financing Agreements.

11.12 Equity Cure. In the event that Borrowers fail to comply with any financial covenant contained in Section 9.12, (a “Financial Covenant Default”), Borrowers shall have the right to cure such Event of Default on the following terms and conditions (the “Equity Cure”):

(a) In the event that Borrowers desire to cure a Financial Covenant Default, Borrowers shall deliver to Administrative Agent irrevocable written notice of its intent to cure (a “Cure Notice”) at any time during the period commencing on the date that the Financial Statements and corresponding Compliance Certificate as of and for the period ending on the last day of the computation period as of which such Financial Covenant Default occurred (each a “Test Date”) are delivered to Administrative Agent and Lenders and ending on the fifth (5th) Business Days after Administrative Agent’s and Lenders’ receipt of such Financial Statements and Compliance Certificate. The Cure Notice shall set forth the calculation of the applicable Cure Amount (as hereinafter defined).

(b) In the event that Borrowers deliver a Cure Notice, a capital contribution shall be made to Parent or Parent shall sell its assets for cash or receive cash in respect of any investments or from any other source in an amount not less than the Cure Amount at any time during the period commencing on the date of Administrative Agent’s receipt of such Cure Notice and ending on the tenth (10th) Business Day following the date on which the relevant Financial Statements and Compliance Certificate were required to be delivered to Administrative Agent and the Lenders (such tenth (10th) Business Day, the “Required Contribution Date”). The “Cure Amount” shall be the amount which, as of the applicable Test Date, would result in the Credit Parties being in pro forma compliance with the applicable financial covenant which is the subject of such Financial Covenant Default(s) as of such Test Date (provided, however, that if more than one such Financial Covenant Default exists as of a Test Date, the Cure Amount for purposes hereof shall equal the largest amount necessary to cure such applicable Financial Covenant Defaults). Such cash received by Parent of the appropriate Cure Amount shall be:

(1) in the case of a failure to comply with the Minimum Total Net Worth, Maximum Total Debt to Total Adjusted Net Worth Ratio and Minimum Interest Coverage Ratio financial covenants set forth in Sections 9.12(a), 9.12(b) and 9.12(c), applied to increase the Total Net Worth of Guarantor and its Subsidiaries and either (A) reduce Total Debt (if applied to the repayment of Total Debt) or (B) increase cash and Cash Equivalents on the balance sheet of Guarantor or its Subsidiaries (but not both), as elected by Guarantor in its sole discretion, which increase shall be deemed to have occurred on the last day of the applicable fiscal quarter for which such Equity Cure is being made; and

(2) in the case of a failure to comply with the Minimum Total Liquidity financial covenant set forth in Section 9.12(d), added to Total Liquidity in the calculation thereof solely to the extent constituting unrestricted cash and Cash Equivalents.

(c) The Equity Cure may not be exercised more than twice in any four (4) consecutive fiscal quarter period or (ii) more than five (5) times prior to the Stated Maturity Date.

(d) Upon timely receipt by Borrowers in cash of the appropriate Cure Amount, if and to the extent after giving effect to the following clause (e) all applicable Financial Covenant Defaults would no longer exist on a pro forma basis, the applicable Financial Covenant Defaults shall be deemed cured.

(e) The Equity Cure and the effects thereof will be disregarded for all other purposes under the Financing Agreements, including, without limitation, for purposes of calculating a threshold for permitted exceptions to various affirmative and negative covenants.

So long as the applicable Cure Amount does not exceed the amount permitted under Section 11.12(c) and Borrowers are otherwise entitled to exercise an Equity Cure pursuant to the foregoing terms and provisions of this Section 11.12, from the effective date of delivery of a Cure Notice until the earlier to occur of the Required Contribution Date and the date on which Administrative Agent is notified that the required contribution will not be made, neither Administrative Agent nor any Lender shall impose default interest, accelerate the Liabilities, terminate the Revolving Loan Commitment or exercise any enforcement remedy against any Credit Party or any of its Subsidiaries or any of their respective properties solely on the basis of the applicable Financial Covenant Default in respect of which the Cure Notice was delivered; provided until timely receipt of the Cure Amount, an Event of Default shall be deemed to exist for all other purposes of this Agreement, including, without limitation, Section 8 and Section 9 hereof and any term or provision of any Financing Agreement which prohibits any action to be taken by a Credit Party or any of its Subsidiaries during the existence of an Event of Default; provided, further, that notwithstanding the foregoing, upon a deemed cure pursuant to Section 11.12(e), the requirements of the applicable financial covenants shall be deemed to have been satisfied as of the applicable Test Date with the same effect as though there had been no Financial Covenant Default at such date or thereafter.]

12. MISCELLANEOUS

12.1 Waiver; Amendment. The Administrative Agent’s or Lenders’ failure, at any time or times hereafter, to require strict performance by the Borrower, Parent or any other Affiliate of Borrower of any covenant, condition or provision of this Agreement shall not waive, affect or diminish any right of the Administrative Agent thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Administrative Agent or the Lenders, as applicable, of an Event of Default under this Agreement or a default under any of the other Financing Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower, Parent or any other Affiliate of Borrower contained in this Agreement or any of the other Financing Agreements and no Event of Default under this Agreement or default under any of the other Financing Agreements shall be deemed to have been suspended or waived by the Administrative Agent unless such suspension or waiver is in writing signed by an officer of the Administrative Agent, and directed to the Borrower, Parent or any other Affiliate of Borrower specifying such suspension or waiver.

Except as otherwise expressly set forth herein (including, without limitation Section 3.8), no amendment or modification or waiver of, or consent with respect to (as reasonably determined by Administrative Agent) any provision of this Agreement or the other Financing Agreements shall in any event be effective unless the same shall be in writing and acknowledged by Borrower and either (i) Required Lenders, or (ii) Administrative Agent with a certification that consent from the Required Lenders has been obtained, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding anything contained herein to the contrary, no amendment, modification, waiver or consent shall (a) extend or increase the Revolving Loan Commitment of any Lender without the written consent of such Lender, as applicable, (b) extend the date scheduled for payment of any principal (exclusive of mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) extend the Stated Maturity Date of the Loans or the Credit Termination Date without the written consent of all Lenders, (d) reduce the principal amount of the Loans, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for any periodic adjustments of interest rates and fees as provided for in this Agreement), provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate; provided, further, that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this subsection (d), (e) release any party from its obligations under any guaranty at any time hereafter provided, if any, or all or substantially all of the Collateral (or Underlying Collateral) granted hereunder or under any of the Financing Agreements (except as otherwise specifically permitted or provided in this Agreement), subordinate the Liens of Administrative Agent on all or substantially all of the Collateral (or Underlying Collateral) or subordinate any guaranty, change the payment application waterfall in Sections 2.18 or 12.8 or the pro rata sharing provision in Section 2.13(d), change the definition of Required Lenders, increase the advance rate under the definition of Borrowing Base or add any new categories of eligible assets or sublimits thereto or any of the defined terms that are used in such definition to the extent that any such change results in materially more credit being made available to Borrower based upon the Borrowing Base, but not otherwise, change any provision of this Section 12.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case with respect to this subsection (e), the written consent of all Lenders, (f) waive any material condition set forth in Section 5 without the prior written consent of each Lender directly affected thereby, or (g) increase the amount of the Maximum Revolving Facility without the prior written consent of the Lenders. No provision in this Agreement with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Required Lenders. No provision of Section 13 or other provision of this Agreement affecting Administrative Agent, in such capacity, as such shall be amended, modified or waived without the consent of Administrative Agent.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except for the matters set forth in subsections (a), (b), (c) or (d) (subject to the proviso contained therein) of this Section 12.1.

Notwithstanding anything in this Section 12.1, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, error, or mistake in any provision of this Agreement or the other Financing Agreements, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party hereto.

12.2 Costs and Attorneys’ Fees.

(a) Borrower agrees to and shall pay on demand all of the costs and expenses of the Administrative Agent (including, without limitation, the reasonable and documented (in summary form) fees and out-of-pocket expenses of the Administrative Agent’s counsel, all UCC tax, lien, judgment, pending suit, and bankruptcy search fees and costs, UCC filing fee and costs, recording, filing and registration fees and charges, mortgage or documentary taxes, all costs of Intralinks, DebtX or other similar transmission system, if applicable, all corporate search fees and certified document charges, all financial and legal due diligence expenses, all audit, field exam and appraisal costs and fees, costs incurred by Administrative Agent in connection with travel expenses of its associates, background checks on members of management of Borrower or Underlying Obligors, but subject to any limits contained in Section 8.2 hereof, and, if applicable, real estate appraisal fees, survey fees, recording and title insurance costs, and any environmental report or analysis) in connection with the structuring, preparation, negotiation, execution, delivery and closing of: (i) this Agreement and the other Financing Agreements, and (ii) any and all amendments, modifications, supplements and waivers executed and delivered pursuant hereto or any other Financing Agreement or in connection herewith or therewith. Borrower further agrees that the Administrative Agent, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Loans or debit such amounts from the operating accounts of Borrower maintained with the Administrative Agent.

(b) The costs and expenses that the Administrative Agent and Lenders incur in any manner or way with respect to the following shall be part of the Liabilities, payable by Borrower in accordance with Section 2.18 or 12.8 hereof, as applicable, if at any time after the date of this Agreement the Administrative Agent or any Lender: (i) employs counsel in good faith for advice or other representation; (ii) with respect to the amendment, modification or enforcement of this Agreement or the other Financing Agreements, or with respect to any Collateral hereunder or other collateral under the other Financing Agreements securing the Liabilities hereunder (including the Underlying Collateral and the Underlying Loan Documents); (iii) to represent the Administrative Agent and Lender in any work-out or any type of restructuring of the Liabilities, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Administrative Agent, Lenders, Borrower or any other Person) in any way or respect relating to this Agreement, the other Financing Agreements, Borrower’s affairs or any Collateral hereunder or under any other Financing Agreement (including the Underlying Collateral); (iv) to protect, preserve, or enforce any of the rights of the Administrative Agent or Lenders with respect to Borrower provided in this Agreement, under any of the other Financing Agreements, or otherwise (whether at law or in equity) (including any foreclosure sale, deed in lieu transaction or costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings in connection with the enforcement of this Agreement); (v)

takes any action to protect, preserve, store, ship, appraise, prepare for sale, collect, sell, liquidate or otherwise dispose of any Collateral hereunder or any other collateral under any other Financing Agreement (including the Underlying Collateral); and/or (vi) seeks to enforce or enforces any of the rights and remedies of the Administrative Agent or Lenders with respect to Borrower or any guarantor of the Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include: reasonable fees, costs and expenses of attorneys, accountants, environmental consultants, and other consultants (whether work out, financial or otherwise); court costs and expenses; court reporter fees, costs and expenses; long distance telephone charges; and courier and facsimile charges.

(c) Borrower further agrees to pay, and to save the Administrative Agent and Lenders harmless from all liability for, any documentary stamp tax, intangible tax, or other stamp tax or taxes of any kind which may be payable in connection with or related to the execution or delivery of this Agreement, the other Financing Agreements, the borrowing hereunder, the issuance of the Revolving Credit Note or of any other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that Borrower shall not be liable for Administrative Agent’s or any Lender’s income tax liabilities.

(d) All of the Borrower’s obligations provided for in this Section 12.2 shall be Liabilities secured by the Collateral (and the Underlying Collateral) and shall survive repayment of the Loans or any termination of this Agreement or any Financing Agreements.

12.3 Expenditures by the Administrative Agent. In the event the Borrower shall fail to pay taxes, insurance, audit fees and expenses, consulting fees, filing, recording and search fees, assessments, fees, costs or expenses which the Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep the Collateral (and the Underlying Collateral) free from other Liens, except as permitted herein, the Administrative Agent may, in its reasonable discretion, pay or make expenditures for any or all of such purposes, and the amounts so expended, together with interest thereon at the Default Rate (from the date the obligation or liability of Borrower is charged or incurred until actually paid in full to Administrative Agent and Lenders, as applicable) and shall be part of the Liabilities of the Borrower, payable on demand and secured by the Collateral (and the Underlying Collateral).

12.4 Custody and Preservation of Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower shall request in writing, but failure by the Administrative Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Administrative Agent to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

12.5 Reliance by the Lenders. The Borrower acknowledges that the Lenders and Administrative Agent, in entering into this Agreement and agreeing to make Loans and otherwise extend credit to the Borrower hereunder, has relied upon the accuracy of the covenants, agreements, representations and warranties made herein by the Borrower, Parent and other

Affiliates of Borrower and the information delivered by the Borrower, Parent and other Affiliates of Borrower to the Administrative Agent and Lenders in connection herewith (including, without limitation, all financial information and data).

12.6 Assignability; Parties. This Agreement (including, without limitation, any and all of the Borrower’s rights, obligations and liabilities hereunder) may not be assigned by the Borrower without the prior written consent of Administrative Agent and the Required Lenders. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and permitted assigns of the Borrower and the successors and assigns of the Administrative Agent and (subject to Section 12.15 hereof) the Lenders.

12.7 Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.8 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence and during the continuation of Event of Default the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Administrative Agent or any Lender from the Borrower or with respect to any of the Collateral (or any of the Underlying Collateral), and the Borrower does hereby irrevocably agree that any and all payments and proceeds so received shall be applied in the following manner:

First, [reserved];

Second, [reserved];

Third, to the payment of all fees, costs, expenses and indemnities of Administrative Agent (in its capacity as such), including reasonable and documented (in summary form) attorneys’ fees and costs of Administrative Agent, and any other Liabilities owing to Administrative Agent in respect of sums advanced by Administrative Agent to preserve the Collateral (and the Underlying Collateral) or to preserve its security interest in the Collateral (or any other collateral provided pursuant to any other Financing Agreement, including the Underlying Collateral);

Fourth, to the payment of that portion of the Liabilities constituting fees, costs, expenses and indemnities of Administrative Agent;

Fifth, to the payment of that portion of the Liabilities constituting fees, costs, expenses and indemnities of the Lenders as provided herein, ratably among them in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the payment of all of the Liabilities consisting of accrued and unpaid interest owing to the Lenders, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to the payment of all Liabilities consisting of principal owing to the Lenders, ratably among them in proportion to the respective amounts described in this clause Seventh payable to them;

Eighth, to the payment of all Bank Product Obligations owing to the applicable Lenders or their Affiliates, ratably among such Lenders and their Affiliates in proportion to the respective amounts described in this clause Eighth payable to them;

Ninth, to the payment of all other Liabilities owing to the Lenders; and

Last, to the payment of any remaining proceeds, if any, to whomever may be lawfully entitled to receive such amounts, including, if applicable, Borrower.

All amounts owing under this Agreement in respect of Liabilities including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, shall be payable in accordance with the foregoing waterfall provisions irrespective of whether a claim in respect of such amounts is allowed or allowable in any insolvency proceeding.

12.9 Payments Set Aside. To the extent that the Borrower makes a payment or payments to the Administrative Agent or Lenders or the Administrative Agent or Lenders enforce their respective Liens or exercise their respective rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party or Person under any bankruptcy Law, state or federal Law, common law or equitable cause or otherwise (including, without limitation, provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property), then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be automatically revived, reinstated, restored and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. The provisions of and undertakings set out in this Section 12.9 shall survive the satisfaction and payment of the Liabilities of Borrower and the termination of this Agreement.

12.10 Sections and Titles; UCC Termination Statements. The sections and titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Upon Payment in Full, the Administrative Agent will, upon Borrower’s written request and at the Borrower’s cost and expense, timely file all Uniform Commercial Code termination statements reasonably required by the Borrower to evidence the termination of the Liens in the Collateral in favor of the Administrative Agent (for the ratable benefit of Lenders and Administrative Agent).

12.11 Continuing Effect; No Joint Venture. This Agreement, the Administrative Agent’s Liens in the Collateral, the Underlying Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Lenders and Administrative Agent, and (even if there shall be no such Liabilities outstanding) so long as this

Agreement has not been terminated as provided in Section 2.9 hereof. The relationship between Administrative Agent and Lenders on the one hand and Borrower on the other hand shall be that of creditor-debtor only. No term in this Agreement or in any other Financing Agreement and no course of dealing between the parties shall be deemed to create any relationship or agency, partnership or joint venture or any fiduciary duty by Administrative Agent or any Lender to Borrower or any other party. In exercising its rights hereunder and under any other Financing Agreements or taking any actions herein or therein, Administrative Agent and Lenders may act through its respective employees, agents or independent contractors as authorized by Administrative Agent or such Lender.

12.12 Notices.

(a) Generally. Unless otherwise expressly provided herein, all notices hereunder shall be in writing (including email) and shall be sent to the applicable party at its address set forth below or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose:

If to the Administrative Agent, at:

(x) with respect to notices of borrowing:

CIBC Bank USA
120 South LaSalle Street, Suite 2200
Chicago, Illinois 60603
Attention: ABL Operations Department
Email: abladvances@cibc.com and

(y) with respect to all other matters:

CIBC Bank USA
120 South LaSalle Street
Chicago, Illinois 60603
Attention: Matthew Tyler, Managing Director
Telephone: (312) 564-6020
Email: matthew.tyler@cibc.com

With a copy to:

Duane Morris LLP
190 South LaSalle Street - Suite 3700
Chicago, Illinois 60603
Attention: Brian P. Kerwin, Esq. and Tracy L. Schovain, Esq.
Telephone No: (312) 499-6737; (312) 499-6747
Email: BPKerwin@duanemorris.com; TLSchovain@duanemorris.com

If to the Borrower, at:

BLKM IV, LLC
c/o MonticelloAM, LLC

600 Third Avenue, 21st Floor

New York, New York 10016

Attention: Marc Fox

Telephone: (267) 474-7348

Email: mfox@monticelloam.com

Attention: Patti Unti

Telephone: (646) 832-3403

Email: punti@monticelloam.com

With a copy to:

Polsinelli P.C.

1201 W Peachtree St NW, Ste. 1100

Atlanta, Georgia 30309

Attention: Joshua F. Reif, Esq.

Telephone: (404) 253-6045

Email: jreif@polsinelli.com

If to Lenders, as identified on Annex A hereto.

Notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. All notices hereunder shall be sent both by mail/courier and by email. For purposes of Section 12.12, Administrative Agent shall be entitled to rely on telephonic instructions from any person that Administrative Agent in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email, and Internet or intranet websites) pursuant to procedures approved by Administrative Agent provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Platform.

(1) Each Credit Party agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform.

(2) The Platform is provided “as is” and “as available.” Administrative Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Administrative Agent Party in connection with the Communications or the Platform. In no event shall Administrative Agent or any of its Affiliates or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Administrative Agent or its Affiliates (collectively, the “Administrative Agent Parties”) have any liability to Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Credit Party’s or Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Financing Agreement or the transactions contemplated therein which is distributed to Administrative Agent, any Lender by means of electronic communications pursuant to this Section, including through the Platform.

12.13 Equitable Relief. Borrower recognizes that, in the event the Borrower, Parent or any other Affiliate of Borrower fails to perform, observe or discharge any of its respective obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Administrative Agent and Lenders; therefor, the Borrower agrees that the Administrative Agent and Lenders, if the Administrative Agent or Lenders so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

12.14 Entire Agreement. This Agreement, together with the Financing Agreements executed in connection herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings, discussions and agreements with respect thereto (including, without limitation, any term sheet, proposal letter or commitment letter).

12.15 Participations and Assignments.

(a) Any Lender may at any time assign to one or more Permitted Assignees all or any portion of such Lender’s Pro Rata Share of the Loans, with the prior written consent of

Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower (all of which consents shall not be unreasonably withheld, conditioned or delayed and shall not be required for an assignment by a Lender to another Lender or an Affiliate of a Lender). Except as Administrative Agent may otherwise agree (and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed), any such assignment shall be in a minimum aggregate amount equal to Five Million Dollars ($5,000,000) or, if less, the remaining Loan held by the assigning Lender. Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to a Permitted Assignee until Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit F hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of Five Thousand Dollars ($5,000) paid by the Permitted Assignee thereof (unless waived by Administrative Agent in its sole discretion). No assignment may be made to any Person if at the time of such assignment Borrower would be obligated to pay any greater amount under Section 3 to the Permitted Assignee than Borrower is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, Borrower will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 12.15 shall be treated as the sale of a participation hereunder. Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder if the Deemed Approval Requirements have been satisfied. Notwithstanding the foregoing, no consent of Borrower or Administrative Agent shall be required for any assignment to a Lender or an Affiliate of a Lender (provided that no assignment shall be made to any Defaulting Lender or its wholly-owned subsidiaries or its other Affiliates).

(b) From and after the date on which the conditions described above have been met, (i) such Permitted Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Permitted Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Permitted Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Revolving Credit Note in the principal amount of the Permitted Assignee’s Revolving Loan Commitment (and, as applicable, a Revolving Credit Note in the principal amount of the Revolving Loan Commitment retained by the assigning Lender). Each such Revolving Credit Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Revolving Credit Note, the assigning Lender shall return to Borrower any prior Revolving Credit Note held by it.

(c) Notwithstanding anything to the contrary set forth herein, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and applicable promissory note to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank (including as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank), and such Loan(s) and promissory note(s) shall be fully transferable as provided therein, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(d) Subject to the last sentence in Section 13.9, any Lender may at any time (without any required consent) sell to one or more Permitted Assignees non-controlling participating interests in its respective Loan or other interests hereunder (any such Permitted Assignee, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations under this Agreement shall remain unchanged for all purposes, (b) Administrative Agent and Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights under this Agreement including, without limitation, any so-called “major decision” consent rights or similar rights. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 2.13(d). Borrower agrees that each Participant shall be entitled to the benefits of Section 3 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 3 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 3.10(d) as if it were an Assignee).

(e) Administrative Agent will maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of Lenders, the Pro Rata Share of each Lender and the Loans of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in such Loan. Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. Upon the reasonable written request of Borrower, Administrative Agent will furnish a copy of the Register to the Borrower (at the cost, if any, to Borrower).

(f) Each Lender will maintain a register for the recordation of names and addresses of each Participant that acquired a participation interest from such Lender and the amount of the participating interest acquired by each such Participant (the “Participant Register”). No participation shall be effective unless and until it is registered in the Participant Register. All records of participation in the Participant Register shall be conclusive, absent manifest error, as to the participation interests in such Loan. No Lender shall incur any liability of any kind with respect to maintenance of the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.16 INDEMNIFICATION BY BORROWER. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY ADMINISTRATIVE AGENT AND LENDERS AND THE AGREEMENT TO EXTEND THE REVOLVING LOAN COMMITMENT PROVIDED HEREUNDER, BORROWER HEREBY AGREES TO AND SHALL INDEMNIFY, DEFEND, PROTECT, EXONERATE AND HOLD ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, PARENT ENTITIES, AFFILIATES, SUCCESSORS, ASSIGNS, ATTORNEYS AND AGENTS OF ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “INDEMNIFIED PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, PROCEEDINGS, JUDGMENTS, CLAIMS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, COSTS, AND EXPENSES, INCLUDING, WITHOUT LIMITATION, REASONABLE AND DOCUMENTED (IN SUMMARY FORM) ATTORNEYS’ FEES AND OUT-OF-POCKET COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE INDEMNIFIED PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (a) ANY REFINANCING, TENDER OFFER, MERGER, PURCHASE OF STOCK, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (b) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY BORROWER, (c) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY BORROWER OR THE OPERATIONS CONDUCTED THEREON, (d) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH BORROWER OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES, (e) THE USE, MAINTENANCE OR OPERATION OF THE FACILITIES, OR ANY BREACH BY BORROWER OR ANY OF ITS AFFILIATES OF ANY ADMISSION CONTRACT WITH A PATIENT OF A FACILITY, (f) THE USE OF ANY LOAN PROCEEDS BY BORROWER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR (g) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT BY ANY OF THE INDEMNIFIED PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE INDEMNIFIED PARTY’S MATERIAL BREACH OF THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT AS A RESULT OF SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF

COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, BORROWER HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES THAT IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 12.16 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE REVOLVING CREDIT NOTES, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE OTHER FINANCING AGREEMENTS AND TERMINATION OF THIS AGREEMENT. Any liability, obligation, loss, damage, penalty, cost or expense incurred by the Indemnified Parties shall be paid to the Indemnified Parties on demand, together with interest thereon at the Default Rate from the date incurred by the Indemnified Parties until paid by Borrower, be added to the Liabilities, and be secured by the Collateral (and the Underlying Collateral). The provisions of and undertakings and indemnifications set out in this Section 12.16 shall survive the satisfaction and payment of the Liabilities of Borrower and the termination of this Agreement. Borrower agrees that neither Administrative Agent nor any Lender shall have liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by this Agreement and the other Financing Agreements, or any act, omission or event occurring in connection herewith or therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS, DEBTX, OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY INDEMNIFIED PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Financing Agreements to which it is a party.

12.17 Representations and Warranties. Notwithstanding anything to the contrary contained herein, (i) each representation or warranty contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Loans and the repayment of the Liabilities hereunder, and (ii) each representation and warranty contained in this Agreement and each other Financing Agreement shall be remade on the date of each Loan made hereunder.

12.18 Counterparts. This Agreement and any amendment or modification hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

12.19 Limitation of Liability of Administrative Agent and Lenders. It is hereby expressly agreed that:

(a) Administrative Agent and Lenders may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed to be genuine and may assume and shall be protected in assuming that any Person purporting to give any notice or instructions in connection with any transaction to which this Agreement relates has been duly authorized to do so. Administrative Agent and Lenders shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any Person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions;

(b) Administrative Agent and Lenders shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Collateral or the Underlying Collateral, except for those arising out of or in connection with Administrative Agent’s and any Lender’s breach of this Agreement or any other Financing Agreement as a result of the gross negligence or willful misconduct of Administrative Agent or such Lender, as applicable, as determined in a final non-appealable judgment by a court of competent jurisdiction. Without limiting the generality of the foregoing, Administrative Agent and Lenders shall be under no obligation to take any steps necessary to preserve rights in the Collateral or the Underlying Collateral against any other parties, but may do so at its sole option, and all expenses incurred in connection therewith shall be payable by Borrower; and

(c) Administrative Agent and Lenders shall not be liable for any action taken in good faith and believed to be authorized or within the rights or powers conferred by this Agreement and the other Financing Agreements.

12.20 Borrower Authorizing Accounting Firm. Subject to any commercially reasonable requirements of the applicable accounting firm and upon written request of the Administrative Agent, Borrower shall authorize its accounting firm and/or service bureaus to provide Administrative Agent with such information as is requested by Administrative Agent in accordance with this Agreement. Borrower authorizes Administrative Agent to contact directly any such accounting firm and/or service bureaus to obtain such information.

12.21 Confidentiality; Press Releases. Borrower shall not disclose the contents of this Agreement and the other Financing Agreements to any third party (including, without limitation, any financial institution or intermediary), unless required by applicable Laws or by any subpoena, judicial order or similar legal process, without Administrative Agent’s prior written consent, other than to Borrower’s Affiliates, officers, lawyers and other professional advisors on a need-to-know basis, and in connection with any filings required to be made under any applicable Securities Laws. Borrower agrees to inform all such Persons who receive information concerning this Agreement that such information is confidential and may not be disclosed to any other Person, except as required by applicable Laws, including Securities Laws, or by any subpoena, judicial order or similar legal process. No party hereto shall, and no party hereto shall permit its Affiliates to, at any time issue any press release or other public disclosure using the name of Borrower, any Lender, Administrative Agent or any of their respective Affiliates or referring to this Agreement or the other Financing Agreements without at least two (2) Business Days prior written notice to Borrower, Administrative Agent and the applicable Lender and, except for press releases or other public disclosures required under applicable Securities Laws, without the prior written consent (which may be by e-mail) of Borrower, Administrative Agent and the applicable Lender, which consent shall not unreasonably be withheld, conditioned or delayed. Notwithstanding the foregoing in this Section, each Lender and Administrative Agent may publish or disseminate a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Nothing contained in this Agreement is intended to permit or authorize Borrower to make any contract on behalf of Administrative Agent or any Lender. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of its and its Affiliates’ respective directors, officers, managers, employees and agents, including, without limitation, accountants, legal counsel and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Laws or regulations or by any subpoena, judicial order or similar legal process or bank regulatory process, (d) to any other party to this Agreement or any other Financing Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Financing Agreement or any suit, action or proceedings relating to this Agreement or any Financing Agreement or the enforcement of rights hereunder or thereunder, or (f) subject to an agreement containing provisions substantially the same as those of this Section 12.21, to any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement.

For the purpose of this Section 12.21, “Information” means all information received from the Borrower or any other Credit Party relating to the Borrower or any other Credit Party and their businesses which is marked or otherwise clearly identified to Administrative Agent and Lenders as being proprietary and confidential, other than any information (i) that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Credit Party, (ii) that is publicly disclosed by the Borrower or any Credit Party in connection with public filings with the Securities and Exchange Commission, (iii) without limitation of subsection (i) immediately above, that was in the possession of the Administrative Agent or Lender prior to its disclosure by the Borrower or any Credit Party pursuant hereto provided that the source of such information was not known by the Administrative Agent or Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower or any Credit Party with respect to such information, (iv) is or becomes generally available to the public by acts other than those of the Administrative Agent or any Lender or their respective Affiliates, officers, directors, managers, employees or agents in breach of the terms hereof, (v) that has been or is received by the Administrative Agent or any Lender from a third party who is not known by Administrative Agent or any Lender, as applicable, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower or any Credit Party with respect to such information, or (vi) has been or is developed independently without use of or reference to confidential information. Any Person required to maintain the confidentiality of Information as provided in this Section 12.21 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Without limiting anything to the contrary contained in this Agreement, each of the obligations contained in this Section 12.21 are several (and not joint and several) and Administrative Agent shall not be liable or responsible in any way for any breach of this Section 12.21 by any Lender or any other Person.

12.22 Fax Signatures. A signature hereto sent or delivered by facsimile or other electronic transmission shall be as legally binding and enforceable as a signed original for all purposes.

12.23 Time; Inconsistency. Time is of the essence in Borrower’s performance under this Agreement and all other Financing Agreements. Notwithstanding anything to the contrary contained in any Financing Agreement, if and to the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern.

12.24 Relationship. The relationship between, on the one hand, the Administrative Agent and Lenders, and the Borrower, on the other hand, shall be that of creditor-debtor only. No term in this Agreement or in the other Financing Agreements and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by the Administrative Agent and Lenders to Borrower or any other party.

12.25 Acting Through Agents. In exercising any rights hereunder or under any of the other Financing Agreements or taking any actions provided for herein or therein, the Administrative Agent may act through its employees, agents or independent contractors as authorized by the Administrative Agent.

12.26 Nonliability of Administrative Agent and Lenders. The relationship between the Borrower on the one hand and the Administrative Agent and Lenders on the other hand shall be solely that of borrower and lender. The Administrative Agent and Lenders do not have any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Financing Agreements, and the relationship between the Credit Parties, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. The Administrative Agent does not undertake any responsibility to any Credit Party to review or inform any Credit Party of any matter in connection with any phase of any Credit Party’s business or operations. The Borrower agrees that the Administrative Agent and Lenders shall have no liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by this Agreement and the other Financing Agreements, or any act, omission or event occurring in connection herewith or therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. The Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Financing Agreements to which it is a party. No joint venture is created hereby or by the other Financing Agreements or otherwise exists by virtue of the transactions contemplated hereby by the Administrative Agent and Lenders or among the Credit Parties and the Administrative Agent and Lenders.

12.27 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) any effects of any Bail-In Action on any such liability.

12.28 Acknowledgment Regarding any Supported QFCs. To the extent that the Financing Agreements provide support, through a guarantee or otherwise, for Hedging Agreements or any other QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree that (a) if a Covered Entity party to such Supported QFC becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation therein or thereunder, and any property rights relating thereto) from such Covered Entity will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime, and (b) if such Covered Entity or a BHC Act Affiliate thereof becomes subject to such a proceeding, Default Rights under the Financing Agreements that might otherwise be exercised against such Covered Entity relating to such Supported QFC or any QFC Credit Support are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime.

13. AGENCY

Administrative Agent, Lenders and Borrower agree that, except for the rights expressly granted to Borrower under Section 13.9 and Section 13.15 and Borrower’s obligations pursuant to Section 13.13(a) and Section 13.15, Borrower shall not be a party to the agreements contained in this Section 13, and shall have no obligations under this Section 13. Without limitation of the foregoing, Administrative Agent, Lenders and Borrower agree that in no event shall Borrower be required to seek comment from, deliver notices to or otherwise deal with any Lender other than Administrative Agent (except as otherwise specifically stated in this Agreement), nor shall Borrower be required to make an independent investigation of whether Administrative Agent has obtained any consents from the Lenders or as may be required (it being agreed that all communications from Administrative Agent may conclusively be deemed to be authorized by Lenders in accordance with this Section 13). Borrower shall not have any benefits or rights as a third party beneficiary of any term or condition contained in this Section 13.

13.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Financing Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Financing Agreement, Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Agreement or otherwise exist against Administrative Agent. The duties of Administrative Agent shall be mechanical and administrative in nature. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Financing Agreements with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

13.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Financing Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of legal counsel, independent public accountants, and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

13.3 Exculpation of Administrative Agent. None of Administrative Agent nor any of its directors, officers, employees, Affiliates or agents shall (a) be liable to any Lender or any other Person for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Financing Agreement or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, non-appealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by Borrower, any Underlying Obligor or any Affiliate thereof, or any officer thereof, contained in this Agreement or in any other Financing Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Financing Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower, Parent, any other Affiliate of Borrower or any Underlying Obligor or any other party to any Financing Agreement to perform its obligations and Liabilities hereunder or thereunder, or be responsible for or have any duty to ascertain or verify the satisfaction of any conditions specified in this Agreement or any other Financing Agreement, except receipt of items required to be delivered to Administrative Agent. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Agreement, or to inspect the properties, books or records of Borrower, any Underlying Obligor or their respective Affiliates.

13.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including legal counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Financing Agreement unless it shall first receive such advice or concurrence of the Required Lenders or such other number or percentage of Lenders as shall be required elsewhere in this Agreement as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Agreement in accordance with a request or consent of the Required Lenders or such other number or percentage of Lenders as shall be required elsewhere in this Agreement and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 5.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

13.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 11.2; provided that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

13.6 Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, assets, property, financial and other condition and creditworthiness of Borrower and Underlying Obligors, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Agreements, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, assets, property, financial and other condition and creditworthiness of Borrower and Underlying Obligors. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, assets, property, financial or other condition or creditworthiness of Borrower, Parent, any other Affiliate of Borrower or Underlying Obligors which may come into the possession of Administrative Agent.

13.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify, defend and hold harmless upon demand Administrative Agent and its directors, officers, employees, Affiliates and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities, provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred by Administrative Agent in connection with the preparation, negotiation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Financing Agreement, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. If any indemnity furnished to Administrative Agent for any purpose shall, in the reasonable, good faith opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional reasonable indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional reasonable indemnity is furnished. The undertaking in this Section shall survive repayment of the Loans and other Liabilities, cancellation of any promissory notes, any foreclosure under, or modification, release or discharge of, any or all of the Financing Agreements, termination of this Agreement and the resignation or replacement of Administrative Agent.

13.8 Administrative Agent in Individual Capacity. CIBC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Affiliates as though CIBC were not Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, CIBC or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliates) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, CIBC and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though CIBC were not Administrative Agent, and the terms “Lender” and “Lenders” include CIBC and its Affiliates, to the extent applicable, in their individual capacities.

13.9 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon at least thirty (30) days’ notice to Lenders and Borrower. If Administrative Agent resigns under this Agreement, Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld, conditioned or delayed), appoint from among Lenders a successor agent for Lenders. Notwithstanding the immediately foregoing sentence, if no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and subject to Borrower’s approval so long as an Event of Default is not then continuing, a successor agent from among Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to and become vested with all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 13 and Sections 12.2 and 12.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing in this Section, if no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above. The fees payable by Borrower to a successor agent in its capacity as such agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between Borrower and such successor.

13.10 Collateral Matters; Restriction on Lenders; Etc. Each Lender authorizes and directs Administrative Agent to enter into the other Financing Agreements for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Financing Agreements, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, to take any action with respect to any Collateral and any of the other collateral pursuant to Financing Agreements (including Underlying Collateral) that may be necessary to perfect and maintain perfected the Liens upon the Collateral and the other collateral pursuant to the other Financing Agreements (including the Underlying Collateral). Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Administrative Agent under this Agreement and any other Financing Agreement (i) upon Payment in Full; (ii) constituting property sold or to be sold or disposed of, financed or refinanced, as part of or in connection with any sale, disposition, financing or refinancing which is expressly permitted by this Agreement at any time; or (iii) subject to Section 12.1, if approved, authorized or ratified in writing by Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is expressly permitted by this Agreement at any time. Upon request by Administrative Agent at any time, Lenders will promptly confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 13.10. Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets and Collateral which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Administrative Agent) obtain possession or control of any such assets or Collateral, such Lender shall promptly notify Administrative Agent thereof in writing, and, promptly upon Administrative Agent’s written request therefor, shall deliver such assets or Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions. Each Lender agrees that, except as otherwise expressly provided herein, it will not have any right individually to enforce or seek to enforce this Agreement or any Financing Agreement or to realize upon any Collateral for the Liabilities unless instructed in writing to do so by Administrative Agent, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent. Each Lender agrees that it shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set off against the Liabilities, any amounts owing by such Lender to a Credit Party or any Deposit Accounts of any Credit Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Financing Agreements. All enforcement actions under this Agreement and the other Financing Agreements against the Credit Parties or any third party with respect to the Liabilities or the Collateral (or the Underlying Collateral) may only be taken by Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent.

13.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Liabilities that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and attorneys and all other amounts due Lenders and Administrative Agent under this Agreement) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and attorneys, and any other amounts due Administrative Agent under this Agreement.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Liabilities or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

13.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on Administrative Agent, any of Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

13.13 Revolving Loan Principal Payment; Return of Payments.

(a)

(1) As long as Administrative Agent does not have actual knowledge that the material conditions set forth in Section 5.1 have not been satisfied, Administrative Agent shall have the right, on behalf of Lenders, to disburse funds to Borrower for all Revolving Loans requested by Borrower pursuant to the terms of this Agreement (“Administrative Agent Advances”); provided that each Lender shall promptly notify Administrative Agent if such Lender has actual knowledge that the conditions set forth in Section 5.1 have not been satisfied. Absent the prior receipt by Administrative Agent of a written notice from any Lender pursuant to which such Lender notifies Administrative Agent that such Lender shall cease making Revolving Loans (whether due to the existence of an Event of Default or otherwise), Administrative Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Lender will fund its Pro Rata Share of all Revolving Loans requested by Borrower. Each Lender irrevocably and unconditionally shall reimburse Administrative Agent on demand in immediately available funds, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Administrative Agent pursuant to the first sentence of this subsection (i), or if Administrative Agent so requests, each Lender will remit to Administrative Agent its Pro Rata Share of any Revolving Loan before Administrative Agent disburses the same to Borrower. If Administrative Agent elects to require that each Lender make funds available to Administrative Agent prior to a disbursement by Administrative Agent to Borrower, Administrative Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of the Revolving Loan requested by Borrower no later than 11:00 a.m. (Chicago time) on the Business Day prior to the date of funding of such Revolving Loan, and each such Lender shall pay Administrative Agent on such date such Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds on the next Business Day after the date of such request, by wire transfer to the account specified in writing by Administrative Agent to Lenders at any time or from time to time (“Payment Account”). If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Administrative Agent’s demand, such Defaulting Lender’s Revolving Loan Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Total Revolving Loan Exposure (including such Defaulting Lender’s Revolving Loan Exposure) does not exceed the total of all Non-Defaulting Lenders’ Revolving Loan Commitments and (y) the conditions set forth in Sections 5.1 and 5.2 are satisfied at such time. If the reallocation described in the preceding sentence cannot, or can only partially, be effected, Borrower shall upon demand therefor by Administrative Agent prepay such Defaulting Lender’s Revolving Loan Exposure (after giving effect to any partial reallocation pursuant the preceding sentence). Any repayment required pursuant to this Section shall be without premium or penalty. Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(2) On a Business Day of each week as selected from time to time by Administrative Agent, or more frequently (including daily), if Administrative Agent so elects (each such day being a “Settlement Date”), Administrative Agent will advise each Lender by telephone, facsimile or e-mail of the amount of each such Lender’s Pro Rata Share of the Revolving Loan balance (including any Administrative Agent Advances) as of the close of business of the Business Day immediately preceding the Settlement Date. If payments are necessary to adjust the amount of such Lender’s actual Pro Rata Share of the Revolving Loan facility balance to such Lender’s required Pro Rata Share of the Revolving Loan facility balance as of any Settlement Date, the party from which such payment is due (i) shall be deemed, irrevocably and unconditionally, to have purchased, without recourse or warranty, an undivided interest and participation in the Revolving Loan facility sufficient to equate such Lender’s actual Pro Rata Share of the Revolving Loan facility balance as of such Settlement Date with such Lender’s required Pro Rata Share of the Revolving Loan facility as of such date, and (ii) shall pay Administrative Agent, without setoff or discount, in same day funds, by wire transfer to the Payment Account not later than 1:00 p.m. (Chicago time) on the Business Day following the Settlement Date the full purchase price for such interest and participation, equal to one hundred percent (100%) of the principal amount of the Revolving Loans being purchased and sold. In the event settlement shall not have occurred by the date and time specified in the immediately preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate.

(3) On each Settlement Date, Administrative Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan, to the extent of such Lender’s credit exposure with respect thereto, and shall make payment to such Lender not later than 1:00 p.m. (Chicago time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to Administrative Agent, as the same may be modified from time to time by written notice to Administrative Agent; provided that, in the case such Lender is a Defaulting Lender, Administrative Agent shall be entitled to set off the funding short-fall against that Defaulting Lender’s respective share of all payments received from Borrower.

(4) The provisions of this Section 13.13(a) shall be deemed to be binding upon Administrative Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Credit Party, provided that absent Required Lenders’ consent, Administrative Agent shall not make any advances to Borrower in the event Administrative Agent has actual knowledge that the material conditions set forth in Section 5.1 have not been satisfied.

(b) Payments of principal of the Revolving Loan facility will be settled on the date of receipt if received by Administrative Agent prior to 1:00 p.m. (Chicago time) or on the Business Day immediately following the date of receipt if received after 1:00 p.m. (Chicago time).

(c) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate. If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Agreement, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

As used herein, the term “Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

13.14 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) The Unused Line Fee shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.15.

(b) In the event that Administrative Agent, Borrower, and the applicable Lender(s) each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share (as determined pursuant to clause (a) of the definition of “Pro Rata Share”).

(c) Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated account and, subject to any applicable requirements of Law, be applied at such time or times as may be determined by Administrative Agent (i) first, [reserved], (ii) second, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (iii) third, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Non-Defaulting Lender(s) hereunder, (iv) fourth, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent, (v) fifth, if so determined by Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (vi) sixth, pro rata, to the payment of any amounts owing to Borrower, Administrative Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower, Administrative Agent, or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section 5.1 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

(d) Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to this Agreement or any other Financing Agreement or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to this Agreement or any other Financing Agreement except to the extent specifically permitted under Section 12.1, and no Defaulting Lender shall have any other right to approve or disapprove any amendment, waiver, consent or any other action the Lenders or the Required Lenders have taken or may take hereunder (including any consent to any amendment or waiver pursuant to Section 12.1).

(e) The failure of any Defaulting Lender to make any Loan, advance or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Loan, advance or payment, but neither any Lender nor Administrative Agent shall be responsible for the failure of any Defaulting Lender to make a Loan, advance or make any other payment required hereunder.

(f) At Borrower’s written request, Administrative Agent or a Person reasonably acceptable to Administrative Agent shall have the right with Administrative Agent’s written consent and in Administrative Agent’s sole discretion (but without no obligation whatsoever on Administrative Agent) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Administrative Agent’s written request, promptly sell and assign to Administrative Agent or such Person, all of the lending commitments and commitment interests of that Defaulting Lender for an amount equal to the principal balance of all Loans held by such Defaulting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated (if at all upon Administrative Agent’s election) pursuant to an executed Assignment Agreement.

(g) [Reserved].

(h) [Reserved].

13.15 Replacement of Certain Lenders.

(a) Each of the following shall constitute a “Replacement Event”:

(1) if in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any Financing Agreement as contemplated by Section 12.1, the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders (other than Administrative Agent) whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”);

(2) if any Lender (other than Administrative Agent) is a Defaulting Lender; or

(3) if any Lender (other than Administrative Agent) requests compensation under Section 3.1 and the condition giving rise to such compensation still exists (each such Lender, an “Affected Lender”).

(b) For so long as any Replacement Event exists, the Borrower may seek one or more Assignees eligible under Section 12.15, for clarification, with the prior written consent of Administrative Agent (each, a “Replacement Lender”) at Borrower’s sole cost and expense to purchase the affected Loans and Revolving Loan Commitments of the Non-Consenting Lender, Defaulting Lender or Affected Lender, as the case may be (such Lender, the “Replaced Lender”). Such purchase may be made, in whole or in part (subject to the minimum amount requirements in Section 12.15 and a requirement that the Replacement Lender assume a portion of the Revolving Loan Commitment of the Replaced Lender that corresponds to the purchased portion of the Loans of such Replaced Lender), at an aggregate price no less than the outstanding principal amount of the purchased Loans plus accrued interest with respect thereto. In such case, the Borrower, the Administrative Agent, the Replaced Lender and each Replacement Lender shall execute and deliver (at Borrower’s sole cost and expense) an appropriately completed Assignment Agreement pursuant to Section 12.15 to effect the assignment of rights to, and the assumption of obligations by, each Replacement Lender; provided that any fees required to be paid by Section 12.15 in connection with such assignment shall be paid by the Borrower or the Replacement Lender. In the case of each replacement of a Lender (other than a Defaulting Lender), the Borrower shall pay such Replaced Lender, any commitment fees and other amounts then due and owing to such Lender (including any additional amounts owing under Section 3.1) prior to such replacement.

(c) If a Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment Agreement and/or any other reasonable documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (x) the date on which each Replacement Lender executes and delivers such Assignment Agreement and/or such other reasonable documentation and (y) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Loans and participations so assigned have been paid in full by each Replacement Lender to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment Agreement and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment Agreement and/or such other documentation on behalf of such Replaced Lender.

(d) Notwithstanding anything herein, neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a Replacement Lender.

13.16 Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it under this Agreement, then Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (a) apply any amounts thereafter received by Administrative Agent for the account of such Lender for the benefit of Administrative Agent to satisfy such Lender’s obligations to Administrative Agent, until all such unsatisfied obligations are fully paid or (b) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under this Agreement, in the case of each of clauses (a) and (b) above, in any order as determined by Administrative Agent in its discretion.

14. JURISDICTION; JURY TRIAL WAIVER

14.1 SUBMISSION TO JURISDICTION; WAIVER OF VENUE. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS AND APPELLATE COURTS FROM ANY THEREOF, LOCATED IN COOK COUNTY;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; AND

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS SET FORTH ABOVE OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT

SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. THE BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE BORROWER. SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD THE BORROWER, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST THE BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

NOTHING HEREIN SHALL AFFECT THE ADMINISTRATIVE AGENT’S OR ANY LENDER’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT THE ADMINISTRATIVE AGENT’S OR ANY LENDER’S RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION.

14.2 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAWS.

14.3 JURY TRIAL. THE BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT, THE OTHER FINANCING AGREEMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS. THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the day and year first above written.

BORROWER: BLKM IV, LLC, a Delaware limited liability company
By:	/s/ Marc Fox
Name:	Marc Fox
Its:	Treasurer

Signature Page to Loan and Security Agreement

ADMINISTRATIVE AGENT: CIBC BANK USA, in its capacity as Administrative Agent
By:	/s/ Allyson Bee
	Name:	Allyson Bee
	Its:	Officer

Signature Page to Loan and Security Agreement

LENDER: CIBC BANK USA, in its capacity as a Lender
By:	/s/ Allyson Bee
	Name:	Allyson Bee
	Its:	Officer

Signature Page to Loan and Security Agreement